Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This offering circular includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, asset valuations, objectives, goals, strategies, future events, future sales or performance—including our estimated financial results for the three months and full year ending December 31, 2009, capital expenditures, financing needs, intentions or expected cost savings relating to acquisitions and our cost savings initiatives, business trends and other information that is not historical information and, in particular, appear under the headings “Offering Circular Summary,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this offering circular and are expressly qualified in their entirety by the cautionary statements included in this offering circular. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	the need to allocate significant amounts of cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;

•	the effect of leverage on our financial position and earnings;

•	changes in interest rates;

•	risks associated with the global economic downturn and its impact on capital markets and liquidity;

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the impact of the global economic downturn, which has adversely affected advertising revenue across our businesses and other general economic and political conditions in the United States and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

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events or conditions that cause us to reassess the reasonableness of the estimates and assumptions we use to calculate the fair value of our assets or that cause changes in the estimated fair value of our assets;

•	our cost savings initiatives not being successful in the timeframe we anticipate, or at all;

•	the impact of the geopolitical environment;

•	industry conditions, including competition;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	changes in labor conditions;

•	fluctuations in exchange rates and currency values;

•	capital expenditure requirements;

•	legislative or regulatory requirements;

•	taxes;

•	our ability to integrate the operations of acquired companies;

•	the impact of the above and similar factors on Clear Channel Communications, Inc., our primary source of capital; and

•	the other factors described in this offering circular under the heading “Risk Factors.”

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in this offering circular for a more complete discussion of the risks of an investment in the notes.

OFFERING CIRCULAR SUMMARY

Clear Channel Worldwide Holdings, Inc., the issuer of the notes, is an indirect, wholly-owned subsidiary of Clear Channel Outdoor Holdings, Inc. The notes will be guaranteed by Clear Channel Outdoor Holdings, Inc. and certain of its existing and future domestic subsidiaries, including Clear Channel Outdoor, Inc.

Unless otherwise stated or the context otherwise requires, all references in this offering circular to (i) “Clear Channel Outdoor Holdings,” “we,” “our,” “us” and the “Company” refer to Clear Channel Outdoor Holdings, Inc. and its consolidated subsidiaries, including Clear Channel Worldwide Holdings, Inc. and Clear Channel Outdoor, Inc.; (ii) “Clear Channel Worldwide Holdings” refer to Clear Channel Worldwide Holdings, Inc., an indirect, wholly-owned subsidiary of Clear Channel Outdoor Holdings and the issuer of the notes, and its consolidated subsidiaries; (iii) “CCOI” refer to Clear Channel Outdoor, Inc., a direct, wholly-owned subsidiary of Clear Channel Outdoor Holdings and a guarantor of the notes; (iv) “Clear Channel Communications” refer to Clear Channel Communications, Inc., the indirect holder of approximately 89% of the common stock of Clear Channel Outdoor Holdings; and (v) “CC Media Holdings” refer to CC Media Holdings, Inc., the indirect parent company of Clear Channel Communications. Clear Channel Communications merged with a subsidiary of CC Media Holdings, a company formed by private equity funds sponsored by Bain Capital Partners, LLC (“Bain Capital”) and Thomas H. Lee Partners, L.P. (“THL”), in July 2008.

The issuer of the notes is Clear Channel Worldwide Holdings, which is an indirect, wholly-owned subsidiary of Clear Channel Outdoor Holdings. Clear Channel Worldwide Holdings is a holding company that owns 100% of our International segment through the indirect ownership of numerous international subsidiaries. Clear Channel Worldwide Holdings also owns certain other immaterial subsidiaries that are included in our Americas segment. Clear Channel Worldwide Holdings has no direct operations or operating assets.

The financial statements included in this offering circular are those of Clear Channel Outdoor Holdings.

We refer to the offer and sale of the notes offered hereby and the application of proceeds thereof, including (i) repayment of a portion of, extension of the maturity of and modification of the interest rate payable on, the CCU Intercompany Note (as defined herein), (ii) repayment of a portion of, extension of the maturity of and modification of the interest rate payable on the cash management note issued by Clear Channel Communications payable to us, (iii) extension of the maturity of the cash management note issued by us payable to Clear Channel Communications, and (iv) the payment of fees and expenses, as the “offering.”

The following summary contains basic information about Clear Channel Outdoor Holdings and the offering of the notes by Clear Channel Worldwide Holdings. It likely does not contain all the information that is important to your investment decision. Before you make an investment decision, we encourage you to read this entire offering circular, including the risk factors, our financial statements and the related notes and the unaudited pro forma financial statements appearing elsewhere herein.

Overview

We are one of the largest outdoor media companies in the world, with one of the leading market positions, based on revenue, in each of our operating segments: Americas Outdoor Advertising and International Outdoor Advertising.

•	Americas Outdoor Advertising. We are one of the largest outdoor media companies in the Americas, which includes the United States, Canada and Latin America. As of December 31,

2008, we owned or operated approximately 237,000 displays in our Americas Outdoor Advertising segment. Our Americas outdoor assets consist of billboards, street furniture displays, transit displays and other out-of-home advertising displays which we believe are in premier real estate locations in each of our markets throughout the Americas. As of December 31, 2008, we had operations in 49 of the 50 largest markets in the United States, including all of the 20 largest markets. For the twelve months ended September 30, 2009, Americas Outdoor Advertising generated revenue of $1,240 million.

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International Outdoor Advertising.    We are one of the leading outdoor media companies internationally with operations in Asia, Australia and Europe. As of December 31, 2008, we owned or operated approximately 670,000 displays in approximately 36 countries, including key positions in attractive international markets. Our international outdoor assets consist of billboards, street furniture displays, transit displays and other out-of-home advertising displays. For the twelve months ended September 30, 2009, International Outdoor Advertising generated revenue of $1,480 million.

Within each of these segments, we generate revenue through the sale of advertising copy placed on our display inventory, which consists of billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars, which we own or operate under lease management agreements. Our advertising business is focused on urban markets with dense populations. Billboards, street furniture and transit displays, and other displays comprised approximately 49%, 24%, 12% and 15% of our revenue in the year ended December 31, 2008, respectively. For the twelve months ended September 30, 2009, we generated consolidated revenue of approximately $2,720 million.

Our Strengths

Global Scale and Local Market Leadership.    We are one of the largest outdoor media companies in the world. As of December 31, 2008, we operated approximately 907,000 outdoor advertising displays worldwide in urban and densely-populated real estate locations, providing advertisers with both a global and a local reach. Our global scale enables productive and cost-effective investment across our portfolio, which supports our competitive position.

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Our business is focused on urban markets with dense populations. Our real estate locations in these markets provide reach to a broad audience and therefore a compelling opportunity for our advertisers to reach a mass audience at a relatively low cost. We believe that the buying decision for our customers is based on the strength of the network of locations for outdoor advertising we can offer. The strength of our network is reflected in the value of our permits and site-leases. In the United States, we have operations in 49 of the top 50 markets, and our International division currently has a presence in 34 countries, including one of the leading positions in China, France, Italy, Spain and the United Kingdom.

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Our scale has enabled cost-effective investment in new display technologies, such as digital billboards, which we believe will support future growth. This technology will enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients.

Strong Collection of Assets.    Through acquisitions and organic growth, we have aggregated a sizable portfolio of assets. The domestic outdoor industry is regulated by the Federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, spacing, location, replacement and content of outdoor advertising structures. Due to such regulation, it has become increasingly difficult to construct new outdoor advertising structures. Further, for many of our existing billboards, a permit for replacement cannot be sought by our competitors or landlords. Internationally, regulations vary by country and region but generally provide for limitations on the number, placement, size, nature and density of outdoor displays. As a result, our existing billboards in top demographic areas have significant value.

Attractive Outdoor Industry Fundamentals.    We believe outdoor advertising offers a compelling value proposition to advertisers, broad reach, valuable out-of-home positions and low cost per thousand persons reached relative to other media. Accordingly, we also believe the outdoor industry is also well-positioned to benefit from the fragmentation of audiences of other media as it is able to reach mass audiences on a local market basis.

•	Compelling Value Proposition. Outdoor media provides advertisers with highly cost-effective media advertising as measured by cost per thousand persons reached compared to other traditional media.

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Broad Audience Reach.    According to the Arbitron 2009 In-Car Study, the average American spends about 20 hours in a car per week, a 31% increase since 2003. The captive in-car audience is subject to increasing out-of-home advertiser exposures as time and distance of commutes increase.

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Valuable Out-of-Home Position.    Outdoor media reaches potential consumers outside the home, where they are closer to purchase decisions. Many of our billboards are located along major roadways that are highly trafficked and have the potential to direct consumers to nearby businesses.

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Fragmentation of Other Media.     We believe that the proliferation of content and distribution models provides a means for the continued fragmentation of audiences of most traditional media, rendering outdoor advertising more attractive for its mass reach capabilities.

Attractive Long-Term Business Model.    While spending on outdoor advertising is, like most media, correlated with the overall economy, we believe the industry holds attractive long term prospects and is well positioned to benefit from a macroeconomic recovery and has historically generated strong cash flows.

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Cyclical Recovery.    Prior to 2008, the advertising industry experienced two significant downturns since 1970, and after each, the outdoor advertising industry experienced higher growth than the overall advertising market over the three-year period following the end of the decline.

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Strong Cash Flow Generation.    We have double-digit operating margins, driven by our significant scale and a leading position in outdoor advertising. In addition, outdoor media is a low capital intensity business. The combination of high margins and low capital requirements allows for the conversion of a significant portion of our revenue into cash flow.

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Geographic and Customer Diversity.    For the year ended December 31, 2008, approximately 43% and 57% of our revenue was generated from our Americas and our International segments, respectively, and as of December 31, 2008, we had operations in 55 countries. No single market in the United States and no ad category represented greater than 8% and 10%, respectively, of our revenue during the year ended December 31, 2008.

Experienced Management Team.    We have an experienced management team from our senior executives to our local market managers. Our executive officers and certain outdoor senior managers possess an average of over 20 years of industry experience. The executive management team is led by Chief Executive Officer Mark P. Mays, who has been with Clear Channel Communications for more than 19 years (and with the Company since its acquisition). Many of our senior managers have managed the business through several business cycles.

Our Strategy

We are currently in a very challenging global economic environment, as witnessed by the declines in GDP in most locations in which we operate. With the weakening in consumer spending, many forms of media advertising have been, and continue to be, negatively impacted as companies reduce investment across the board, notably in marketing and advertising. In the face of these difficult conditions, we plan to focus on our competitive strengths to position the Company through the following strategies:

Significant Cost Reductions and Capital Discipline.    To address the softness in advertising demand resulting from the economic environment, we have taken steps to reduce our fixed costs and discretionary expenses and maximize cash flow. In the fourth quarter of 2008, we commenced a restructuring plan to reduce our cost base through renegotiations of lease agreements, workforce reductions, the elimination of overlapping functions and other cost savings initiatives and expect to realize $176 million in cost savings through 2009. In order to achieve these cost savings, we expect to incur a total of $66 million in one-time cash charges through the end of 2009, $59 million had been incurred as of September 30, 2009. In addition, we plan to refocus our capital expenditures selectively on opportunities that we expect to yield higher returns, leveraging our flexibility to make capital outlays based on the environment.

Promote Overall Outdoor Media Spending.    Outdoor advertising only represented 3% of total dollars spent on advertising in the United States in 2008. We believe we can continue to drive growth in outdoor advertising’s share of total media spending given our national scale and local reach. In both our Americas and International segments, we own and operate displays on real estate in highly trafficked areas of large markets. We believe these locations are highly attractive to advertisers, enabling them to effectively communicate with a mass audience on a local level. As audiences become increasingly fragmented and outdoor audience delivery measurement systems improve, we believe advertisers will continue to shift their budgets towards the outdoor advertising medium.

Roll Out Digital Billboards.    Digital outdoor advertising provides significant advantages over traditional outdoor media. Our electronic displays may be linked through centralized computer systems to instantaneously and simultaneously change advertising copy on a large number of displays. The ability to change copy by time-of-day and quickly change messaging based on advertisers’ needs creates additional flexibility for our customers. The advantages of digital allow us to penetrate new accounts and categories of advertisers as well as serve a broader set of needs for existing advertisers. We expect this to continue as we increase our quantity of digital inventory. We intend to have deployed a total of approximately 450 digital displays in 34 markets by the end of 2009, of which approximately 90 are in the top 20 U.S. markets.

Capitalize on International Opportunities.    We are also focused on growing our business internationally through new product offerings, optimization of our current display portfolio and selective investments targeting promising growth markets. We have continued to innovate and introduce new products, such as our SmartBike programs, in international markets based on local demands.

Recent Developments

As of December 10, 2009, we estimate revenue for the three months ending December 31, 2009 to be between $740 million and $760 million, and revenue for the full year ending December 31, 2009 to be between $2,675 million and $2,695 million. Set forth below is the percentage change in actual revenue for our Americas and International operating segments for the month of October 2009 compared to October 2008 and our estimates of the percentage change in revenue for the months of November and December 2009 compared to actual revenues in the corresponding months in 2008. We prepare estimated monthly revenues based on estimated monthly average foreign exchange rates, whereas annual average foreign exchange rates are used in determining our actual annual revenue. The percentage changes in estimated monthly revenue for November and December 2009 as compared to the same period in 2008 are based on monthly average foreign exchange rates and thus, may be materially different than the percentage changes in actual revenue determined using annual foreign exchange rates for the quarter and year ended December 31, 2009.

	October (Actual)	November (Estimated)	December (Estimated)
Americas Outdoor	-4%	0%	0%
International Outdoor	-8%	-4%	-8%

As of December 10, 2009, we estimate operating expenses to be between $565 million and $575 million and between $2,097 million and $2,107 million, respectively, for the three months and the full year ending December 31, 2009. Operating expenses include direct operating expenses, selling, general and administrative expenses and corporate expenses, but exclude restructuring and other non-recurring charges related to our restructuring program discussed herein and non-cash compensation charges related to employee compensation costs associated with stock option grants and restricted stock awards.

Also, as of December 10, 2009, we estimate long-term debt at December 31, 2009 to be between $2,560 million and $2,610 million.

Our estimated financial information is based on assumptions and estimates that are inherently uncertain. Such assumptions and estimates may not be realized and are subject to significant business, economic and competitive risks and uncertainties, all of which are difficult to predict and many of which are beyond our control. Such risks and uncertainties include, but are not limited to, changes in the level of competition for advertising dollars, changes in operating performance, quarter-end closing adjustments, adjustments related to the annual audit of our financial statements, and fluctuations in exchange rates and currency values. These and other risks and uncertainties may cause our estimated financial information to materially adversely differ from our actual results. Accordingly, no assurance can be made that we will achieve the results set forth in our estimated financial information, and investors should not place undue reliance on our estimated financial information.

Corporate Information

Our principal executive offices are located at 200 East Basse Road, San Antonio, TX 78209 (telephone: (210) 832-3700).

Clear Channel Worldwide Holdings was incorporated in Nevada in 2004. The principal executive offices of Clear Channel Worldwide Holdings are located at 200 East Basse Road, San Antonio, TX 78209 (telephone: (210) 832-3700).

Risk Factors

Investing in the notes involves substantial risks. These risks include, but are not limited to:

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our substantial indebtedness and the need to allocate significant amounts of cash flow to make payments thereon, which in turn could reduce our financial flexibility and ability to fund other activities;

•	our ability to achieve our cost savings goals in the timeframe we anticipate, or at all;

•	the potential impact of certain arrangements we have with our indirect parent, Clear Channel Communications;

•	our reliance on Clear Channel Communications for our liquidity and its ability to maintain adequate liquidity;

•	the impact of the global economic downturn; and

•	industry conditions, including competition.

If any of the foregoing risks or risks described under the heading “Risk Factors” were to occur, we may not be able to make payments on the notes. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

Original Issue Discount

Except where otherwise indicated or where the context otherwise requires, in this offering circular, we have assumed that the notes will be issued at 100% of their principal amount. If the notes are issued at a discount to the principal amount, the proceeds to us will be reduced by the amount of any such discount. In addition, if the notes are issued with more than a de minimis amount of original issue discount (“OID”), for U.S. Federal income tax purposes, U.S. Holders will generally be required to include such OID as ordinary income over the life of the notes in advance of the receipt of cash attributable to that income regardless of their regular method of accounting. Special rules apply to non-U.S. Holders. For more information, see “Certain U.S. Federal Income Tax Considerations.”

Corporate Structure

(as of September 30, 2009, pro forma for the offering)

Bain Capital/ THL/Co-Investors
Public OTC:CCMO
Mays/Management
72%
25%
3%
CC Media Holdings, Inc. (DE)
Clear Channel Communications, Inc. (TX)
$15.8 billion secured indebtedness (1)
$1.8 billion senior cash pay and toggle notes
$3.3 billion pre-merger senior notes
$79.9 million other indebtedness (2)
Public NYSE:CCO
89%
11%
$479.0 million due from/to Clear Channel Communications (3)
Clear Channel Outdoor Holdings, Inc. (DE) (Guarantor)
Clear Channel Outdoor, Inc. (4) (DE) (Guarantor)
$1.8 billion CCU Intercompany Note (5)
Clear Channel Worldwide Holdings, Inc. (NV) (Issuer)
$600.0 million Series A notes offered hereby (6)
$150.0 million Series B notes offered hereby (6)
Americas Outdoor Advertising Segment Operations
International Outdoor Advertising Segment Operations

(1)	Secured indebtedness includes senior secured credit facilities of $15.8 billion (giving effect to the offering) and secured indebtedness of $5.4 million held at various subsidiaries. In connection with the offering, Clear Channel Worldwide Holdings intends to loan an amount equal to the aggregate principal amount of the notes to CCOI. CCOI intends to use these funds to repay approximately $730 million in aggregate principal amount owed to Clear Channel Communications under the CCU Intercompany Note (as defined in footnote 5 below). Clear Channel Communications intends to repay $150 million of indebtedness under its senior secured credit facilities (equal to the aggregate principal amount of the Series B notes).

(2)	The $79.9 million of other indebtedness includes (a) $49.4 million held at various subsidiaries within the International Outdoor Advertising Segment, (b) $30.4 million held at a subsidiary within the Americas Outdoor Advertising Segment and (c) $0.1 million held at a Radio Broadcasting subsidiary.

(3)	As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet. As part of the offering, Clear Channel Communications will repay $50.0 million in principal amount of the Due from Clear Channel Communications. The “Due from/to Clear Channel Communications” accounts are scheduled to mature on August 10, 2010 but will be extended to December , 2017.

(4)	Includes substantially all of the operations of the Americas Outdoor Advertising Segment. The remaining operations of the Americas Outdoor Advertising Segment, including those in Mexico, Canada and Peru, are operated through various subsidiaries of CCOI.

(5)	In August 2005, we distributed a note issued by CCOI in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend (the “CCU Intercompany Note” or “Debt with Clear Channel Communications”). The CCU Intercompany Note is scheduled to mature on August 2, 2010 but will be extended to December , 2017 and may be prepaid in whole or in part at any time. CCOI will repay $730 million of the CCU Intercompany Note with a portion of the proceeds of the loans from Clear Channel Worldwide Holdings. See footnote 6 below and “Use of Proceeds.”

(6)	Clear Channel Worldwide Holdings will loan an amount equal to the aggregate principal amount of the notes to CCOI pursuant to two intercompany notes that will be due and payable in the same amounts and at the same times as the aggregate payments under the notes.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Series A Notes” and the “Description of the Series B Notes” sections of this offering circular contain a more detailed description of the terms and conditions of the notes.

Issuer	Clear Channel Worldwide Holdings, Inc.

Notes Offered:

Series A Notes	$600,000,000 aggregate principal amount of % Series A Senior Notes due 2017.

Series B Notes	$150,000,000 aggregate principal amount of % Series B Senior Notes due 2017.

The Series A notes and the Series B notes are each a separate class of notes and will be issued under separate indentures. Accordingly, they will be treated as separate obligations for all purposes, including with respect to any amendment, consent or waiver.

Maturity:

Series A Notes	The Series A notes will mature on December , 2017.

Series B Notes	The Series B notes will mature on December , 2017.

Interest Rate:

Series A Notes	The Series A notes will bear interest at a rate per annum equal to %.

Series B Notes	The Series B notes will bear interest at a rate per annum equal to %.

Interest Payment Dates	Interest on the notes will be payable by Clear Channel Worldwide Holdings to the Trustee as described below and payable by the Trustee to noteholders semi-annually in arrears on and of each year, commencing on , 2010. Interest shall be payable by or on behalf of Clear Channel Worldwide Holdings on a daily basis into an account established by the Trustee for the benefit of holders of notes. See “Description of the Series A Notes—Principal, Maturity and Interest” and “Description of the Series B Notes—Principal, Maturity and Interest.”

Ranking	The notes:

•	will be the senior unsecured obligations of Clear Channel Worldwide Holdings;

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will be pari passu in right of payment with all existing and future unsubordinated indebtedness of Clear Channel Worldwide Holdings, including under any credit facilities of Clear Channel Worldwide Holdings;

•	will be effectively subordinated to all existing and future secured indebtedness of Clear Channel Worldwide Holdings to the extent of the value of such assets securing such indebtedness;

•	will be senior in right of payment to all subordinated indebtedness of Clear Channel Worldwide Holdings; and

•	will be structurally subordinated to all existing and future obligations of any existing or future subsidiaries of Clear Channel Outdoor Holdings that do not guarantee the notes.

Guarantees	The notes will be initially guaranteed, jointly and severally, irrevocably and unconditionally, on an unsecured senior basis, by Clear Channel Outdoor Holdings, CCOI and certain of the existing and future domestic subsidiaries of Clear Channel Outdoor Holdings. See “Description of the Series A Notes—Guarantees” and “Description of the Series B Notes—Guarantees.” The guarantee of each guarantor:

•	will be a senior unsecured obligation of such guarantor;

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will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of such guarantor, including under any credit facilities of such guarantor and, in the case of (i) CCOI, CCOI’s obligations under the CCU Intercompany Note and (ii) the Company, the Company’s obligations under the CCOH Mirror Note (as defined in “Description of the Series A Notes” and “Description of the Series B Notes”); and

•	will be effectively subordinated to all existing and future secured indebtedness of such guarantor to the extent of the value of such assets securing such Indebtedness.

Optional Redemption:

Series A Notes	The issuer may redeem some or all of the Series A notes at any time and from time to time on or after , 2012, at the redemption prices described in this offering circular. Prior to , 2012, the issuer may redeem some or all of the Series A notes at a redemption price equal to 100% of the principal amount of the Series A notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium described in this offering circular. See “Description of the Series A Notes—Optional Redemption.” In addition, at any time prior to , 2012, Clear Channel Worldwide Holdings may redeem up to 35% of the aggregate principal amount of the Series A notes with the proceeds of certain equity offerings at a redemption price of %, plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of the Series A Notes—Optional Redemption.”

Series B Notes	Clear Channel Worldwide Holdings may redeem some or all of the Series B notes at any time and from time to time on or after , 2012, at the redemption prices described in this offering circular. Prior to , 2012, Clear Channel Worldwide Holdings may redeem some or all of the Series B notes at a redemption price equal to 100% of the principal amount of the Series B notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium described in this offering circular. See “Description of the Series B Notes—Optional Redemption.” In addition, at any time prior to , 2012, Clear Channel Worldwide Holdings may redeem up to 35% of the aggregate principal amount of the Series B notes with the proceeds of certain equity offerings at a redemption price of %, plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of the Series B Notes—Optional Redemption.”

Change of Control	If a change of control occurs, we will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase. The term “Change of Control” is defined under “Description of the Series A Notes—Certain Definitions” and “Description of the Series B Notes—Certain Definitions.” This term includes important limitations and exceptions. For more information, see “Description of the Series A Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Series B Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indentures governing the Series A notes and the Series B notes will have different covenants and definitions of the same term may be different in each indenture.

Series A Notes	The indenture governing the Series A notes will contain covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries (other than the Company) or issue certain preferred stock;

•	create liens on our or our restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries, to persons other than Clear Channel Communications and its subsidiaries (other than the Company);

The indenture governing the Series A notes will not include limitations on dividends, distributions, investments or asset sales. In addition, the covenants in the indenture governing the Series A notes are subject to important exceptions and qualifications, which are described under “Description of the Series A Notes—Certain Covenants in the 2017 A Indenture” and “—Certain Definitions.”

Series B Notes	The indenture governing the Series B notes will contain covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire our subordinated debt;

•	make certain investments;

•	create liens on our or our restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The covenants in the indenture governing the Series B notes are subject to important exceptions and qualifications, which are described under “Description of the Series B Notes—Certain Covenants in the 2017 B Indenture” and “—Certain Definitions.”

Repurchase Ratio	None of Clear Channel Outdoor Holdings or any of its subsidiaries shall make any purchase of, or otherwise effectively cancel or retire any Series B notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other action with respect to any Series A notes, the ratio of (a) the outstanding aggregate principal amount of the Series B notes to (b) the outstanding aggregate principal amount of the Series A notes shall be less than 0.250, subject to certain exceptions. See “Description of the Series A Notes—Mandatory Redemption; Offers to Purchase; Open Market Purchases” and “Description of the Series B Notes—Mandatory Redemption; Offers to Purchase; Open Market Purchases.”

Liquidity Amount	Each of (a) Clear Channel Worldwide Holdings and the guarantors and (b) the restricted subsidiaries that are not guarantors will be required to maintain $50.0 million designated as a liquidity amount. The requirement may be satisfied with cash, other liquid assets and availability under certain credit facilities. The requirement for a liquidity amount is reduced during certain bankruptcy events at Clear Channel Communications. See “Description of the Series A Notes—Certain Covenants in the 2017 A Indenture—Liquidity Amount” and “Description of the Series B Notes—Certain Covenants in the 2017 B Indenture—Liquidity Amount.”

Exchange Offer; Registration Rights	Clear Channel Worldwide Holdings has agreed to use commercially reasonable efforts to file an exchange offer registration statement to exchange the notes for a new issue of substantially identical debt securities registered under the Securities Act. Clear Channel Worldwide Holdings has also agreed to file a shelf registration statement to cover resales of the notes under certain circumstances. If Clear Channel Worldwide Holdings fails to satisfy these obligations, it has agreed to pay additional interest to the holders of the notes under certain circumstances. See “Exchange Offer; Registration Rights.”

Use of Proceeds	Clear Channel Worldwide Holdings intends to loan amounts equal to the aggregate principal amount of the notes to CCOI pursuant to two intercompany notes that will be due and payable in the same amounts and at the same times as the aggregate payments under the notes offered hereby. CCOI intends to use amounts borrowed under the intercompany notes with Clear Channel Worldwide Holdings to (i) pay discounts, fees and expenses of approximately $20 million and (ii) fund the repayment of approximately $730 million aggregate principal amount of the CCU Intercompany Note. Clear Channel Communications intends to use amounts received from CCOI in repayment of the CCU Intercompany Note to repay $150 million of indebtedness under its senior secured credit facilities, with the balance available for general corporate purposes.

Transfer Restrictions	Clear Channel Worldwide Holdings has not registered the notes under the Securities Act. The notes are subject to restrictions on transfer and may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act. See “Notice to Investors.”

No Public Market	The notes will be new securities for which there is currently no market. Although the Initial Purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Certain U.S. Federal Income Tax Considerations	If the notes are issued with more than a de minimis amount of OID, for U.S. Federal income tax purposes, U.S. Holders will generally be required to include such OID as ordinary income over the life of the notes in advance of the receipt of cash attributable to that income regardless of their regular method of accounting. See “Certain U.S. Federal Income Tax Considerations.”

Summary Historical and Unaudited Pro Forma

Consolidated Financial and Other Data

The following table sets forth the summary historical and unaudited pro forma consolidated financial and other data of Clear Channel Outdoor Holdings as of the dates and for the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2008, 2007 and 2006, and as of December 31, 2008 and 2007, are derived from our audited consolidated financial statements included elsewhere in this offering circular. The summary historical consolidated financial data for, and as of, the nine months ended September 30, 2009 and 2008 is derived from our unaudited consolidated financial statements included elsewhere in this offering circular. The summary historical consolidated financial data as of December 31, 2006 are derived from our audited consolidated financial statements and related notes not included herein. The financial data as of and for the years ended December 31, 2008, 2007 and 2006, and as of and for the nine months ended September 30, 2008, have been revised to reflect the adoption of ASC 810-10-45, which requires minority interests to be recharacterized as noncontrolling interests and reclassified as a component of equity within the consolidated balance sheets. In the opinion of management, the interim data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

The unaudited pro forma financial data for, and as of, the last twelve months ended September 30, 2009 gives effect to the offering and the merger of Clear Channel Communications with a subsidiary of CC Media Holdings in the manner described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” We have derived the pro forma financial data for the last twelve months ended September 30, 2009 by adding the pro forma financial data for the year ended December 31, 2008 and the pro forma financial data for the nine months ended September 30, 2009 and subtracting the pro forma financial data for the nine months ended September 30, 2008. The pro forma adjustments are based upon available data and certain assumptions we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what our results of operations or financial position would actually be if the offering occurred at any date, nor does such data purport to project the results of operations for any future period.

The notes may be issued with more than a de minimis amount of OID, but the pro forma financial data included herein does not give effect to any OID that may result from the offering. In addition, if the notes are issued with OID, the proceeds to us will be reduced by the amount of any such discount. See footnote 5 below.

The summary historical and unaudited pro forma consolidated financial and other data should be read in conjunction with “Risk Factors,” “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this offering circular. The amounts in the tables may not add due to rounding.

	Historical
(Dollars in millions)	Year Ended December 31,					Nine Months Ended September 30,		Pro Forma Twelve Months Ended September 30, 2009(1)
	2008	2007		2006		2009	2008
	Combined(2)	Pre-Merger		Pre-Merger		Post-Merger	Combined(2)
Results of Operations Data:
Revenue	$3,289	$3,282		$2,898		$1,935	$2,504	$2,720
Operating expenses:
Direct operating expenses(3)	1,882	1,735		1,515		1,171	1,424	1,629
Selling, general and administrative expenses(3)	606	538		487		348	438	516
Depreciation and amortization	472	399		408		328	329	471
Corporate expenses(3)	71	66		66		45	50	66
Impairment charge(4)	3,218	—		—		812	—	4,030
Other operating income— net	16	12		23		10	12	14

Operating income (loss)	(2,944)	556		445		(759)	275	(3,978)
Interest expense, net (including interest on debt with Clear Channel Communications)(5)	161	158		163		115	118	183
Loss on marketable securities	60	—		—		11	—	71
Equity in earnings (loss) of nonconsolidated affiliates	69	4		8		(26)	70	(27)
Other income (expense)—net	25	10		1		(5)	12	8

Income (loss) before income taxes	(3,071)	412		291		(916)	239	(4,251)
Income tax (expense) benefit	220	(147)		(122)		102	(57)	380

Consolidated net income (loss)	(2,851)	265		169		(814)	182	(3,871)
Amount attributable to noncontrolling interest	—	19		16		(3)	4	(7)

Net income (loss) attributable to the Company	$(2,851)	$246		$153		$(811)	$178	$(3,864)

Cash Flow Data:
Cash interest expense(6)	$168	$166		$166		$115	$122	$221
Capital expenditures(7)	358	276		234		114	238	234
Net cash provided by operating activities	603	694		539		270	447
Net cash (used in) investing activities	(426)	(356)		(489)		(93)	(308)
Net cash (used in) financing activities	(233)	(306)		(53)		(111)	(195)
Other Financial Data (total debt and ratios at end of period):
Total debt								$2,631
EBITDA(8)	$840	$969		$862		$350	$686	504
OIBDAN(8)	742	953		836		379	601	520
Adjusted EBITDA(8)								677
Ratio of total debt to Adjusted EBITDA								3.9x
Ratio of earnings to fixed charges(9)	—	1.76	x	1.57	x	—	1.38x	—
Balance Sheet Data (at end of period):
Current assets	$1,555	$1,607		$1,190		$1,697	$1,594
Property, plant and equipment—net	2,587	2,244		2,192		2,498	2,587
Total assets	8,051	5,936		5,422		7,239	11,859
Current liabilities	792	921		842		702	727
Long-term debt, including current maturities	2,602	2,682		2,684		2,611	2,576	$2,631
Shareholders’ equity	3,544	2,199		1,768		2,820	6,809

(1)	Information for the twelve months ended September 30, 2009 is presented on a pro forma basis to give effect to the offering as well as the application of push down accounting recorded in accordance with ASC 805-50-S99-1, which resulted from Clear Channel Communications’ merger with a subsidiary of CC Media Holdings, a company formed by private equity funds sponsored by Bain Capital and THL. Pro forma adjustments are made to depreciation and amortization, interest expense and income tax benefit (expense).
(2)	The accompanying consolidated financial statements are presented for two periods: post-merger and pre-merger. Preliminary purchase accounting adjustments pursuant to the aforementioned standard were pushed down to the opening balance sheet July 31, 2008 and resulted in a new basis of accounting beginning on July 31, 2008. The 2008 post-merger and pre-merger financial data is presented as follows:

(In millions)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2008
Revenue	$1,327	$1,962	$3,289
Operating expenses:
Direct operating expenses	763	1,119	1,882
Selling, general and administrative expenses	261	345	606
Depreciation and amortization	224	248	472
Corporate expenses	32	39	71
Impairment charge	3,218	—	3,218
Other operating income—net	5	11	16

Operating income (loss)	(3,166)	222	(2,944)
Interest expense (including interest on debt with Clear Channel Communications)	73	88	161
Loss on marketable securities	60	—	60
Equity in earnings (loss) of nonconsolidated affiliates	(2)	71	69
Other income (expense)—net	12	13	25

Income (loss) before income taxes	(3,289)	218	(3,071)
Income tax (expense) benefit:
Current	3	(30)	(27)
Deferred	269	(22)	247

Income tax (expense) benefit	272	(52)	220

Consolidated net income (loss)	(3,017)	166	(2,851)
Amount attributable to noncontrolling interest	2	(2)	—

Net income (loss) attributable to the Company	$(3,019)	$168	$(2,851)

Cash Flow Data:
Cash interest expense	$76	$92	$168
Capital expenditures	159	199	358
Net cash provided by operating activities	272	331	603
Net cash (used in) investing activities	(193)	(233)	(426)
Net cash (used in) financing activities	(69)	(164)	(233)
Other Financial Data:
Consolidated net income (loss)	$(3,017)	$166	$(2,851)
Interest expense	73	88	161
Income tax (benefit) expense	(272)	52	(220)
Depreciation and amortization	224	248	472
Impairment charge	3,218	—	3,218
Loss on marketable securities	60	—	60

EBITDA	$286	$554	$840
Non-cash compensation	5	7	12
Other operating (income) expense—net	(5)	(11)	(16)
Equity in (earnings) loss of nonconsolidated affiliates	2	(71)	(69)
Other (income) expense—net	(12)	(13)	(25)

OIBDAN	$276	$466	$742

(In millions)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through September 30, 2008	Period from January 1 through July 30, 2008	Nine Months Ended September 30, 2008
Revenue	$542	$1,962	$2,504
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	305	1,119	1,424
Selling, general and administrative expenses (excludes depreciation and amortization)	93	345	438
Depreciation and amortization	81	248	329
Corporate expenses	11	39	50
Other operating income—net	1	11	12

Operating income	53	222	275
Interest expense (including interest on debt with Clear Channel Communications)	30	88	118
Equity in earnings (loss) of nonconsolidated affiliates	(1)	71	70
Other income (expense)—net	(1)	13	12

Income before income taxes	21	218	239
Income tax expense:
Current	5	30	35
Deferred	—	22	22

Income tax expense	5	52	57

Consolidated net income	$16	$166	$182
Amount attributable to noncontrolling interest	6	(2)	4

Net income attributable to the Company	$10	$168	$178

Cash Flow Data:
Cash interest expense	30	92	122
Capital expenditures	39	199	238
Net cash provided by operating activities	116	331	447
Net cash (used in) investing activities	(75)	(233)	(308)
Net cash (used in) financing activities	(31)	(164)	(195)
Other Financial Data:
Consolidated net income	16	166	182
Interest expense	30	88	118
Income tax expense	5	52	57
Depreciation and amortization	81	248	329

EBITDA	$132	$554	$686
Non-cash compensation	2	7	9
Other operating (income)—net	(1)	(11)	(12)
Equity in (earnings) loss of nonconsolidated affiliates	1	(71)	(70)
Other (income) expense—net	1	(13)	(12)

OIBDAN	$135	$466	$601

(3)	Includes non-cash compensation expense.
(4)	As a result of the global economic downturn that has adversely affected advertising revenue across the Company’s businesses, the Company performed an interim impairment test as of December 31, 2008 and again as of June 30, 2009 on its indefinite-lived permits and goodwill. The interim impairment tests resulted in the Company recognizing non-cash impairment charges of $3.2 billion in 2008 and $812.4 million in 2009.
(5)	The notes may be issued with more than a de minimis amount of OID, but the pro forma interest expense does not give effect to any OID that may result from the offering. For each 1% change in the original issue price of the notes offered hereby, the pro forma interest expense would change by $0.9 million for the twelve months ended September 30, 2009.
(6)	Pro forma cash interest expense, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs and original issue discount. The most directly comparable GAAP financial measure is interest expense. Interest expense was $161 million, $158 million and $163 million, respectively, for the years ended December 31, 2008, 2007 and 2006, and was $115 million and $118 million, respectively, for the nine months ended September 30, 2009 and 2008.
(7)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for acquisitions of operating (revenue-producing) assets.

(8)	The following table discloses the Company’s EBITDA (defined as consolidated net income (loss) before interest expense, income tax (benefit) expense, depreciation and amortization, impairment charge and loss on marketable securities), OIBDAN (defined as EBITDA excluding non-cash compensation expense and the following line items presented in the Statement of Operations: other operating income—net; equity in earnings (loss) of nonconsolidated affiliates and other income (expense)—net) and Adjusted EBITDA (OIBDAN adjusted for items described below), each of which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that EBITDA, OIBDAN and Adjusted EBITDA provide investors with helpful information with respect to our operations. We present EBITDA, OIBDAN and Adjusted EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Some adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. Accordingly, EBITDA, OIBDAN and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this offering circular.

EBITDA, OIBDAN and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•

EBITDA, OIBDAN and Adjusted EBITDA do not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (iii) our tax expense or the cash requirements to pay our taxes; and (iv) our historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, OIBDAN and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	other companies in our industry may calculate EBITDA, OIBDAN and Adjusted EBITDA differently, limiting their usefulness as comparative measures; and

•

the adjustment attributable to cost savings permits an estimate as to amount of cost savings which will be realized as a result of actions which either have been taken or are then expected to be taken.

Although our management believes these estimates and assumptions are reasonable, investors should not place undue reliance upon the calculation of Adjusted EBITDA, given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results.

The following table summarizes the calculation of the Company’s historical and pro forma EBITDA, OIBDAN and pro forma Adjusted EBITDA and provides a reconciliation to the Company’s consolidated net income (loss) for the periods indicated:

	Historical					Pro Forma
(Dollars in millions)	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2009
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2009 Post-Merger	2008 Combined

Consolidated net income (loss)	$(2,851)	$265	$169	$(814)	$182	$(3,871)
Interest expense(a)	161	158	163	115	118	183
Income tax (benefit) expense	(220)	147	122	(102)	57	(380)
Depreciation and amortization	472	399	408	328	329	471
Impairment charge	3,218	—	—	812	—	4,030
Loss on marketable securities	60	—	—	11	—	71

EBITDA	$840	$969	$862	$350	$686	$504
Non-cash compensation	12	10	6	8	9	11
Other operating (income) expense—net	(16)	(12)	(23)	(10)	(12)	(14)
Equity in (earnings) loss of nonconsolidated affiliates	(69)	(4)	(8)	26	(70)	27
Other (income) expense—net	(25)	(10)	(1)	5	(12)	(8)

OIBDAN	$742	$953	$836	$379	$601	$520

Projected cost savings:
Real estate cost savings(b)						$38
Workforce reductions(c)						16
Other cost savings initiatives(d)						5
Restructuring charges(e)						59
Non-cash rent expense(f)						26
Cash received from nonconsolidated affiliates(g)						4
Disposition of line of business(h)						2
Other miscellaneous(i)						7

Adjusted EBITDA						$677

(a)	See footnote 5 above.
(b)	Represents an adjustment to give effect to the full year impact of implemented cost savings attributable to actions we have taken to date to reduce our real estate costs. Our estimates are based on the cost savings we have achieved assuming those cost savings continue on an annual basis. Our actions relate to lease renegotiations, dismantling of certain assets and specialty displays contract renegotiations. Although we anticipate achieving ongoing cost savings attributable to these actions, the nature of our leases is such that they expire and must be renewed. Any cost savings we have achieved may not be sustained when we renew those leases in the future.
(c)	Represents an adjustment to give effect to the full year impact of implemented cost savings attributable to the historical salaries, benefits and taxes of employees terminated as part of our cost reduction initiatives. Our estimates are based on the cost savings we have achieved assuming those cost savings continue on an annual basis.
(d)	Represents an adjustment to give effect to the full year impact of implemented cost savings primarily attributable to our (1) reduction in use of, and price related to, subcontracted labor, (2) reduction in external services for legal and other administrative functions, (3) renegotiation of certain supplier contracts and (4) other direct operating costs. Although we anticipate achieving ongoing cost savings attributable to these actions, the nature of these cost savings is such that they may not be sustained when we renew our labor, supplier and other contracts in the future.
(e)	In connection with the restructuring program commenced in the fourth quarter of 2008, the Company has incurred $59 million in one-time cash charges for the twelve months ended September 30, 2009.
(f)	Represents the difference between cash rent expense and GAAP rent expense totalling $26 million for the twelve months ended September 30, 2009.
(g)	Represents cash dividends received from nonconsolidated affiliates of $4 million for the twelve months ended September 30, 2009 as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.
(h)	Represents adjustment to EBITDA for the disposition of business units totaling $2 million for the twelve months ended September 30, 2009.
(i)	Represents the portion of the management fees payable by Clear Channel Communications and attributable to us of $7 million for the twelve months ended September 30, 2009.

(9)	Ratio of earnings to fixed charges represents the ratio of earnings (defined as pre-tax income (loss) from continuing operations before equity in earnings (loss) of nonconsolidated affiliates) to fixed charges (defined as interest expense plus the interest portion of rental expense). Our earnings, which included impairment charges of $3.2 billion and $812.4 million for the year ended December 31, 2008, and nine months ended September 30, 2009, respectively, were not sufficient to cover our fixed charges by $3.1 billion and $890.4 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Our pro forma earnings (after giving effect to the offering and which include impairment charges of $3.2 billion and $812.4 million) for the twelve months ended September 30, 2009 were not sufficient to cover fixed charges by $4.2 billion.

Segment Information

Pro Forma:
	Twelve Months Ended September 30, 2009
	Americas Segment	International Segment	Corporate	Consolidated
OIBDAN	$418	$167	$(65)	$520
Non-cash compensation	(8)	(2)	(1)	(11)
Depreciation and amortization	(211)	(260)	—	(471)
Impairment charge	—	—	(4,030)	(4,030)
Other operating income	—	—	14	14

Operating income (loss)	$199	$(95)	$(4,082)	$(3,978)

Historical:
	Year Ended December 31, 2008
	Americas Segment	International Segment	Corporate	Consolidated
OIBDAN	$538	$273	$(69)	$742
Non-cash compensation	(9)	(2)	(1)	(12)
Depreciation and amortization	(207)	(265)	—	(472)
Impairment charge	—	—	(3,218)	(3,218)
Other operating income	—	—	16	16

Operating income (loss)	$322	$6	$(3,272)	$(2,944)

	Nine Months Ended September 30, 2009
	Americas Segment	International Segment	Corporate	Consolidated
OIBDAN	$316	$109	$(46)	$379
Non-cash compensation	(6)	(2)	—	(8)
Depreciation and amortization	(159)	(169)	—	(328)
Impairment charge	—	—	(812)	(812)
Other operating income	—	—	10	10

Operating income (loss)	$151	$(62)	$(848)	$(759)

	Nine Months Ended September 30, 2008
	Americas Segment	International Segment	Corporate	Consolidated
OIBDAN	$436	$215	$(50)	$601
Non-cash compensation	(7)	(2)	—	(9)
Depreciation and amortization	(155)	(174)	—	(329)
Other operating income	—	—	12	12

Operating income (loss)	$274	$39	$(38)	$275

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this offering circular, before making your decision to invest in the notes. Any of the following risks, as well as other risks and uncertainties, could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. The risks described below are not the only ones that could impact the Company or the value of the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.

Risks Related to the Notes and the Offering

We have substantial indebtedness that could restrict our operations and impair our financial condition and your investment in the notes.

At September 30, 2009, our total indebtedness for borrowed money was $2.6 billion, approximately $2.5 billion of which was indebtedness owed to Clear Channel Communications. As of September 30, 2009, approximately $2.6 billion of such total indebtedness (excluding interest) was classified as current, and $31.3 million is due in 2013 and thereafter. We may also incur additional substantial indebtedness in the future.

After the offering, we will continue to have a significant amount of indebtedness. As of September 30, 2009, on a pro forma basis after giving effect to the offering, the outstanding total indebtedness of Clear Channel Outdoor Holdings would have been approximately $2.6 billion, of which $750 million would represent indebtedness of Clear Channel Worldwide Holdings related to the notes offered hereby. As of September 30, 2009, on a pro forma basis after giving effect to the offering, approximately $79.9 million of such total debt (excluding interest) would have been classified as current, and $2.6 billion would be due in 2013 and thereafter.

Our substantial level of indebtedness and other financial obligations increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due, in respect of our indebtedness, including the notes in the event we are required to make such payments on the notes pursuant to our guarantee.

Our substantial indebtedness could have other adverse consequences, including:

•	increasing our vulnerability to adverse economic, competitive, regulatory and industry conditions, including those currently present;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, current changes in our business and the industry;

•

requiring us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the funds available to us for working capital, capital expenditures and any future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our indebtedness is at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our planning flexibility for, or ability to react to, changes in our business and the industries in which we operate;

•	placing us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing; and

•

limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes on satisfactory terms, or at all.

If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our indebtedness. However, given the current economic climate, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations. In light of the current credit crisis or any future crisis we may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our debt obligations could cause us to default on those obligations. A default under any debt instrument could, in turn, result in defaults under other debt instruments.

To service our debt obligations and to fund capital expenditures, we will require a significant amount of cash to meet our needs, which depend on many factors beyond our control.

Our earnings, which included impairment charges of $3.2 billion for the year ended December 31, 2008 and $812.4 million for the nine months ended September 30, 2009 were not sufficient to cover our fixed charges by $3.1 billion and $890.4 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Our pro forma earnings (after giving effect to the offering and which include impairment charges of $3.2 billion and $812.4 million) for the twelve months ended September 30, 2009 were not sufficient to cover fixed charges by $4.2 billion. Our cash debt service for 2009, based on the amount of indebtedness outstanding at September 30, 2009 (after giving pro forma effect to the offering), is expected to be approximately $220.9 million based on current interest rates, of which $63.8 million represents debt service on fixed-rate obligations.

Our ability to service our debt obligations and to fund capital expenditures for display construction or renovation will require a significant amount of cash, which depends on general economic, financial, competitive, legislative, regulatory and other factors beyond our control, which may prevent us from securing any cash to meet these needs. Our ability to make payments on and to refinance our indebtedness will also depend on our ability to generate cash in the future.

We cannot ensure that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including our indebtedness to Clear Channel Communications, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, or attempt to obtain additional equity capital or restructure or refinance all or a portion of indebtedness, including the indebtedness with Clear Channel Communications, on or before maturity. We cannot ensure that we will be able to refinance any of our indebtedness, including the indebtedness with Clear Channel Communications, on a timely basis, on satisfactory terms or at all. In addition, the terms of our existing indebtedness, including the indebtedness with Clear Channel Communications, and other future indebtedness may limit our ability to pursue any of these alternatives.

Our agreements with Clear Channel Communications impose restrictions on our ability to finance operations and capital needs, make acquisitions or engage in other business activities.

The Master Agreement (as defined herein) with Clear Channel Communications includes restrictive covenants that, among other things, restrict our ability to:

•	issue any shares of capital stock or securities convertible into capital stock;

•	incur additional indebtedness;

•	make certain acquisitions and investments;

•	repurchase our stock;

•	dispose of certain assets; and

•	merge or consolidate.

The existence of these restrictions limits our ability to finance operations and capital needs, make acquisitions or engage in other business activities, including our ability to grow and increase our revenue or respond to competitive changes. The following is a discussion of our sources of capital:

•	We do not have any material committed external sources of capital independent from Clear Channel Communications.

•

Under our Master Agreement with Clear Channel Communications and the CCU Intercompany Note, we are limited in our borrowing from third parties to no more than $400.0 million. In connection with the offering, the Company and Clear Channel Communications will amend the Master Agreement and amend and restate the CCU Intercompany Note to exclude from such $400.0 million limitation the issuance of the notes and future issuances of debt securities with maturities no earlier than the notes that are used to repay the CCU Intercompany Note. As a result of current borrowings and commitments we were limited to approximately $139.4 million in additional external borrowings as of September 30, 2009.

•

As a restricted subsidiary that is a non-loan party under Clear Channel Communications’ senior secured credit facilities, we are limited in our borrowing from third parties to no more than $900.0 million (excluding certain indebtedness used to refinance the CCU Intercompany Note). While the $150 million principal amount of the Series B notes offered hereby is excluded from this limitation, the issuance of the Series A notes will reduce availability under this limitation by $600 million.

•

Clear Channel Communications’ senior secured credit facilities contain a covenant that restricts Clear Channel Communications’ ability to amend, modify or change any term of the CCU Intercompany Note, the other intercompany notes and certain other agreements between Clear Channel Communications and us in any manner that is materially adverse to the interests of the lenders under such facilities. The covenant expressly provides that extensions of the maturity of the CCU Intercompany Note, the other intercompany notes and these agreements and any changes in the interest rate on the CCU Intercompany Note and other intercompany notes between Clear Channel Communications and us that are approved by the board of directors of Clear Channel Communications will be deemed not materially adverse to the interests of the lenders. In connection with the offering, the Master Agreement and the CCU Intercompany Note will be amended to permit the issuance of the notes offered hereby and future refinancings of the CCU Intercompany Note and to extend the maturity and change the interest rate on the CCU Intercompany Note and other intercompany notes as described in more detail under “Description of Other Indebtedness.” The Company does not believe that the amendments proposed to be effected in connection with the offering are prohibited by the covenant.

•

Certain of our international subsidiaries have borrowed $30 million against a $150.0 million sub-limit included in Clear Channel Communications’ $2.0 billion revolving credit facility, and may make additional borrowings to the extent Clear Channel Communications is not already borrowing against this capacity and is in compliance with its covenants under the revolving credit facility. On February 6, 2009, Clear Channel Communications borrowed the remaining $120.0 million available under the $150.0 million sub-limit.

•

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet. The accounts represent the net of the balances on our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us, each in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. Clear Channel Communications is not required to provide us with funds to finance our working capital or other cash requirements. Our claim in relation to cash transferred from our concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account, which amount was $529.0 million as of September 30, 2009. The balance in such account is currently expected to continue to increase and could exceed $1.0 billion in the next several years. If Clear Channel Communications were to become insolvent, the notes would not be accelerated and we would be an unsecured creditor of Clear Channel Communications with respect to any amounts owed to us under the cash management note. In such event, we would be treated the same as other unsecured creditors of Clear Channel Communications and, if we were not entitled to the cash previously transferred to Clear Channel Communications, or could not obtain such cash on a timely basis, we could experience a liquidity shortfall.

•

The notes will require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities, consisting of (i) $50.0 million at the issuer and guarantor entities (other than CCOI) (principally our domestic business) and (ii) $50.0 million at the non-guarantor subsidiaries (principally our international business) (together the “Liquidity Amount”) in each case under the sole control of the relevant entity. As part of the offering, Clear Channel Communications will repay $50.0 million in principal amount of the Due from Clear Channel Communications to fund the initial shortfall in the Liquidity Amount. The existing cash management arrangements with Clear Channel Communications will continue, including the funding of daily disbursements relating to domestic operating activities of the Company. However, in the event that Clear Channel Communications fails to advance any funds to or for the account of the Company to pay daily operating disbursements of domestic operations, and as a result, we are unable to maintain the Liquidity Amount, we could make a demand for repayment on the Due from Clear Channel Communications note (to the extent of any balance thereon) to replenish the Liquidity Amount. If we fail to maintain the Liquidity Amount for more than five business days, an event of default will occur under the indenture governing the notes. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount will be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities (other than CCOI) and a $25.0 million requirement at the non-guarantor subsidiaries. There can be no assurance that Clear Channel Communications will have sufficient liquidity to fund its obligations to us.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indentures governing the notes will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, our subsidiaries that are not guarantors, which include all of our foreign subsidiaries, may be able to incur substantially more indebtedness under the indentures than our subsidiaries that are guarantors.

Accordingly, any indebtedness incurred by our foreign subsidiaries would be structurally senior to the notes. Moreover, the indentures governing the notes will not impose any limitation on our incurrence of liabilities that are not considered “indebtedness” under the indentures, and will not impose any limitation on liabilities incurred by our subsidiaries that might be designated as “unrestricted subsidiaries.” If we incur additional debt above the levels in effect upon the closing of the offering, the risks associated with our substantial leverage would increase.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make payments on and refinance our debt, including the notes (in the event we are required to make such payments on the notes pursuant to our guarantee) and to fund our operations will depend on our ability to generate substantial operating cash flow. Our cash flow generation will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in amounts sufficient to enable us to service our indebtedness, including the notes (in the event we are required to make such payments on the notes pursuant to our guarantee), or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. Any of these remedies may not, if necessary, be effected on commercially reasonable terms, or at all. Also, the indentures governing the notes will restrict us from adopting certain of these alternatives. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest, or other amounts on the notes (in the event we are required to make such payments on the notes pursuant to our guarantee). In addition, our liquidity could be negatively impacted by the financial condition of Clear Channel Communications. See “—Risks Related to Our Relationship with Clear Channel Communications—Any deterioration in the financial condition of Clear Channel Communications could adversely affect our access to the credit markets and increase our borrowing costs.”

Clear Channel Worldwide Holdings is a holding company that has no revenue-generating operations and will depend on payments received under the proceeds loans to make payments on the notes.

Clear Channel Worldwide Holdings is a holding company which holds the stock of the first tier foreign subsidiaries representing all of the total assets and revenue of the International segment. Clear Channel Worldwide Holdings will not be permitted to engage in any activities other than the ownership of all the outstanding equity interests in its subsidiaries and activities incidental thereto. Upon receipt of the proceeds from the notes offered hereby, Clear Channel Worldwide Holdings will loan, on a senior unsecured basis, amounts equal to the proceeds of the notes to CCOI which will be due and payable at the same times and in the same amounts as payments under the notes and which we refer to as the “proceeds loans.” Clear Channel Worldwide Holdings’ ability to make payments on the notes is therefore dependent on the payments received under the proceeds loans and other funds that may be received from its subsidiaries. However, there is no obligation on the part of its subsidiaries to provide funds to Clear Channel Worldwide Holdings. If payments on the proceeds loans are not made by CCOI, for whatever reason, Clear Channel Worldwide Holdings may not have funds available to it that would permit it to make payments on the notes. In such circumstances, the holders of the notes would have to rely upon claims for payment under the guarantees, which claims would be subject to a number of risks described elsewhere under “Risk Factors.”

The notes are effectively subordinated to our total secured indebtedness.

The indentures governing the notes will permit us to incur certain secured indebtedness. Accordingly, if we are involved in a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, or upon a default in payment on, or the acceleration of, any indebtedness under any secured credit facilities or our other secured indebtedness, our assets would be available to pay obligations on the notes only after all indebtedness under any secured credit facilities or other secured indebtedness have been paid in full from such assets. In addition, a default under the indentures governing the notes may cause an event of default under any secured credit facilities and the acceleration of debt under any secured credit facilities or the failure to pay such debt when due would, in certain circumstances, cause an event of default under the indentures governing the notes. See “Description of the Series A Notes—Events of Default and Remedies” and “Description of the Series B Notes—Events of Default and Remedies.” The lenders under any secured credit facilities would also be expected to have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. If the debt under any secured credit facilities or the notes offered hereby were to be accelerated, our assets may not be sufficient to repay in full that debt, or any other debt that may become due as a result of that acceleration.

The notes are structurally subordinated to the liabilities of our subsidiaries that do not guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries or non-wholly-owned subsidiaries declare bankruptcy, liquidate or reorganize.

Our non-wholly-owned (and certain wholly-owned) domestic subsidiaries and our foreign subsidiaries will not guarantee the notes. As a result, the notes will be structurally subordinated to all existing and future obligations, including indebtedness, of our subsidiaries that do not guarantee the notes, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade and other creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us and, in turn, to our creditors.

On a pro forma basis as described herein, Clear Channel Worldwide Holdings, Clear Channel Outdoor Holdings and the other guarantors would have accounted for approximately $1,111.5 million, or 40.9%, of our consolidated revenue, approximately $339.8 million, or 65.3%, of our OIBDAN and approximately $394.6 million, or 58.2%, of our Adjusted EBITDA, in each case, for the last twelve months ended September 30, 2009. Clear Channel Worldwide Holdings, Clear Channel Outdoor Holdings and the other guarantors accounted for approximately $4,652.7 million, or 64.3%, of our total assets on a consolidated basis as of September 30, 2009. As of September 30, 2009, Clear Channel Worldwide Holdings, Clear Channel Outdoor Holdings and the other guarantors would have had $3,508.1 million of total liabilities (including the CCU Intercompany Note) to which the notes would have been structurally senior with respect to the value of our net assets, including the net assets of our foreign subsidiaries.

On a pro forma basis as described herein, the non-guarantor subsidiaries would have accounted for approximately $1,609.0 million, or 59.1%, of our consolidated revenue, approximately $180.7 million, or 34.7%, of our OIBDAN and approximately $283.0 million, or 41.8%, of our Adjusted EBITDA, in each case, for the last twelve months ended September 30, 2009. Our non-guarantor subsidiaries accounted for approximately $2,586.4 million, or 35.7%, of our total assets on a consolidated basis as of September 30, 2009. As of September 30, 2009, our non-guarantor subsidiaries had $910.8 million of total liabilities (including trade payables) to which the notes would have been structurally subordinated.

We may not have access to the cash flow and assets that may be needed to make payments on the notes in the event that we are required to make such payments pursuant to our guarantee.

In November 2005, we entered into a cash management arrangement with Clear Channel Communications whereby Clear Channel Communications provides us day-to-day cash management services. As part of this arrangement, substantially all of the cash generated from our domestic operations is transferred daily into Clear Channel Communications accounts and, in return, Clear Channel Communications funds certain of our operations. This arrangement is evidenced by tandem cash management notes issued by Clear Channel Communications to us and by us to Clear Channel Communications. Each of the cash management notes is a demand obligation; however, Clear Channel Communications is not under any contractual commitment to advance funds to us beyond the amounts outstanding under the note issued by Clear Channel Communications. Clear Channel Communications may continue to use the cash flows of our domestic operations for its own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between Clear Channel Communications and us.

Concurrently with the issuance of the notes, Clear Channel Communications will repay $50.0 million of the revolving promissory note issued by Clear Channel Communications to us. If Clear Channel Communications becomes the subject of bankruptcy proceedings within one year after such repayment of the revolving promissory note, all or a portion of such repayment could be recovered from us if a bankruptcy court determines that Clear Channel Communications was insolvent at the time of the repayment and that such repayment was a preferential transfer that allowed us to receive a greater recovery than we would have realized in a hypothetical liquidation.

In addition, we derive substantially all of our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to our guarantee of the notes. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us the amounts necessary to service the notes (in the event we are required to make such payments on the notes pursuant to our guarantee). Provisions of law, such as those requiring that dividends be paid only out of surplus, will also limit the ability of our subsidiaries to make distributions, loans, or other payments to us. In the event we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes (in the event we are required to make such payments on the notes pursuant to our guarantee). For more information regarding our relationship with Clear Channel Communications, see “—Risks Related to Our Relationship with Clear Channel Communications.”

Restrictive covenants in the indentures governing the notes, the indentures governing the Clear Channel Communications senior notes and Clear Channel Communications’ credit facilities restrict our ability to pursue our business strategies.

Clear Channel Communications’ senior secured credit facilities, Clear Channel Communications’ receivables based credit facility and Clear Channel Communications’ senior notes contain, and the indentures governing the notes offered hereby will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. These agreements do or will include covenants restricting, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire our subordinated debt;

•	make certain investments;

•	create liens on our or our restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries;

•	alter the business that we conduct; and

•	designate our subsidiaries as unrestricted subsidiaries.

The indenture governing the Series A notes will not restrict our ability to pay dividends, redeem or purchase capital stock or make any other restricted payments. See “Description of Other Indebtedness” and “Description of the Series A Notes—Certain Covenants in the 2017 A Indenture—Limitation on Restricted Payments” and “Description of the Series B Notes—Certain Covenants in the 2017 B Indenture—Limitation or Restricted Payments.”

The calculation of Adjusted EBITDA pursuant to the indentures governing the notes permits certain estimates and assumptions that may differ materially from actual results but which would nonetheless permit us to incur indebtedness on the basis of those assumptions.

Although Adjusted EBITDA is derived from our financial statements (pro forma or historical, as the case may be), the calculation of “EBITDA” pursuant to the indentures governing the notes, which we have presented in this offering circular as Adjusted EBITDA, permits certain estimates and assumptions that may differ materially from actual results. For example, the determination of the adjustment attributable to cost savings permits an estimate as to amount of cost savings which will be realized as a result of actions which either have been taken or are then expected to be taken. Although our management believes these estimates and assumptions are reasonable, investors should not place undue reliance upon the calculation of Adjusted EBITDA given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. In addition, the indentures governing the notes permit us to adjust EBITDA for items that would not meet the standards for inclusion in pro forma financial statements under Regulation S-X and other SEC rules. Some of these adjustments may be too speculative to merit adjustment under Regulation S-X; however, the indentures governing the notes would permit such adjustments for purposes of determining Adjusted EBITDA. As a result of these adjustments, we may be able to incur more debt or pay dividends or make other restricted payments in greater amounts than would otherwise be permitted without such adjustments.

Adjusted EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense, working capital needs, tax payments, non-recurring expenses and capital expenditures.

Certain transactions that may result in a change of ownership of Clear Channel Worldwide Holdings may not constitute a change of control. In addition, in the event of a change of control, Clear Channel Worldwide Holdings may not be able to fulfill its repurchase obligations under the indentures governing the notes.

Under the indentures governing the notes, upon the occurrence of any change of control, Clear Channel Worldwide Holdings will be required to make a change of control offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The definition of change of control in the indentures governing the notes includes, among other things, (i) the issuer ceasing to be a wholly-owned subsidiary of Clear Channel Outdoor Holdings, Inc. or Clear Channel Outdoor Holdings, Inc. ceasing to be a wholly-owned subsidiary of Clear Channel Communications, (ii) a sale of all or substantially all of Clear Channel Outdoor Holdings, Inc.’s assets to persons other than Permitted Holders (as defined under “Description of the Series A Notes—Certain Definitions” and “Description of the Series B Notes—Certain Definitions”), (iii) the acquisition of more than 50% of the voting power of the voting stock of Clear Channel Outdoor Holdings, Inc. or any of its parent companies by persons other than Permitted Holders and (iv) certain changes in the board of directors of Clear Channel Outdoor Holdings, Inc. However, a change of control under clause (iii) would not be triggered by (a) any restructuring of all or substantially all of any series, class, tranche or facility of indebtedness of any parent of Clear Channel Outdoor Holdings, Inc., (b) any debt workout and similar transactions involving all or substantially all of any series, class, tranche or facility of indebtedness of any parent of Clear Channel Outdoor Holdings, Inc., including any restructuring of indebtedness in connection with any consensual or negotiated arrangement or any court approved or ordered arrangement or plan, (c) any exchange or conversion of all or substantially all of any series, class, tranche or facility of indebtedness for or to any equity interests or any issuance of equity interests for cash or other consideration (other than any public offering of capital stock and any offering of capital stock that is underwritten for resale pursuant to Rule 144A or Regulation S of the Securities Act) as result of which all or substantially all of any series, class, tranche or facility of indebtedness of such parent is repaid, retired, exchanged for equity, cancelled, extinguished or otherwise discharged or (d) any other transactions that have substantially the effect of any of the foregoing; provided, however, that in each case, such restructuring, debt workout, exchange, conversion or other transaction does not involve the consensual sale for cash consideration of capital stock of any such parent of Clear Channel Outdoor Holdings, Inc. owned by the Investors (as defined under “Description of the Series A Notes—Certain Definitions” and “Description of the Series B Notes—Certain Definitions”).

Any change of control would be expected to constitute a default under any secured credit facilities. Therefore, upon the occurrence of a change of control, the lenders under any secured credit facilities would be expected to have the right to accelerate their loans, and if so accelerated, we would be required to repay all of our outstanding obligations under any secured credit facilities. Also, any secured credit facilities generally would be expected to prohibit us from purchasing any notes if we do not repay all borrowings under such facilities first or obtain the consent of the lenders under such facilities. Accordingly, unless we first repay all such borrowings or obtain the consent of such lenders, we would be expected to be prohibited from purchasing the notes upon a change of control.

In addition, if a change of control occurs, there can be no assurance that Clear Channel Worldwide Holdings will have available funds sufficient to pay the change of control purchase price for any of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Clear Channel Worldwide Holdings’ failure to make the change of control offer or to pay the change of control purchase price with respect to the notes when due would result in a default under the indentures governing the notes. See “Description of the Series A Notes—Events of Default and Remedies” and “Description of the Series B Notes—Events of Default and Remedies.”

Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received.

Clear Channel Worldwide Holdings’ issuance of the notes and the issuance of the guarantees by the guarantors, as well as other components of the offering may be subject to review under state and Federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. Under the Federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the notes and a guarantor’s guarantee, or a court may subordinate the notes and such guarantee to our or the applicable guarantor’s existing and future indebtedness.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes if it found that when Clear Channel Worldwide Holdings issued the notes, when the applicable guarantor entered into its guarantee or, in some states, when payments became due under the notes or such guarantee, Clear Channel Worldwide Holdings or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	Clear Channel Worldwide Holdings or the applicable guarantor was insolvent, or rendered insolvent by reason of such incurrence; or

•

Clear Channel Worldwide Holdings or the applicable guarantor was engaged in a business or transaction for which Clear Channel Worldwide Holdings’ or the applicable guarantor’s remaining assets constituted unreasonably small capital; or

•

Clear Channel Worldwide Holdings or the applicable guarantor intended to incur, or believed or reasonably should have believed that Clear Channel Worldwide Holdings or the applicable guarantor would incur, debts beyond Clear Channel Worldwide Holdings’ or such guarantor’s ability to pay such debts as they mature; or

•

Clear Channel Worldwide Holdings or the applicable guarantor was, a defendant in an action for money damages, or had a judgment for money damages docketed against Clear Channel Worldwide Holdings or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void the notes or a guarantee without regard to the above factors, if the court found that we issued the notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud our or its creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a note or guarantee if, in exchange for the note or guarantee, property is transferred or an antecedent debt is satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. For example, in a transaction such as this offering, there is increased risk of a determination that Clear Channel Worldwide Holdings incurred debt obligations for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the transaction went to Clear Channel Communications, while neither Clear Channel Worldwide Holdings nor the guarantors benefited substantially or directly from the notes or the guarantees.

The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets; or

•

if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the notes or any of the guarantees, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from Clear Channel Worldwide Holdings or any guarantor to Clear Channel Worldwide Holdings, such guarantor or a fund for the benefit of Clear Channel Worldwide Holdings’ or such guarantor’s creditors. Furthermore, the holders of voided notes would cease to have any direct claim against Clear Channel Worldwide Holdings or the applicable guarantor. Consequently, Clear Channel Worldwide Holdings’ or the applicable guarantor’s assets would be applied first to satisfy Clear Channel Worldwide Holdings’ or the applicable guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the voidance of the notes or a guarantee could result in an event of default with respect to Clear Channel Worldwide Holdings’ and its guarantors’ other debt that could result in acceleration of such debt (if not otherwise accelerated due to Clear Channel Worldwide Holdings’ or its guarantors’ insolvency or other proceeding).

Although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

In the event of a bankruptcy proceeding, the claims of noteholders may be reduced.

Because the terms of the proceeds loans mirror the terms of the notes and because the same obligations underlie CCOI’s guarantee and the proceeds loans, in the event of a bankruptcy proceeding, the claim of the noteholders with respect to CCOI’s guarantee and of Clear Channel Worldwide Holdings with respect to the proceeds loans might not be treated by the court administrating such bankruptcy proceeding as separate claims. In any event, the existence of the proceeds loans will not allow the noteholders to recover in excess of the amount they would otherwise be entitled to recover were the proceeds loans not to have been executed.

The notes may be issued with more than a de minimis amount of OID. If so, U.S. holders of notes will be required to include OID as ordinary income and their claim in any bankruptcy proceeding against Clear Channel Worldwide Holdings or any guarantor may be reduced.

The notes may be issued with more than a de minimis amount of OID. If so, for U.S. Federal income tax purposes, U.S. Holders will generally be required to include such OID as ordinary income over the life of the notes in advance of the receipt of cash attributable to that income regardless of their regular method of accounting. See “Certain U.S. Federal Income Tax Considerations.”

In addition, in the event the notes are issued with more than a de minimis amount of OID, in certain bankruptcy proceedings instituted against Clear Channel Worldwide Holdings, or any guarantor, the allowed claim of any holder of the notes may be limited to an amount equal to the sum of (i) the original issue price for the notes and (ii) that portion of the OID that does not constitute “unmatured interest” for purposes of the U.S. Banknotes Code, which sum may be a lesser amount than the face amount of the holders’ claims under the indentures.

There are restrictions on your ability to resell your notes.

The notes are being offered and sold pursuant to an exemption from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the United States and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time.

An active trading market may not develop for these notes.

The notes are new issues of securities for which there is no established public market. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the notes may not develop, in which case the market price and liquidity of the notes may be adversely affected.

In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	the fact that the notes initially will not be registered under the Securities Act;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this offering circular under “Risk Factors.”

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

Although the Initial Purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so. The Initial Purchasers may also discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

Risks Related to Our Business

We may be adversely affected by a general deterioration in economic conditions.

The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic downturn has resulted in a decline in advertising and marketing by our customers, resulting in a decline in advertising revenue across our businesses. This reduction in advertising revenue has had an adverse effect on our revenue, profit margins, cash flow and liquidity. The continuation of the global economic downturn may continue to adversely impact our revenue, profit margins, cash flow and liquidity.

In this regard, revenue growth during the first nine months of 2008 was partially offset by a decline of $151.2 million in the fourth quarter. This resulted in an increase in consolidated revenue of $7.5 million during 2008 compared to 2007. Our Americas revenue declined $54.8 million during 2008 compared to 2007, attributable primarily to decreases in poster and bulletin revenue associated with cancellations and non-renewals from major national advertisers. Our revenue decreased $568.8 million during the first nine months of 2009 as compared to the same period of 2008. Our International revenue declined $379.0 million, with approximately $145.7 million from movements in foreign exchange, in the first nine months of 2009. Our Americas revenue declined $189.8 million in the first nine months of 2009, primarily from a decline in bulletin, poster and airport revenue.

Our cost savings initiatives may not be entirely successful.

In the fourth quarter of 2008, the Company commenced a restructuring program (the “restructuring program”) targeting a reduction in fixed costs through renegotiations of lease agreements, workforce reductions, the elimination of overlapping functions and other cost savings initiatives. The program has resulted in restructuring and other one-time cash charges. Additional costs may be incurred pursuant to the program in the future. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all, or for how long any cost savings will persist. In addition, the restructuring program may be modified or terminated in response to economic conditions or otherwise. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring Program.”

Our financial performance may be adversely affected by certain variables which are not in our control.

Certain variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, the numbers of advertising customers, advertising fees, or profit margins include:

•	unfavorable economic conditions, both general and relative to the outdoor advertising and all related industries, which may cause companies to reduce their expenditures on advertising;

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unfavorable shifts in population and other demographics which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence, or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age, geographic or other demographic from an advertising perspective;

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an increased level of competition for advertising dollars, which may lead to lower advertising rates as we attempt to retain customers or which may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs which we may be unwilling or unable to pass through to our customers;

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technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive advertising alternatives than what we currently offer, which may lead to a loss of advertising customers or to lower advertising rates;

•	unfavorable changes in labor conditions which may require us to spend more to retain and attract key employees; and

•

changes in governmental regulations and policies and actions of regulatory bodies, including changes to restrictions on rebuilding non-conforming structures, which could restrict the advertising media which we employ, or changes that restrict some or all of our customers that operate in regulated areas from using certain advertising media, or from advertising at all.

We face intense competition in the outdoor advertising industry that may adversely affect the advertising fees we can charge, and consequently lower our operating margins and profits.

We operate in a highly competitive industry, and we may not be able to maintain or increase our current advertising and sales revenue. Our advertising properties compete for audiences and advertising revenue with other outdoor advertising companies, as well as with other media, such as radio, newspapers, magazines, television, direct mail, satellite radio and Internet based media, within their respective markets. Market shares are subject to change, which could have the effect of reducing our revenue in that market. Our competitors may develop services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share in any of our business segments. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.

As the owner or operator of various real properties and facilities, we must comply with various foreign, Federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety as well as zoning restrictions. Historically, we have not incurred significant expenditures to comply with these laws. However, additional laws which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

Government regulation of outdoor advertising may restrict our outdoor advertising operations on billboards.

United States Federal, state and local regulations have a significant impact on the outdoor advertising industry and our business. One of the seminal laws is the Highway Beautification Act (“HBA”), which regulates outdoor advertising on the 306,000 miles of Federal-Aid Primary, Interstate and National Highway Systems. The HBA regulates the size and location of billboards, mandates a state compliance program, requires the development of state standards, promotes the expeditious removal of illegal signs and requires just compensation for takings. Construction, repair, maintenance, lighting, upgrading, height, size, spacing and the location of billboards and the use of new technologies for changing displays, such as digital displays, are regulated by Federal, state and local governments. From time to time, states and municipalities have prohibited or significantly limited the construction of new outdoor advertising structures, and also permitted non-conforming structures to be rebuilt by third parties. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a significant financial impact on us by requiring us to make significant expenditures or otherwise limiting or restricting some of our operations.

From time to time, certain state and local governments and third parties have attempted to force the removal of our displays under various state and local laws, including condemnation and amortization. Amortization is the attempted forced removal of legal but non-conforming billboards (billboards which conformed with applicable zoning regulations when built, but which do not conform to current zoning regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over time. Amortization is prohibited along all controlled roads and generally prohibited along non-controlled roads. Amortization has, however, been upheld along non-controlled roads in limited instances where provided by state and local law. Other regulations limit our ability to rebuild, replace, repair, maintain and upgrade non-conforming displays. In addition, from time to time third parties or local governments assert that we own or operate displays that either are not properly permitted or otherwise are not in strict compliance with applicable law. Although we believe that the number of our billboards that may be subject to removal based on alleged noncompliance is immaterial, from time to time we have been required to remove billboards for alleged noncompliance. Such regulations and allegations have not had a material impact on our results of operations to date, but if we are increasingly unable to resolve such allegations or obtain acceptable arrangements in circumstances in which our displays are subject to removal, modification, or amortization, or if there occurs an increase in such regulations or their enforcement, our operating results could suffer.

A number of state and local governments have implemented or initiated legislative billboard controls, including taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. In addition, a number of jurisdictions, including the City of Los Angeles, have implemented legislation or interpreted existing legislation to prohibit the installation of new digital billboards. While these controls have not had a material impact on our business and financial results to date, we expect states and local governments to continue these efforts. The increased imposition of these controls and our inability to overcome any such regulations could reduce our operating income if those outcomes require removal or restrictions on the use of pre-existing displays. In addition, if we are unable to pass on the cost of these items to our clients, our operating income could be adversely affected.

International regulation of the outdoor advertising industry varies by region and country, but generally limits the size, placement, nature and density of out-of-home displays. Other regulations limit the subject matter and language of out-of-home displays. For instance, the United States and most European Union countries, among other nations, have banned outdoor advertisements for tobacco products. Our failure to comply with these or any future international regulations could have an adverse impact on the effectiveness of our displays or their attractiveness to clients as an advertising medium and may require us to make significant expenditures to ensure compliance. As a result, we may experience a significant impact on our operations, revenue, International client base and overall financial condition.

Additional restrictions on outdoor advertising of tobacco, alcohol and other products may further restrict the categories of clients that can advertise using our products.

Out-of-court settlements between the major United States tobacco companies and all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and four other United States territories include a ban on the outdoor advertising of tobacco products. Other products and services may be targeted in the future, including alcohol products. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business and could have a similar impact. Any significant reduction in alcohol-related advertising due to content-related restrictions could cause a reduction in our direct revenue from such advertisements and an increase in the available space on the existing inventory of billboards in the outdoor advertising industry.

Doing business in foreign countries creates certain risks not found in doing business in the United States.

Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of currency exchange controls;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in taxation structure.

In addition, because we own assets overseas and derive revenue from our International operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the United States dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk Management—Foreign Currency Risk.”

The success of our street furniture and transit products is dependent on our obtaining key municipal concessions, which we may not be able to obtain on favorable terms.

Our street furniture and transit products businesses require us to obtain and renew contracts with municipalities and other governmental entities. Many of these contracts, which require us to participate in competitive bidding processes at each renewal, typically have terms ranging from three to 20 years and have revenue share and/or fixed payment components. Our inability to successfully negotiate, renew or complete these contracts due to governmental demands and delay and the highly competitive bidding processes for these contracts could affect our ability to offer these products to our clients, or to offer them to our clients at rates that are competitive to other forms of advertising, without adversely affecting our financial results.

The lack of availability of potential acquisitions at reasonable prices could harm our growth strategy.

Our strategy is to pursue strategic opportunities and to optimize our portfolio of assets. We face competition from other outdoor advertising companies for acquisition opportunities. The purchase price of possible acquisitions could require the incurrence of additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing at all, or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the acquisition opportunity we are presented with, we may decide to forgo that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable in economic downturns, including in the current downturn, and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our stockholders. In addition, the CCU Intercompany Note and Master Agreement with Clear Channel Communications include restrictive covenants that, among other things, restrict our ability to incur additional debt and make certain acquisitions and investments.

Future acquisitions could pose risks.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material. Our acquisition strategy involves numerous risks, including:

•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of outdoor advertising and other properties, we may need to:

•

recruit additional senior management as we cannot be assured that senior management of acquired companies will continue to work for us and we cannot be certain that any of our recruiting efforts will succeed, and

•

expand corporate infrastructure to facilitate the integration of our operations with those of acquired properties, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	entry into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems;

•	our management’s attention may be diverted from other business concerns; and

•	we may lose key employees of acquired companies.

Additional acquisitions by us may require antitrust review by Federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances the United States Department of Justice (the “DOJ”), the Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional outdoor advertising properties in any market where we already have a significant position. The DOJ actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international outdoor advertising properties.

We are dependent on our ability to attract, motivate and retain management and key employees.

Our business is dependent on our ability to attract, motivate and retain members of our senior management group and other key employees, including local market managers. Many of our management team have been with the Company for a significant period of time. Certain members of our senior management, including Randall T. Mays, our Chief Financial Officer, Herbert W. Hill, Jr., our Senior Vice President and Chief Accounting Officer, and Paul J. Meyer, the President and Chief Executive Officer of our Americas division, have recently announced their decisions to leave the Company or change their role with the Company. If we are unable to hire new employees to replace these senior managers or are not successful in attracting, motivating and retaining other key employees, our business could be adversely effected.

Future transactions could pose risks.

We actively review potential transactions and may engage in future transactions with respect to our and Clear Channel Communications’ capital structure and businesses, including dispositions of assets or business lines, issuing additional notes or other debt, whether for cash to be used to repay the CCU Intercompany Note or in exchange for debt of Clear Channel Communications. Any of these transactions could be material. Any of these and other similar transactions may not be favorable for noteholders or result in our being required to redeem or offer to purchase notes even if we sell substantial assets (including assets of the issuer) or issue additional notes or other debt. The indentures governing the notes will also permit us to make investments in Clear Channel Communications’ debt; accordingly, we will have flexibility to engage in many types of transactions to address our and Clear Channel Communications’ capital structure and businesses, some of which could conflict with the interests of noteholders or exacerbate the risks described herein. Any transaction would be dependent on prevailing market conditions, contractual restrictions and other factors.

We face risks related to unresolved SEC staff comments.

We have received written comments from the SEC staff regarding our Annual Report on Form 10-K for fiscal 2008 and Quarterly Report on Form 10-Q for the first fiscal quarter of 2009. The SEC staff has requested further explanation regarding the determination of our operating segments. If the SEC staff disagrees with our accounting treatment, we may be required to revise our segment presentation and related disclosures and our goodwill impairment testing in future filings or amend our Annual Report on Form 10-K for fiscal 2008 and subsequent periodic reports, and such changes could be material.

We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.

The occurrence of extraordinary events, such as terrorist attacks, intentional or unintentional mass casualty incidents, or similar events may substantially decrease the use of and demand for advertising, which may decrease our revenue or expose us to substantial liability. The September 11, 2001 terrorist attacks, for example, caused a nationwide disruption of commercial activities. The occurrence of future terrorist attacks, military actions by the United States, contagious disease outbreaks, or similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economies of the United States and other foreign countries where we do business generally, specifically the market for advertising.

Risks Related to Our Relationship with Clear Channel Communications

We rely on Clear Channel Communications as a significant source of liquidity.

We and our subsidiaries rely on liquidity provided by Clear Channel Communications and its senior secured credit facilities. As part of our day-to-day cash management arrangements with Clear Channel Communications we maintain accounts that represent the net amounts due to or from Clear Channel Communications. Pursuant to this arrangement, Clear Channel Communications owes us $529.0 million under a demand obligation as of September 30, 2009. In addition, as of September 30, 2009, certain of our foreign subsidiaries had aggregate outstanding borrowings of $30 million pursuant to a $150 million sub-limit under Clear Channel Communications’ senior secured credit facilities, and to the extent there is availability under the sub-limit, certain of our foreign subsidiaries may use the availability to finance their business. As of December 8, 2009, there is no further availability under the $150 million sub-limit. If Clear Channel Communications is unable to fund net amounts required by us under the cash management arrangement, repay the demand obligation or if there is no or limited availability under the sub-limit in Clear Channel Communications’ senior secured credit facilities, our liquidity could be impaired.

There can be no assurance that Clear Channel Communications will use certain amounts that it receives from CCOI in repayment of the CCU Intercompany Note in a manner that protects or enhances its credit. Any detriment to the credit of Clear Channel Communications could have a material adverse effect on our business.

Upon issuance of the notes, Clear Channel Worldwide Holdings will enter into two proceeds loans with CCOI, pursuant to which it will loan to CCOI, on a senior unsecured basis, amounts equal to the aggregate principal amount of the notes. Upon receipt of such loans, CCOI intends to repay Clear Channel Communications approximately $730 million in aggregate principal amount of the CCU Intercompany Note. Clear Channel Communications intends to use the amounts received from CCOI in repayment of the CCU Intercompany Note to repay $150 million of indebtedness under its senior secured credit facilities, with the balance available for general corporate purposes. Clear Channel Communications may use such balance in any manner it deems suitable, and we will have no control over its use of such funds. Accordingly, Clear Channel Communications may use such funds in a manner that does not protect or enhance its credit. As we are a creditor and subsidiary of Clear Channel Communications, such a result could have a material adverse effect on our business.

Our historical financial information prior to our initial public offering (“IPO”) in 2005 is not necessarily representative of the results we would have achieved as an independent publicly traded company and may not be a reliable indicator of our future results.

The historical combined financial information prior to the IPO included in this offering circular does not reflect the financial condition, results of operations or cash flows we would have achieved as an independent publicly traded company during the periods presented or those results we will achieve in the future. This is primarily a result of the following factors:

•	Our historical combined financial results reflect allocations of corporate expenses from Clear Channel Communications.

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Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the corporate-wide cash management policies of Clear Channel Communications. Subsequent to the IPO, Clear Channel Communications is not required to provide us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Clear Channel Communications, we may in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. We may have a lower credit rating than Clear Channel Communications and may incur debt on terms and at interest rates that will not be as favorable as those generally enjoyed by Clear Channel Communications.

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We are obligated to continue to use the services of Clear Channel Communications under the Corporate Services Agreement (as defined herein) until such time as Clear Channel Communications owns less than 50% of the total voting power of our common stock, or longer for certain information technology services, and, in the event our Corporate Services Agreement with Clear Channel Communications terminates, we may not be able to replace the services Clear Channel Communications provides us until such time or in a timely manner or on comparable terms.

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Pursuant to a cash management arrangement, substantially all of the cash generated from our domestic Americas operations is transferred daily into accounts of our parent company, Clear Channel Communications, where funds of ours and of Clear Channel Communications may be commingled. These amounts are evidenced by a cash management note issued by Clear Channel Communications payable to us (which such amount was $529.0 million at September 30, 2009). We do not have a commitment from Clear Channel Communications to advance funds to us, and we have no access to the cash transferred from us to Clear Channel

Communications. If Clear Channel Communications were to become insolvent, the notes would not be accelerated and we would be an unsecured creditor of Clear Channel Communications. In such event, we would be treated the same as other unsecured creditors of Clear Channel Communications and, if we were not entitled to the cash previously transferred to Clear Channel Communications, or could not obtain such cash on a timely basis, we could experience a liquidity shortfall.

As a creditor of Clear Channel Communications we are subject to certain risks associated with the ability of Clear Channel Communications to repay amounts owed to us.

We are a creditor of Clear Channel Communications, including in connection with the $529.0 million owed to us by Clear Channel Communications under the cash management note as of September 30, 2009. Our claim under the cash management note is unsecured. If Clear Channel Communications were to become insolvent, the notes would not be accelerated and we would be an unsecured creditor of Clear Channel Communications with respect to any amounts owed to us under the cash management note. Moreover, we intend to loan the $750 million proceeds of the offering to CCOI which will, in turn, use such amounts to repay a portion of the CCU Intercompany Note due to Clear Channel Communications and pay the Initial Purchasers’ discount and the fees and expenses of the offering. Neither we nor CCOI will have any control over the use of such amounts by Clear Channel Communications after the CCU Intercompany Note is repaid.

Clear Channel Communications controls substantially all of the total voting power of our common stock.

Clear Channel Communications currently owns all of our outstanding shares of Class B common stock, representing approximately 89% of the outstanding shares of our common stock. Each share of our Class B common stock entitles its holder to 20 votes and each share of our Class A common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote. As a result, Clear Channel Communications controlled approximately 99% of the total voting power of our common stock.

For so long as Clear Channel Communications continues to own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all members of our board of directors and to exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional common stock or other equity securities, our repurchase or redemption of common stock or preferred stock, if applicable, and our payment of dividends. Similarly, Clear Channel Communications will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including the power to prevent an acquisition or any other change in control.

We have entered into a Master Agreement, a Corporate Services Agreement, a Trademark License Agreement (as defined herein) and a number of other agreements with Clear Channel Communications setting forth various matters governing our relationship with Clear Channel Communications while it remains a significant stockholder in us. These agreements, along with the CCU Intercompany Note and the cash management notes, govern our relationship with Clear Channel Communications and allow Clear Channel Communications to retain control over, among other things, our continued use of the trademark “Clear Channel,” the provision of corporate services to us, our cash management and our ability to make certain acquisitions or to merge or consolidate or to sell all or substantially all our assets. The rights of Clear Channel Communications under these agreements may allow Clear Channel Communications to delay or prevent an acquisition of us that we or holders of our notes may consider favorable. We are not able to terminate these agreements or amend them in a manner we deem more favorable so long as Clear Channel Communications continues to own shares of our common stock representing more than 50% of the total voting power of our common stock.

Conflicts of interest may arise between Clear Channel Communications and us that could be resolved in a manner unfavorable to us.

Questions relating to conflicts of interest may arise between Clear Channel Communications and us in a number of areas relating to our past and ongoing relationships. Clear Channel Communications is now an indirect subsidiary of CC Media Holdings. Three of our directors serve as directors of CC Media Holdings. Three of our other directors are affiliated with CC Media Holdings and its stockholders. In addition, five of our executive officers serve as executive officers of CC Media Holdings. For as long as Clear Channel Communications continues to own shares of our common stock representing more than 50% of the total voting power of our common stock, it has the ability to direct the election of all the members of our board of directors and to exercise a controlling influence over our business and affairs.

Areas in which conflicts of interest between Clear Channel Communications and us could arise include, but are not limited to, the following:

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Cross officerships, directorships and stock ownership.    The ownership interests of our directors or executive officers in the common stock of CC Media Holdings or service as a director or officer of both CC Media Holdings and us could create, or appear to create, conflicts of interest when directors and executive officers are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to (i) the nature, quality and cost of services rendered to us by Clear Channel Communications, (ii) disagreement over the desirability of a potential acquisition opportunity, (iii) employee retention or recruiting, or (iv) our dividend policy.

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Intercompany transactions.    From time to time, Clear Channel Communications or its affiliates may enter into transactions with us or our subsidiaries or other affiliates. Although the terms of any such transactions will be established based upon negotiations between employees of Clear Channel Communications and us and, when appropriate, subject to the approval of the independent directors on our board of directors or a committee of disinterested directors, there can be no assurance the terms of any such transactions will be as favorable to us or our subsidiaries or affiliates as may otherwise be obtained in arm’s length negotiations.

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Intercompany agreements.    We have entered into certain agreements with Clear Channel Communications pursuant to which it provides us certain management, administrative, accounting, tax, legal and other services, for which we reimburse Clear Channel Communications on a cost basis. In addition, we entered into a number of intercompany agreements covering matters such as tax sharing and our responsibility for certain liabilities previously undertaken by Clear Channel Communications for certain of our businesses. Pursuant to the Corporate Services Agreement between Clear Channel Communications and us, we are contractually obligated to utilize certain corporate services provided by Clear Channel Communications, including the services of the chief executive officer of Clear Channel Communications as our Chief Executive Officer, the chief financial officer of Clear Channel Communications as our Chief Financial Officer, and the chief accounting officer of Clear Channel Communications as our Chief Accounting Officer. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel Communications owns shares of our common stock representing less than 50% of the total voting power of our common stock upon six months notice by us to Clear Channel Communications. The charges for the services generally are intended to allow Clear Channel Communications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service. The terms of these agreements were established while we were a wholly-owned subsidiary of Clear Channel Communications and were not the result of arm’s length negotiations. In addition, conflicts could arise in the interpretation or any extension or renegotiation of these existing agreements.

If Clear Channel Communications engages in the same type of business we conduct or takes advantage of business opportunities that might be attractive to us, our ability to successfully operate and expand our business may be hampered.

Our amended and restated certificate of incorporation provides that, subject to any contractual provision to the contrary, Clear Channel Communications will have no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with any of our clients, customers or vendors.

In addition, the corporate opportunity policy set forth in our amended and restated certificate of incorporation addresses potential conflicts of interest between our company, on the one hand, and Clear Channel Communications or CC Media Holdings and its officers and directors who are officers or directors of our company, on the other hand. The policy provides that if Clear Channel Communications or CC Media Holdings acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Clear Channel Communications and us, we will have renounced our interest in the corporate opportunity. It also provides that if one of our directors or officers who is also a director or officer of Clear Channel Communications or CC Media Holdings learns of a potential transaction or matter that may be a corporate opportunity for both Clear Channel Communications and us, we will have renounced our interest in the corporate opportunity, unless that opportunity is expressly offered to that person in writing solely in his or her capacity as our director or officer.

If one of our officers or directors, who also serves as a director or officer of Clear Channel Communications or CC Media Holdings, learns of a potential transaction or matter that may be a corporate opportunity for both Clear Channel Communications and us, our amended and restated certificate of incorporation provides that the director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of Clear Channel Communications’ actions with respect to that corporate opportunity.

This policy could result in Clear Channel Communications having rights to corporate opportunities in which both we and Clear Channel Communications have an interest.

We are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that may not provide as many protections as those afforded to shareholders of other companies.

Clear Channel Communications owns shares of our common stock representing more than 50% of the total voting power of our common stock, and we are a “controlled company” under the New York Stock Exchange (“NYSE”) corporate governance standards. As a controlled company, we may elect to utilize certain exemptions under the NYSE standards that free us from the obligation to comply with certain NYSE corporate governance requirements, including the requirements (i) that a majority of the board of directors consists of independent directors, (ii) that we have a Nominating and Governance

Committee, and that such Committee be composed entirely of independent directors and governed by a written charter addressing such Committee’s purpose and responsibilities, (iii) that we have a Compensation Committee composed entirely of independent directors with a written charter addressing such Committee’s purpose and responsibilities and (iv) for an annual performance evaluation of the Compensation Committee. We intend to continue to utilize certain of these exemptions and, as a result, we may not create or maintain a Nominating and Governance Committee, and the Nominating and Governance Committee, if created, and the Compensation Committee may not consist entirely of independent directors, and our board of directors may not consist of a majority of independent directors.

We only have the right to use the “Clear Channel” brand name, logo and corporate name for so long as Clear Channel Communications owns shares of our common stock representing at least 50% of the total voting power of our common stock.

Our corporate name is “Clear Channel Outdoor Holdings, Inc.,” and we and our subsidiaries currently use the “Clear Channel” brand name and logo in marketing our products and services. Pursuant to a trademark license agreement, Clear Channel Communications grants us the right to use the “Clear Channel” mark and logo in connection with our products and services and the right to use “Clear Channel” in our corporate name and the corporate names of our subsidiaries until 12 months after the date on which Clear Channel Communications owns shares of our common stock representing less than 50% of the total voting power of our common stock. In the event our right to use the “Clear Channel” brand name and logo and corporate name expires, we will be required to develop, promote and conduct our business under a new brand name. Although at that time we may need to expend significant time, effort and resources to establish a new brand name in the marketplace, we do not expect that such re-branding will have a material impact on our business, financial condition or results of operations.

We do not have control over our tax decisions and could be liable for income taxes owed by Clear Channel Communications.

For so long as Clear Channel Communications continues to own shares of our common stock representing at least 80% of the total voting power and value of our common stock, we and certain of our subsidiaries will be included in Clear Channel Communications’ consolidated group for U.S. Federal income tax purposes. In addition, we or one or more of our subsidiaries may be included in the combined, consolidated or unitary tax returns of Clear Channel Communications or one or more of its subsidiaries for foreign, state and local income tax purposes. Under the Tax Matters Agreement (as defined herein), we pay to Clear Channel Communications the amount of Federal, foreign, state and local income taxes which we would be required to pay to the relevant taxing authorities if we and our subsidiaries filed combined, consolidated or unitary tax returns and were not included in the consolidated, combined or unitary tax returns of Clear Channel Communications or its subsidiaries. In addition, by virtue of its controlling ownership and the Tax Matters Agreement, Clear Channel Communications effectively controls all of our tax decisions. The Tax Matters Agreement provides that Clear Channel Communications has the sole authority to respond to and conduct all tax proceedings (including tax audits) relating to us, to file all income tax returns on our behalf and to determine the amount of our liability to (or entitlement to payment from) Clear Channel Communications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel Communications and us. For example, under the Tax Matters Agreement, Clear Channel Communications is able to choose to contest, compromise, or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel Communications and detrimental to us.

Moreover, notwithstanding the Tax Matters Agreement, Federal law provides that each member of a consolidated group is liable for the group’s entire tax obligation. Thus, to the extent Clear Channel Communications or other members of the group fail to make any United States Federal income tax payments required by law, we would be liable for the shortfall. Similar principles may apply for foreign, state and local income tax purposes where we file combined, consolidated or unitary returns with Clear Channel Communications or its subsidiaries for Federal, foreign, state and local income tax purposes.

If Clear Channel Communications spins off our Class B common stock to the CC Media Holdings stockholders, we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications for its tax-related liabilities in certain circumstances.

If Clear Channel Communications spins off our Class B common stock to the CC Media Holdings stockholders in a distribution intended to be tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel Communications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel Communications have agreed to each be responsible for 50% of the tax-related liabilities arising from the failure of such a spin-off to so qualify.

Future sales or distributions of our shares by Clear Channel Communications could depress the market price for shares of our Class A common stock.

We and Clear Channel Communications are regularly reviewing alternatives to reduce our respective indebtedness and improve our liquidity. Clear Channel Communications may sell all or part of the shares of our common stock it owns or distribute those shares to the CC Media Holdings shareholders, including pursuant to demand registration rights described in the Registration Rights Agreement between us and Clear Channel Communications. Sales or distributions by Clear Channel Communications of substantial amounts of our common stock in the public market or to the CC Media Holdings shareholders could adversely affect prevailing market prices for our Class A common stock. The agreements between us and Clear Channel Communications do not prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

The terms of our arrangements with Clear Channel Communications may be more favorable than we will be able to obtain from an unaffiliated third party, and we may be unable to replace the services Clear Channel Communications provides us in a timely manner or on comparable terms.

We and Clear Channel Communications entered into a Corporate Services Agreement. Pursuant to the Corporate Services Agreement, Clear Channel Communications and its affiliates agree to provide us with corporate services, including treasury, payroll and other financial services, executive officer services, human resources and employee benefit services, legal services, information systems and network services and procurement and sourcing support.

We negotiated these arrangements with Clear Channel Communications in the context of a parent-subsidiary relationship. Although Clear Channel Communications is contractually obligated to provide us with services during the term of the Corporate Services Agreement, we cannot assure you these services will be sustained at the same level after the expiration of that agreement, or that we will be able to replace these services in a timely manner or on comparable terms. In addition, we cannot provide assurance that the amount we pay Clear Channel Communications for the services will be as favorable to us as that which may be available for comparable services provided by unrelated third parties. Other agreements with Clear Channel Communications also govern our relationship with Clear Channel Communications and provide for the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations. The agreements also contain terms and provisions that may be more favorable than terms and provisions we might have obtained in arm’s length negotiations with unaffiliated third parties. If Clear Channel Communications ceases to provide services to us pursuant to those agreements, our costs of procuring those services from third parties may increase.

Any deterioration in the financial condition of Clear Channel Communications could adversely affect our access to the credit markets and increase our borrowing costs.

The risks associated with Clear Channel Communications’ businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic slowdown has resulted in a decline in advertising and marketing by Clear Channel Communications’ customers, resulting in a decline in advertising revenue across Clear Channel Communications’ businesses. This reduction in advertising revenue has had an adverse effect on Clear Channel Communications’ revenue, profit margins, cash flow and liquidity. The continuation of the global economic slowdown may continue to adversely impact Clear Channel Communications’ revenue, profit margins, cash flow and liquidity.

For so long as Clear Channel Communications maintains significant control over us, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing our borrowing costs or impairing our access to the capital markets because of our reliance on Clear Channel Communications for availability under our “Due from Clear Channel Communications” account and its revolving credit facility. In addition, the interest rate we pay on the CCU Intercompany Note is based on the weighted average cost of long-term debt for Clear Channel Communications, which was 5.716% at November 30, 2009. If that cost increases, our borrowing costs also will increase. To the extent we do not pass on our increased borrowing costs to our clients, our profitability, and potentially our ability to raise capital, could be materially affected. In connection with the offering, the interest rate on the CCU Intercompany Note will be changed to equal (a) from the issue date through March 31, 2010, the offering price yield-to-maturity on the notes offered hereby (which is assumed to be 8.5%) and (b) for each calendar quarter thereafter, as of the date of determination the lesser of (i) the weighted average yield-to-maturity calculated based on the average of the mid-market quotations for the notes offered hereby for each of the five business days immediately preceding such date and (ii) 12% per annum (the “Revised CCU Intercompany Note Rate”). Also, until the first date Clear Channel Communications owns shares of our common stock representing less than 50% of the total voting power of our common stock, pursuant to the Master Agreement between us and Clear Channel Communications, as well as pursuant to the CCU Intercompany Note, Clear Channel Communications will have the ability to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs or to grow our business.

USE OF PROCEEDS

The estimated proceeds to Clear Channel Worldwide Holdings from this offering are expected to be $750 million. Clear Channel Worldwide Holdings intends to loan amounts equal to the aggregate principal amount of the notes to CCOI pursuant to two proceeds loans that will be due and payable in the same amounts and at the same times as the aggregate payments under the notes offered hereby. CCOI intends to use amounts borrowed under the proceeds loans with Clear Channel Worldwide Holdings to (i) pay discounts, fees and expenses of approximately $20 million (out of the proceeds of the Series A Notes) and (ii) fund the repayment of approximately $730 million aggregate principal amount of the CCU Intercompany Note. The CCU Intercompany Note bears interest equal to the weighted average cost of long-term debt of Clear Channel Communications (which as of November 30, 2009 was 5.716%) and is scheduled to mature on August 2, 2010. In connection with the offering, the interest rate on the CCU Intercompany Note will be changed to the Revised CCU Intercompany Note Rate. In addition, the maturity of the CCU Intercompany Note will be extended to December      , 2017. In a Current Report on Form 8-K filed concurrently herewith, Clear Channel Communications stated that it intends to use amounts received from CCOI in repayment of the CCU Intercompany Note to repay $150 million of indebtedness under its senior secured credit facilities (which is equal to the aggregate principal amount of the Series B Notes), with the balance available for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, due from Clear Channel Communications and total capitalization as of September 30, 2009 (i) on an actual basis and (ii) on a pro forma basis to give effect to the offering (assuming the notes are issued at par) as if the offering had occurred as of such date. You should read this table along with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this offering circular.

(in millions)	As of September 30, 2009
	Actual	Pro Forma
Cash and cash equivalents	$165	$215

Due From Clear Channel Communications (1)	529	479

Debt:
Clear Channel Communications’ revolving credit facility	30	30
Series A notes due 2017	—	600
Series B notes due 2017	—	150
Debt with Clear Channel Communications (1)	$2,500	$1,770
Due to Clear Channel Communications	—	—
Other debt	81	81

Total Debt	2,611	2,631

Total Shareholders’ Equity	2,820	2,820

Total Capitalization	$5,431	$5,451

(1)	In connection with the offering, the maturities of both the cash management note due from Clear Channel Communications and the CCU Intercompany Note will be extended to December , 2017.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to Clear Channel Outdoor Holdings’ audited historical consolidated financial statements as of and for the year ended December 31, 2008 and Clear Channel Outdoor’s unaudited historical consolidated financial statements for the nine months ended September 30, 2009 and 2008. We have derived the pro forma financial data for the last twelve months ended September 30, 2009 by adding the pro forma financial data for the year ended December 31, 2008 and the pro forma financial data for the nine months ended September 30, 2009 and subtracting the pro forma financial data for the nine months ended September 30, 2008.

The audited historical consolidated financial statements for the year ended December 31, 2008 (which are used to derive the unaudited pro forma condensed consolidated financial and other data for the year ended December 31, 2008 and the last twelve months ended September 30, 2009) are comprised of two periods: post-merger and pre-merger, which relate to the period succeeding and the period preceding the merger of Clear Channel Communications with a subsidiary of CC Media Holdings, respectively.

On July 30, 2008, as discussed above, our parent, Clear Channel Communications, completed its merger with a subsidiary of CC Media Holdings, a company formed by private equity funds sponsored by Bain Capital and THL. Clear Channel Communications is now an indirect wholly-owned subsidiary of CC Media Holdings. The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement No. 141”), and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed and is applicable to us.

The unaudited pro forma condensed consolidated balance sheet was prepared based upon the historical consolidated balance sheet of the Company, adjusted to reflect the offering as if it had occurred on September 30, 2009. The notes may be issued with more than a de minimis amount of OID, but the pro forma financial data included herein does not give effect to any OID that may result from the offering. See footnote H below. In addition, if the notes are issued with OID, the proceeds to us will be reduced by the amount of any such discount.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008, the nine months ended September 30, 2009 and 2008, and the last twelve months ended September 30, 2009 were prepared based upon the historical consolidated statements of operations of the Company. The historical financial information was adjusted to reflect the offering and also the merger as if they both had occurred on January 1, 2008, giving effect to (1) interest expense, (2) depreciation and amortization expense associated with the valuations of property, plant and equipment and definite-lived intangible assets and (3) the related tax effects of these items.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and the notes thereto of the Company included in this offering circular and the other financial information contained in “Offering Circular Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data,” “Risk Factors,” “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

The unaudited pro forma condensed consolidated financial data is not necessarily indicative of the actual results of operations or financial position had the above described transactions occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2009

(In thousands)

	September 30, 2009			September 30, 2009
	Historical	Adjustments		Pro forma
Cash and cash equivalents	$165,392	$50,000	A	$215,392
Other current assets	1,002,899	—		1,002,899
Due from Clear Channel Communications	529,018	(529,018)	B	—

Total Current Assets	1,697,309	(479,018)		1,218,291

Property, Plant and Equipment, net	2,498,299	—		2,498,299
Goodwill and intangibles, net	2,897,163	—		2,897,163

Notes receivable	2,780	—		2,780
		529,018	B
		(50,000)	A

Due from Clear Channel Communications	—	479,018		479,018
Investments in, and advances to, nonconsolidated affiliates	28,532	—		28,532
Other assets	102,702	20,000	C	122,702
Other investments	12,275	—		12,275

Total Assets	$7,239,060	$20,000		$7,259,060

Other current liabilities	$781,615	—		$781,615
CCU Intercompany note	2,500,000	(2,500,000)	D	—

Total Current Liabilities	3,281,615	(2,500,000)		781,615

Long-term debt	31,336	—		31,336
Series A notes due 2017	—	600,000	E	600,000
Series B notes due 2017	—	150,000	E	150,000
CCU Intercompany note	—	1,770,000	D,E	1,770,000
Other long-term liabilities	253,215	—		253,215
Deferred tax liability	852,768	—		852,768
Total Shareholders’ Equity	2,820,126	—		2,820,126

Total Liabilities and Shareholders’ Equity	$7,239,060	$20,000		$7,259,060

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2008

(In thousands)

	Clear Channel Outdoor Holdings Historical	Adjustments		Pro Forma
Revenue	$3,289,287	$—		$3,289,287
Operating expenses:
Direct operating expenses	1,882,136	—		1,882,136
Selling, general and administrative expenses	606,370	—		606,370
Depreciation and amortization	472,350	33,104	F	505,454
Corporate expenses	71,045	—		71,045
Impairment charge	3,217,649	—		3,217,649
Other operating income—net	15,848	—		15,848

Operating income (loss)	(2,944,415)	(33,104)		(2,977,519)
Interest expense (including interest on debt with Clear Channel Communications)	161,650	21,031	G, H	182,681
Loss on marketable securities	59,842	—		59,842
Equity in earnings (loss) of nonconsolidated affiliates	68,733	—		68,733
Other income (expense)—net	25,479	—		25,479

Income (loss) before income taxes	(3,071,695)	(54,135)		(3,125,830)
Income tax (expense) benefit	220,319	17,930	I	238,249

Consolidated net income (loss)	(2,851,376)	(36,205)		(2,887,581)
Amount attributable to noncontrolling interest	(293)	—		(293)

Net income (loss) attributable to the Company	$(2,851,083)	$(36,205)		$(2,887,288)

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2008

(In thousands)

	Clear Channel Outdoor Holdings Historical	Adjustments		Pro Forma
Revenue	$2,503,762	$—		$2,503,762
Operating expenses:
Direct operating expenses	1,424,195	—		1,424,195
Selling, general and administrative expenses	438,021	—		438,021
Depreciation and amortization	328,652	33,104	F	361,756
Corporate expenses	50,595	—		50,595
Other operating income—net	12,506	—		12,506

Operating income (loss)	274,805	(33,104)		241,701
Interest expense (including interest on debt with Clear Channel Communications)	118,427	18,584	G, H	137,011
Equity in earnings (loss) of nonconsolidated affiliates	69,895	—		69,895
Other income (expense)—net	12,388	—		12,388

Income (loss) before income taxes	238,661	(51,688)		186,973
Income tax (expense) benefit	(56,690)	17,000	I	(39,690)

Consolidated net income (loss)	181,971	(34,688)		147,283
Amount attributable to noncontrolling interest	3,603	—		3,603

Net income (loss) attributable to the Company	$178,368	$(34,688)		$143,680

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2009

(In thousands)

	Clear Channel Outdoor Holdings Historical	Adjustments		Pro Forma
Revenue	$1,934,955	$—		$1,934,955
Operating expenses:
Direct operating expenses	1,170,683	—		1,170,683
Selling, general and administrative expenses	347,930	—		347,930
Depreciation and amortization	327,769	—		327,769
Corporate expenses	45,446	—		45,446
Impairment charge	812,390	—		812,390
Other operating income—net	10,125	—		10,125

Operating income (loss)	(759,138)	—		(759,138)
Interest expense (including interest on debt with Clear Channel Communications)	114,634	22,377	G, H	137,011
Loss on marketable securities	11,315	—		11,315
Equity in loss of nonconsolidated affiliates	26,094	—		26,094
Other expense—net	5,288	—		5,288

Income (loss) before income taxes	(916,469)	(22,377)		(938,846)
Income tax (expense) benefit	101,702	—	I, J	101,702

Consolidated net income (loss)	(814,767)	(22,377)		(837,144)
Amount attributable to noncontrolling interest	(3,413)	—		(3,413)

Net income (loss) attributable to the Company	$(811,354)	$(22,377)		$(833,731)

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve Months Ended September 30, 2009

(In thousands)

	Clear Channel Outdoor Holdings Historical	Adjustments		Pro Forma
Revenue	$2,720,480	$—		$2,720,480
Operating expenses:
Direct operating expenses	1,628,624	—		1,628,624
Selling, general and administrative expenses	516,279	—		516,279
Depreciation and amortization	471,467	—		471,467
Corporate expenses	65,896	—		65,896
Impairment charge	4,030,039	—		4,030,039
Other operating income—net	13,467	—		13,467

Operating income (loss)	(3,978,358)	—		(3,978,358)
Interest expense (including interest on debt with Clear Channel Communications)	157,857	24,824	G, H	182,681
Loss on marketable securities	71,157	—		71,157
Equity in loss of nonconsolidated affiliates	27,256	—		27,256
Other income—net	7,803	—		7,803

Income (loss) before income taxes	(4,226,825)	(24,824)		(4,251,649)
Income tax (expense) benefit	378,711	930	I, J	379,641

Consolidated net income (loss)	(3,848,114)	(23,894)		(3,872,008)
Amount attributable to noncontrolling interest	(7,309)	—		(7,309)

Net income (loss) attributable to the Company	$(3,840,805)	$(23,894)		$(3,864,699)

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(In thousands)

The unaudited pro forma condensed consolidated financial data includes the following pro forma assumptions and adjustments.

A	The notes will require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities, consisting of (i) $50.0 million at the issuer and guarantor entities (other than CCOI) (principally our domestic business) and (ii) $50.0 million at the non-guarantor subsidiaries (principally our international business) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. This pro forma adjustment records the increase in cash in connection with the initial funding of the Liquidity Amount with the partial repayment of the Due from Clear Channel Communications.

B	As part of the offering, the Due from Clear Channel Communications, which is scheduled to mature on August 10, 2010, will be extended until December , 2017. This pro forma adjustment reclassifies the Due from Clear Channel Communications from a current asset to a long-term asset.

C	This pro forma adjustment records fees and expenses of $20,000 arising from the offering as deferred loan costs. These costs are amortized over the eight year life of the notes offered hereby, and such amortization will be included in interest expense.

D	The CCU Intercompany Note is scheduled to mature on August 2, 2010 but will be extended to December , 2017 in connection with the offering. In addition, the interest rate on the CCU Intercompany Note will be changed to the Revised CCU Intercompany Note Rate.

E	These pro forma adjustments reflect the long-term debt issued in the offering and the recording of the use of proceeds.

Series A notes due 2017	$600,000
Series B notes due 2017	150,000

Proceeds of notes offered hereby	750,000
Fees and expenses arising from the offering	(20,000)

Net proceeds to repay CCU Intercompany Note	$730,000

CCU Intercompany Note	$2,500,000
Net proceeds to repay CCU Intercompany Note	(730,000)

Pro Forma CCU Intercompany Note	$1,770,000

F	These pro forma adjustments record depreciation and amortization expense associated with fair value adjustments to property, plant and equipment, and definite-lived intangible assets based on the estimated remaining useful lives of two to 35 years as if the merger of our parent, Clear Channel Communications, had occurred on January 1, 2008.

G	These pro forma adjustments are for the incremental interest expense resulting from the offering and give effect to the offering as if it had occurred on January 1, 2008.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Twelve Months Ended September 30, 2009
Interest expense on Series A notes (1)	51,000	38,250	38,250	51,000
Interest expense on Series B notes (2)	12,750	9,563	9,563	12,750
Change in interest expense on Debt with Clear Channel Communications, net of interest income from Clear Channel Communications (3)(4)	(45,219)	(31,104)	(27,311)	(41,426)
Amortization of Deferred Loan Costs (5)	2,500	1,875	1,875	2,500

Total pro forma interest adjustment	$21,031	$18,584	$22,377	$24,824

(1)	Assumes a fixed rate of interest of 8.5%. For each 0.125% change in the fixed rate of interest, the annual interest expense on the Series A notes would change by $750.
(2)	Assumes a fixed rate of interest of 8.5%. For each 0.125% change in the fixed rate of interest, the annual interest expense on the Series B notes would change by $188.
(3)	The Company had $2,500,000 in debt outstanding with Clear Channel Communications as of September 30, 2009. Pro forma for the offering, the Company will have $1,770,000 in debt outstanding with Clear Channel Communications. The interest rate on the CCU Intercompany Note will be changed to the Revised CCU Intercompany Note Rate. For each 0.125% per annum difference in the per annum interest rate, the annual interest expense on such debt, pro forma for the offering, would change by $2,213.
(4)	The rate on the Due from Clear Channel Communications will be amended to a per annum rate equal to the rate on the CCU Intercompany Note. The pro forma adjustment assumes the per annum rate will be 8.5%. For each 0.125% per annum difference in the interest rate, the annual interest income on such debt, pro forma for the offering, would change by $599.
(5)	Represents debt issuance costs amortized over eight years for the notes offered hereby.

H	The notes may be issued with more than a de minimis amount of OID, but the pro forma interest expense does not give effect to any OID that may result from the offering. For each 1% change in the original issue price of the notes offered hereby, the pro forma interest expense for the year ended December 31, 2008 and the twelve months ended September 30, 2009, would change by $0.9 million. For each 1% change in the original issue price of the notes offered hereby, the pro forma interest expense for the nine months ended September 30, 2008 and 2009, would change by $0.7 million.

I	The pro forma adjustment for income tax expense was determined using statutory rates in effect for the various tax jurisdictions in which the Company operates for the year ended December 31, 2008, the nine months ended September 30, 2009 and 2008, and the last twelve months ended September 30, 2009.

J	The Company recorded a valuation allowance during the nine months ended September 30, 2009 as a result of its inability to record tax benefits on net losses generated in such period.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CLEAR CHANNEL COMMUNICATIONS

Set forth below is certain historical financial information of Clear Channel Communications. Clear Channel Communications is our indirect parent, owning approximately 89% of the outstanding shares of common stock of Clear Channel Outdoor Holdings, which represents approximately 99% of the total voting power of Clear Channel Outdoor Holdings. On July 30, 2008, Clear Channel Communications completed its merger with a subsidiary of CC Media Holdings, a company founded by private equity funds sponsored by Bain Capital and THL. Clear Channel Communications is now an indirect, wholly-owned subsidiary of CC Media Holdings and is our primary source of capital. See “Offering Circular Summary—Corporate Structure.”

The financial statements of CC Media Holdings are included in its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for three months ended March 31, June 30 and September 30, 2009, each as filed with the SEC. Because CC Media Holdings is the parent of Clear Channel Communications and has no direct operations or operating assets, the financial statements of CC Media Holdings reflect the financial condition and results of Clear Channel Communications. The information filed by CC Media Holdings with the SEC is not incorporated by reference in this offering circular and does not constitute a part hereof.

The table below summarizes Clear Channel Communications’ historical consolidated net income (loss), EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and last twelve months (“LTM”) consolidated EBITDA for the periods indicated, each of which is a non-GAAP financial measure. The table also sets forth Clear Channel Communications’ net secured debt, ratio of net secured debt to consolidated EBITDA, minimum threshold consolidated EBITDA and minimum threshold consolidated EBITDA cushion for the LTM ended September 30, 2009.

Historical results are not indicative of future performance, and the future financial performance of Clear Channel Communications may differ materially from its historical results. Accordingly, there can be no assurance that Clear Channel Communications will achieve the same levels of consolidated net income, EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA as are presented below or be in compliance with the provisions of its senior secured credit facilities in any future period or periods. As such, investors should not place undue reliance on the historical financial information set forth below.

For a discussion of certain risks related to our relationship with Clear Channel Communications, see “Risk Factors—Risks Related to Our Relationship with Clear Channel Communications.”

(Dollars in millions)	Post-Merger Three Months Ended December 31, 2008	Post-Merger Nine Months Ended September 30, 2009	Last Twelve Months Ended September 30, 2009
Consolidated net income (loss)	$(5,007)	$(4,198)	$(9,205)
Interest expense	434	1,141	1,575
Income tax (benefit) expense	(663)	(76)	(739)
Depreciation and amortization	240	574	814
Impairment charge	5,269	4,041	9,310
Loss on marketable securities	117	13	130

EBITDA(1)	$390	$1,495	$1,885

Discontinued operations			1
Non-cash compensation			38
Other operating (income) expense			20
Equity in (earnings) loss of nonconsolidated affiliates			17
Merger costs			68
Other (income) expense—net			(792)

OIBDAN(1)			$1,237

Restructuring charges(2)			209
Non-cash items(3)			29
Nonrecurring items(4)			31
Cash received from nonconsolidated affiliates(5)			18
Other items(6)			13
Management and advisory fees(7)			19
Specified transactions(8)			2

Consolidated EBITDA (excluding cost savings)(1)			$1,558

Projected cost savings(9)			100

LTM consolidated EBITDA(1)			$1,658

Cash and cash equivalents
Actual			$1,375
Adjusted(11)			$1,955

Net secured debt(10)
Actual			$14,550
Adjusted(11)			$13,820

Ratio of net secured debt/consolidated EBITDA
Actual			8.8	x
Adjusted(11)			8.3	x

Minimum threshold consolidated EBITDA(12)
Actual			$1,532
Adjusted(11)			$1,455

Minimum threshold consolidated EBITDA cushion(13)
Actual			8.3%
Adjusted(11)			14.0%

(1)

EBITDA is comprised of consolidated net income (loss) before interest expense, income tax (benefit) expense, depreciation and amortization, impairment charge and loss on marketable securities; OIBDAN is comprised of EBITDA excluding discontinued operations, non-cash compensation expense, other operating (income) expense, equity in (earnings) loss of nonconsolidated affiliates, merger costs and other (income) expense—net; consolidated EBITDA (excluding cost savings) is comprised of OIBDAN adjusted for the items described below in footnotes 2-7 and without giving effect to cost savings; and LTM consolidated EBITDA is comprised of OIBDAN adjusted for the items described below in footnotes 2-7 and after giving effect to cost savings. Each of EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA is a non-GAAP financial measure.

(2)	In connection with the restructuring program commenced in the fourth quarter of 2008, the Company has incurred $209 million in one-time cash charges for the LTM ended September 30, 2009.

(3)	Represents certain non-cash charges, non-cash expenses and non-cash losses permitted to be added back to consolidated EBITDA under the terms of the Clear Channel Communications senior secured credit facilities.

(4)	Represents certain after-tax effects of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, transaction expenses (as defined in the Clear Channel Communications senior secured credit facilities), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, in each case as permitted to be adjustments to consolidated EBITDA under the terms of the Clear Channel Communications senior secured credit facilities.

(5)	Represents cash distributions received from nonconsolidated affiliates and unrestricted subsidiaries.

(6)	Represents various additional addbacks that are specifically permitted under the terms of the Clear Channel Communications senior secured credit facilities.

(7)	Represents the amount of management, monitoring, consulting and advisory fees and indemnities and expenses paid or accrued to Bain Capital and THL and their respective affiliates.

(8)	Represents the adjustment for certain dispositions as permitted under the terms of the Clear Channel Communications senior secured credit facilities.

(9)	Represents the amount of projected cost savings to be realized as a result of specified actions taken or expected to be taken by January 30, 2010, net of the amount of actual benefits realized from such actions, limited to a maximum of $100.0 million pursuant to the terms of the Clear Channel Communications senior secured credit facilities.

(10)	Represents total secured debt less cash and cash equivalents.

(11)	Adjusted to reflect the offering and the transactions contemplated thereby.

(12)	Represents net secured debt divided by 9.5, which is the minimum threshold consolidated EBITDA necessary to satisfy the leverage covenant under the Clear Channel Communications senior secured credit facilities based on the actual and adjusted net secured debt at September 30, 2009.

(13)	Represents the excess of LTM consolidated EBITDA over the minimum threshold consolidated EBITDA divided by minimum threshold consolidated EBITDA.

Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that Clear Channel Communications’ EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA provide investors with helpful information with respect to the operations of Clear Channel Communications, our indirect parent. We present Clear Channel Communications’ EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA to illustrate Clear Channel Communications’ historical compliance with the terms of its senior secured credit facilities. Some adjustments to Clear Channel Communications’ EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. Accordingly, Clear Channel Communications’ EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA may be presented differently in filings made with the SEC than as presented in this offering circular.

Clear Channel Communications’ EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for Clear Channel Communications’ results as reported under GAAP. Some of these limitations are:

•

Clear Channel Communications’ EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA do not reflect (i) changes in, or cash requirements for, Clear Channel Communications’ working capital needs; (ii) Clear Channel Communications’ interest expense, or the cash requirements necessary to service interest or principal payments, on its debt; (iii) Clear Channel Communications’ tax expense or the cash requirements to pay its taxes; and (iv) Clear Channel Communications’ historical cash expenditures or future requirements for capital expenditures of contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Clear Channel Communications’ EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA do not reflect any cash requirements for such replacements;

•

other companies in Clear Channel Communications’ industry may calculate EBITDA, OIBDAN, consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA differently, limiting their usefulness as comparative measures; and

•

the adjustment attributable to cost savings permits an estimate as to amount of cost savings which will be realized as a result of actions which either have been taken or are then expected to be taken.

Investors should not place undue reliance upon the calculation of consolidated EBITDA (excluding cost savings) and LTM consolidated EBITDA, given that the underlying estimates and assumptions may ultimately not reflect actual results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations with “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the historical consolidated financial statements and related notes included elsewhere in this offering circular. In this section, the terms “we,” “our,” “ours,” “us,” the “Company” and “Clear Channel Outdoor Holdings” refer collectively to Clear Channel Outdoor Holdings, Inc. and its consolidated subsidiaries.

The issuer of the notes is Clear Channel Worldwide Holdings, which is an indirect, wholly-owned subsidiary of Clear Channel Outdoor Holdings. Clear Channel Worldwide Holdings is a holding company that owns 100% of our International segment through the indirect ownership of numerous international subsidiaries. Clear Channel Worldwide Holdings also owns certain other immaterial subsidiaries that are included in our Americas segment. Clear Channel Worldwide Holdings has no direct operations or operating assets.

This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of this offering circular. Those sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update forward-looking statements included in this offering circular.

Introduction

Management’s discussion and analysis of our financial condition and results of operations is provided as a supplement to the financial statements and accompanying notes included in this offering circular to help provide an understanding of our financial condition, changes in our financial condition and results of our operations. The information included herein should be read in conjunction with the financial statements and accompanying notes included in this offering circular and is organized as follows:

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Introduction.    This section provides a general description of our business, as well as other matters we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•

Results of Operations.    This section provides an analysis of our results of operations for the three-month and nine-month periods ended September 30, 2009 and 2008, as well as results of operations for the years ended December 31, 2008, 2007 and 2006.

Our discussion is presented on both a consolidated and segmented basis. Our reportable operating segments are Americas and International. Approximately 92% of Americas’ revenue for the nine month period ended September 30, 2009 was derived from the United States, with the balance derived primarily from Canada and Latin America. Approximately 92% of our 2008 Americas revenue was derived from the United States, with the balance derived primarily from Canada and Latin America. Approximately 41% and 40% of our International revenue was derived from France and the United Kingdom for the nine months ended September 30, 2009 and year ended December 31, 2008, respectively.

We manage our segments primarily focusing on operating income. Corporate expenses, impairment charges, other operating income (expense)—net, interest expense, equity in earnings (loss) of nonconsolidated affiliates, other income (expense)—net, and income taxes are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

•

Liquidity and Capital Resources.    This section provides a discussion of our financial condition during the nine-month period ended September 30, 2009, as well as our financial condition as of December 31, 2008. In addition, this section provides analysis of our cash flows for the nine-month periods ended September 30, 2009 and 2008, as well as the years ended December 31, 2008, 2007 and 2006. The discussion of our financial condition and liquidity includes summaries of (i) our primary sources of liquidity, (ii) our key debt covenants and (iii) our outstanding debt and commitments (both firm and contingent) that existed during the nine-month period ended September 30, 2009 and as of December 31, 2008. As a result of the offering, the amount of debt with Clear Channel Communications represented by the CCU Intercompany Note will be substantially reduced and the principal amount of our other senior indebtedness will be increased by $750 million. See “Capitalization” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

•

Seasonality and Market Risk Management.    These sections discuss seasonality and how we manage exposure to potential losses arising from adverse changes in foreign currency exchange rates and interest rates.

•

New Accounting Pronouncements, Recent Accounting Pronouncements and Critical Accounting Estimates.    These sections discuss accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application.

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications, our parent company, completed its merger with a subsidiary of CC Media Holdings, a company formed by private equity funds sponsored by Bain Capital and THL. Clear Channel Communications is now an indirect wholly-owned subsidiary of CC Media Holdings. The merger was accounted for as a purchase business combination in conformity with Statement No. 141 and EITF 88-16. SAB 54 requires the application of push down accounting in situations where the ownership of an entity has changed and is applicable to us. As a result, the post-merger financial statements reflect a new basis of accounting. Accordingly, the financial statements as of September 30, 2009 reflect Clear Channel Communications’ fair value basis resulting from the merger that has been pushed down to us. A portion of the consideration paid has been allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008. The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications’ common stock were exchanged for shares of CC Media Holdings’ Class A common stock. Excess consideration after this preliminary allocation was recorded as goodwill.

Outstanding SEC Comments

We have received written comments from the SEC staff regarding our Annual Report on Form 10-K for fiscal 2008 and Quarterly Report on Form 10-Q for the first fiscal quarter of 2009. The SEC staff has requested further explanation regarding the determination of our operating segments, which could have a potential impact on our goodwill impairment testing. If the SEC staff disagrees with our accounting treatment, we may be required to revise our segment presentation and related disclosures and our goodwill impairment testing in future filings or amend our Annual Report on Form 10-K for fiscal 2008 and subsequent periodic reports and such changes could be material. We continue to believe that our financial statements are fairly stated in all material respects.

Impairment Charge

The global economic downturn has adversely affected advertising revenue across our business in recent months. As a result, we performed an impairment test in the fourth quarter of 2008, and again in the second quarter of 2009, on our indefinite-lived permits and goodwill.

Our permits are valued using the direct valuation approach, with the key assumptions being market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

The estimated fair value of permits was below their carrying values. As a result, we recognized a non-cash impairment charge of $722.6 million on our permits on December 31, 2008, and an additional $345.4 million on June 30, 2009. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit market, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our permits.

The goodwill impairment test requires us to measure the fair value of our reporting units and compare the estimated fair value to the carrying value, including goodwill. Each of our reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires us to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The estimated fair value of our reporting units was below their carrying values, which required us to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, we recognized a non-cash impairment charge of $2.5 billion to reduce our goodwill on December 31, 2008, and an additional non-cash impairment charge of $419.5 million on June 30, 2009. The macroeconomic factors discussed above had an adverse effect on our estimated cash flows and discount rates used in the discounted cash flow model.

While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our permits and reporting units, it is possible a material change could occur to the estimated fair value of these assets. If our actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

Restructuring Program

In the fourth quarter of 2008, the Company commenced the restructuring program targeting a reduction in fixed costs through renegotiations of lease agreements, workforce reductions, the elimination of overlapping functions and other cost savings initiatives. The Company expects to realize $176.0 million of cost savings through 2009. In order to achieve these cost savings the Company expects to incur a total of $66.3 million in one-time cash charges through the end of 2009 related to the restructuring program. The Company incurred approximately $13.5 million, $6.5 million and $3.6 million as components of direct operating expenses, SG&A expenses and corporate expenses, respectively, related to the restructuring program in the nine months ended September 30, 2009, and approximately $35.5 million expenses related to the restructuring program in 2008.

Description of Business

Our outdoor advertising business has been, and may continue to be, adversely impacted by the difficult economic conditions currently present in the United States and other countries in which we operate. The continuing weakening economy has, among other things, adversely affected our clients’

need for advertising and marketing services, resulted in increased cancellations and non-renewals by our clients, thereby reducing our occupancy levels and could require us to lower our rates in order to remain competitive, thereby reducing our yield, or affect our clients’ solvency. Any one or more of these effects could materially affect our business, financial condition and results of operations.

Our revenue is derived from selling advertising space on displays owned or operated by us, consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit displays, and other contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

In our International business, normal market practice is to sell billboards and street furniture displays as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from four weeks to one year in the United States. In addition, public ownership of display sites and associated competitive bidding for street furniture and transit display contracts constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher recurring site lease cost in our International business compared to our Americas business. As a result of these factors and generally lower economy of scales in these comparatively smaller markets, our margins are typically less in our International business than in the Americas. See “Risk Factors—Risks Related to Our Business—The success of our street furniture and transit products is dependent on our obtaining key municipal concessions, which we may not be able to obtain on favorable terms.”

Our street furniture and transit display contracts, the terms of which range from three to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.

Relationship with Clear Channel Communications

We became a publicly traded company on November 11, 2005, through an initial public offering (“IPO”), in which we sold 10% of our common stock, or 35.0 million shares of our Class A common stock. Prior to our IPO, we were an indirect wholly-owned subsidiary of Clear Channel Communications. Clear Channel Communications currently owns all of our outstanding shares of Class B common stock, representing approximately 89% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenue. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. We estimated this discounted revenue would have been less than 1% of our Americas revenue for the three and nine months ended September 30, 2009 and 2008.

Under the Corporate Services Agreement, Clear Channel Communications provides management services to us, which include, among other things: (i) treasury, payroll and other financial related services; (ii) executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services. These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the three months ended September 30, 2009 and 2008, we recorded approximately $7.8 million and $7.4 million, respectively, as a component of corporate expenses for these services. For the nine months ended September 30, 2009 and 2008, we recorded approximately $22.0 million and $19.5 million, respectively, as a component of corporate expenses for these services.

For a discussion of certain risks related to our relationship with Clear Channel Communications, see “Risk Factors—Risks Related to Our Relationship with Clear Channel Communications.”

Share-Based Payments

As of September 30, 2009, there was $18.4 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of approximately two years. The following table details compensation costs related to share-based payments for the three and nine months ended September 30, 2009 and 2008:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 Post-merger	2008 Combined	2009 Post-merger	2008 Combined
Direct operating expenses	$1,694	$2,456	$5,698	$6,413
Selling, general and administrative expenses	618	562	2,079	1,985
Corporate expenses	182	228	611	737

Total share-based payments	$2,494	$3,246	$8,388	$9,135

As of December 31, 2008, there was $21.2 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of approximately three years.

The following table details compensation costs related to share-based payments for the years ended December 31, 2008, 2007 and 2006:

(In thousands)	Year Ended December 31,
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger
Direct operating expenses	$8,057	$6,951	$4,328
Selling, general and administrative expenses	2,575	2,682	1,683
Corporate expenses	957	538	88

Total share-based payments	$11,589	$10,171	$6,099

Format of Presentation

The accompanying consolidated statements of operations and statements of cash flows are presented for two periods: post-merger and pre-merger. Preliminary purchase accounting adjustments, including goodwill, were pushed down to the opening balance sheet on July 31, 2008 as Clear Channel Communications’ merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The three and nine month periods ended September 30, 2009 and the period from July 31 through September 30, 2008 reflect our post-merger period, including the purchase accounting adjustments related to the merger that were pushed down to us.

•

The periods from January 1, 2008 through July 30, 2008 and the years ended December 31, 2007 and 2006 presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for the Company. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

There are several agreements which govern our relationship with Clear Channel Communications, including without limitation the Corporate Services Agreement, Employee Matters Agreement (as defined herein) and Tax Matters Agreement. Clear Channel Communications has the right to terminate these agreements in various circumstances. As of the date of this offering circular, no notice of termination of any of these agreements has been received from Clear Channel Communications. The terms and conditions of our agreements with Clear Channel Communications have not changed following the consummation of the merger of Clear Channel Communications.

Consolidated Results of Operations

The comparison of the Three and Nine Months Ended September 30, 2009 to the Three and Nine Months Ended September 30, 2008 is as follows:

(In thousands)	Three Months Ended September 30,	Period from July 31 through September 30,	Period from July 1 through July 30,	Three Months Ended September 30,
	2009 Post-Merger	2008 Post-Merger	2008 Pre-Merger	2008 Combined	% Change
Revenue	$660,622	$541,699	$271,676	$813,375	(19%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	398,766	304,763	158,354	463,117	(14%)
Selling, general and administrative expenses (excludes depreciation and amortization)	108,824	93,175	49,202	142,377	(24%)
Depreciation and amortization	111,053	81,015	37,783	118,798	(7%)
Corporate expenses	15,547	11,231	5,311	16,542	(6%)
Other operating income—net	1,160	1,528	2,506	4,034

Operating income	27,592	53,043	23,532	76,575	(64%)
Interest expense on debt with Clear Channel Communications	36,558	29,440	14,508	43,948
Interest expense	1,350	966	504	1,470
Interest income on Due from Clear Channel Communications	133	766	430	1,196
Loss on marketable securities	(11,315)	—	—	—
Equity in loss of nonconsolidated affiliates	(2,046)	(947)	(8,867)	(9,814)
Other income (expense)—net	492	(977)	3,067	2,090

Income (loss) before income taxes	(23,052)	21,479	3,150	24,629
Income tax benefit (expense):
Current	(13,025)	(5,032)	(4,808)	(9,840)
Deferred	2,026	(82)	1,119	1,037

Income tax expense	(10,999)	(5,114)	(3,689)	(8,803)

Consolidated net income (loss)	$(34,051)	$16,365	$(539)	$15,826
Amount attributable to noncontrolling interest	325	5,551	1,160	6,711

Net income (loss) attributable to the Company	$(34,376)	$10,814	$(1,699)	$9,115

(In thousands)	Nine Months Ended September 30,	Period from July 31 through September 30,	Period from January 1 through July 30,	Nine Months Ended September 30,
	2009 Post-Merger	2008 Post-Merger	2008 Pre-Merger	2008 Combined	% Change
Revenue	$1,934,955	$541,699	$1,962,063	$2,503,762	(23%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,170,683	304,763	1,119,432	1,424,195	(18%)
Selling, general and administrative expenses (excludes depreciation and amortization)	347,930	93,175	344,846	438,021	(21%)
Depreciation and amortization	327,769	81,015	247,637	328,652	0%
Corporate expenses	45,446	11,231	39,364	50,595	(10%)
Impairment charge	812,390	—	—	—
Other operating income—net	10,125	1,528	10,978	12,506

Operating income (loss)	(759,138)	53,043	221,762	274,805	(376%)
Interest expense on debt with Clear Channel Communications	110,368	29,440	87,464	116,904
Interest expense	4,624	966	3,913	4,879
Interest income on Due from Clear Channel Communications	358	766	2,590	3,356
Loss on marketable securities	(11,315)	—	—	—
Equity in earnings (loss) of nonconsolidated affiliates	(26,094)	(947)	70,842	69,895
Other income (expense)—net	(5,288)	(977)	13,365	12,388

Income (loss) before income taxes	(916,469)	21,479	217,182	238,661
Income tax benefit (expense):
Current	(26,175)	(5,032)	(30,171)	(35,203)
Deferred	127,877	(82)	(21,405)	(21,487)

Income tax benefit (expense)	101,702	(5,114)	(51,576)	(56,690)

Consolidated net income (loss)	$(814,767)	$16,365	$165,606	$181,971
Amount attributable to noncontrolling interest	(3,413)	5,551	(1,948)	3,603

Net income (loss) attributable to the Company	$(811,354)	$10,814	$167,554	$178,368

Consolidated Revenue

Our consolidated revenue decreased $152.8 million during the third quarter of 2009 as compared to the third quarter of 2008. Our International outdoor revenue declined $95.6 million, with approximately $25.9 million from movements in foreign exchange. Our Americas outdoor revenue declined $57.2 million primarily from a decline in bulletin, poster and airport revenue.

Our consolidated revenue decreased $568.8 million during the first nine months of 2009 as compared to the same period of 2008. Our International revenue decreased $379.0 million, with approximately $145.7 million from movements in foreign exchange. Our Americas revenue decreased $189.8 million primarily from a decline in bulletin, poster and airport revenue.

Consolidated Direct Operating Expenses

Our consolidated direct operating expenses decreased $64.4 million during the third quarter of 2009 as compared to the third quarter of 2008. Direct operating expenses in the third quarter of 2009 include $0.5 million related to the restructuring program. Our International segment contributed $48.7 million of the overall decrease, of which $19.6 million related to movements in foreign exchange. Our Americas direct operating expenses decreased $15.6 million primarily driven by decreased site-lease expenses.

Our consolidated direct operating expenses decreased $253.5 million during the first nine months of 2009 as compared to the same period of 2008. Direct operating expenses in the first nine months of 2009 include $13.5 million related to the restructuring program. Our International segment contributed $214.3 million of the overall decrease, of which $104.2 million related to movements in foreign exchange and the remainder of the decrease was driven by a decline in site-lease expenses. Our Americas direct operating expenses decreased $39.2 million primarily driven by decreased site-lease expenses.

Consolidated Selling, General and Administrative Expenses

Our SG&A expenses decreased $33.6 million during the third quarter of 2009 as compared to the same period of 2008. Our International SG&A expenses decreased $21.4 million primarily attributable to $4.9 million related to movements in foreign exchange and a decline in compensation and administrative expenses. SG&A expenses decreased $12.2 million in our Americas segment, primarily related to a decline in commission expense.

Our SG&A expenses decreased $90.1 million during the first nine months of 2009 as compared to the same period of 2008. Our International outdoor SG&A expenses decreased $59.7 million primarily attributable to $29.4 million from movements in foreign exchange. SG&A expenses decreased $30.4 million in our Americas outdoor segment primarily related to a decline in commission expenses.

Depreciation and Amortization

Depreciation and amortization decreased $7.7 million during the three months ended September 30, 2009 as compared to the same period of 2008. The decline was primarily attributable to purchase accounting adjustments offset by movements in foreign exchange.

Depreciation and amortization decreased $0.9 million during the nine months ended September 30, 2009 as compared to the same period of 2008. Increases from the fair value adjustments to acquired assets were partially offset by foreign exchange movements.

Corporate Expenses

Corporate expenses decreased $1.0 million and $5.1 million during the three and nine months ended September 30, 2009, respectively, as compared to the same periods of 2008. Increases related to the restructuring program of $0.7 million and $3.6 million recorded during the three and nine months ended September 30, 2009, respectively, were offset by declines related to foreign exchange movements and decreased legal expenses.

Impairment Charge

The global economic downturn has adversely affected advertising revenues across our businesses in recent months. As discussed above, we performed an impairment test in the second quarter of 2009 and recognized a non-cash impairment charge to our indefinite-lived intangible assets and goodwill of approximately $812.4 million.

Other Operating Income—Net

Other operating income—net for the nine months ended September 30, 2009 was $10.1 million and primarily relates to a gain of $4.4 million on the sale of International assets and a gain of $3.7 million on the sale of Americas assets.

The $4.0 million gain for the three months ended September 30, 2008 consists of a $1.7 million gain on the sale of International street furniture and miscellaneous other items. During the first nine months of 2008, we recorded a $4.0 million gain on the sale of an office building in France and a $2.6 million gain on the exchange of Americas assets, in addition to the $1.7 million gain recorded in the third quarter 2008 as discussed above.

Interest Expense—Net (Including Interest on Debt with Clear Channel Communications)

Interest expense decreased $6.4 million and $3.8 million during the three and nine months ended September 30, 2009, respectively, as compared to the same periods of 2008. The decline was due to a lower weighted average cost of debt of Clear Channel Communications during 2009.

Loss on Marketable Securities

The loss on marketable securities of $11.3 million during the three and nine months ended September 30, 2009, relates to an impairment to certain available-for-sale securities. The fair value of the available-for-sale securities was below cost for the nine months ended September 30, 2009. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment was other than temporary and recorded an $11.3 million non-cash impairment charge to our investment in Independent News & Media PLC (“INM”).

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $26.1 million for the nine months ended September 30, 2009 primarily relates to a $19.7 million impairment of equity investments in our International segment.

Included in equity in earnings of nonconsolidated affiliates in the three and nine months ended September 30, 2008 is a $9.0 million impairment charge to one of our International equity method investments recorded during the third quarter 2008. Included in equity in earnings for the nine months ended September 30, 2008 is a $75.6 million gain on the sale of Clear Channel Communications’ 50% interest in Clear Channel Independent, a South African outdoor advertising company.

Other Income (Expense)—Net

Other income (expense)—net recorded in the three and nine months ended September 30, 2009 primarily relates to foreign exchange transaction gains/losses on short-term intercompany accounts.

Income Taxes

Three Months

Current tax expense for the three months ended September 30, 2009 increased $3.2 million compared to the same period of 2008, primarily due the fact that we did not record tax benefits on net losses generated in the current period. Due to uncertainty on future taxable income and limitations on net operating loss carryback claims allowed, the Company cannot realize deferred tax assets which arose in the three and nine months ended September 30, 2009. In addition, during the three months ended September 30, 2008, we recorded current tax benefits due to favorable settlements of certain tax return examinations. The effective tax rate for the three months ended September 30, 2009 was (47.7%) as compared to 35.7% for the same period of 2008, primarily due to the fact that we did not record tax benefits on net losses generated in the current period.

Nine Months

Current tax expense for the nine months ended September 30, 2009 decreased $9.0 million compared to the same period of 2008 primarily due to a decrease in income (loss) before income taxes of $342.7 million, before considering the impairment charge of $812.4 million recorded during the second quarter of 2009. However, we recorded a valuation allowance of $27.6 million during the nine months ended September 30, 2009 as a result of our inability to record tax benefits on net losses generated in the current period. Due to the uncertainty of the future taxable income and limitations on net operating loss carryback claims allowed, we cannot realize tax assets which arose in the nine months ended September 30, 2009. Pursuant to the provisions of ASC 740-10-30, deferred tax valuation allowances are required on those tax assets. The effective tax rate for the nine months ended September 30, 2009 decreased to 11.1% as compared to 23.8% for the same period of 2008, primarily due to the non-cash impairment charge on goodwill that is not deductible for tax purposes.

Deferred tax benefits of $127.9 million were recorded for the nine months ended September 30, 2009 as compared to deferred tax expense of $21.5 million for the same period of 2008, primarily due to deferred tax benefits of $143.6 million recorded in the second quarter of 2009 related to the impairment of certain indefinite-lived intangibles.

Americas Results of Operations

(In thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2009 Post-Merger	2008 Combined	% Change	2009 Post-Merger	2008 Combined	% Change
Revenue	$312,537	$369,730	(15%)	$898,277	$1,088,070	(17%)
Direct operating expenses	147,250	162,868	(10%)	440,885	480,133	(8%)
Selling, general and administrative expenses	47,602	59,787	(20%)	147,839	178,219	(17%)
Depreciation and amortization	54,102	55,867	(3%)	158,612	155,239	2%

Operating income	$63,583	$91,208	(30%)	$150,941	$274,479	(45%)

Three Months

Our Americas revenues were impacted by weak demand for local and national advertising across most markets. Revenue declined approximately $57.2 million during the third quarter of 2009 compared to the same period of 2008 driven by a decline in bulletin, poster and airport revenues. The decline in bulletin, poster and airport revenues was driven primarily by a decline in rate compared to the third quarter of 2008.

Direct operating expenses decreased $15.6 million during the third quarter of 2009 compared to the same period of 2008 primarily from a $10.8 million decrease in site-lease expenses associated with cost savings from our restructuring program and the decline in revenues. This decrease was partially offset by $2.0 million related to the restructuring program. SG&A expenses decreased $12.2 million during the third quarter of 2009 compared to the same period of 2008 primarily from a $2.8 million decline in commissions and a $3.0 million decline in administrative expenses.

Depreciation and amortization remained relatively flat during the third quarter of 2009 compared to the same period of 2008.

Nine Months

Revenue declined approximately $189.8 million during the nine months ended September 30, 2009 compared to the same period of 2008 driven by a decline in bulletin, poster and airport revenues. The decline in bulletin, poster and airport revenues was driven primarily by a decline in rate compared to the first nine months of 2008.

Direct operating expenses decreased $39.2 million during the first nine months of 2009 compared to the same period of 2008 primarily from a $29.3 million decrease in site-lease expenses associated with cost savings from our restructuring program and the decline in revenues. This decrease was partially offset by $6.5 million related to the restructuring program. SG&A expenses decreased $30.4 million during the first nine months of 2009 compared to the same period of 2008 primarily from a $9.6 million decline in commissions and a $9.1 million decline in administrative expenses.

Depreciation and amortization increased $3.4 million primarily due to a $15.2 million increase in accelerated depreciation on the removal of various structures, partially offset by a $6.9 million adjustment to amortization related to a change in the preliminary fair value adjustment of transit and street furniture contracts.

International Results of Operations

(In thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2009 Post-Merger	2008 Combined	% Change	2009 Post-Merger	2008 Combined	% Change
Revenue	$348,085	$443,645	(22%)	$1,036,678	$1,415,692	(27%)
Direct operating expenses	251,516	300,249	(16%)	729,798	944,062	(23%)
Selling, general and administrative expenses	61,222	82,590	(26%)	200,091	259,802	(23%)
Depreciation and amortization	56,951	62,931	(10%)	169,157	173,413	(2%)

Operating income (loss)	$(21,604)	$(2,125)	(917%)	$(62,368)	$38,415	(262%)

Clear Channel Worldwide Holdings owns 100% of our international segment through the indirect ownership of numerous International subsidiaries. Clear Channel Worldwide Holdings also owns certain other immaterial subsidiaries that are included in our Americas segment.

Three Months

Revenue decreased approximately $95.6 million during the third quarter of 2009 compared to the same period of 2008, including the negative impact of foreign exchange of $25.9 million. The revenue decline occurred across most countries and was primarily driven by a decline in rate.

Direct operating expenses decreased $48.7 million primarily from $19.6 million in foreign exchange movements and a $23.9 million decline due to the impact of cost savings from our restructuring program and the decline in revenues. SG&A expenses decreased $21.4 million primarily from $10.9 million related to a decline in compensation expense, a $3.5 million decrease in administrative expenses and a $4.9 million decrease related to movements in foreign exchange.

Nine Months

Revenue decreased approximately $379.0 million during the nine months ended September 30, 2009 compared to the same period of 2008, including the negative impact of foreign exchange of $145.7 million. The revenue decline occurred across most countries, with the most significant decline in France of $61.8 million primarily from the loss of a contract for advertising on railway land. Revenues in Italy and the U.K. declined $23.0 million and $22.4 million, respectively, due to challenging advertising markets resulting in a decline in rate.

Direct operating expenses decreased $214.3 million primarily from a decrease of $104.2 million from movements in foreign exchange. The remaining decline was primarily attributable to a $76.1 million decline in site-lease expenses partially as a result of the loss of the rail contract discussed above. SG&A expenses decreased $59.7 million primarily from $29.4 million related to movements in foreign exchange, $24.1 million related to a decline in compensation expense and $13.2 million related to a decrease in administrative expenses.

Reconciliation of Segment Operating Income (Loss)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 Post-Merger	2008 Combined	2009 Post-Merger	2008 Combined
Americas	$63,583	$91,208	$150,941	$274,479
International	(21,604)	(2,125)	(62,368)	38,415
Corporate expenses	(15,547)	(16,542)	(45,446)	(50,595)
Impairment charge	—	—	(812,390)	—
Other operating income - net	1,160	4,034	10,125	12,506

Consolidated operating income (loss)	$27,592	$76,575	$(759,138)	$274,805

Results of Operations—Years Ended December 31, 2008, 2007 and 2006

The following tables summarize our historical results of operations:

(In thousands)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2008
Revenue	$1,327,224	$1,962,063	$3,289,287
Operating expenses:
Direct operating expenses	762,704	1,119,432	1,882,136
Selling, general and administrative expenses	261,524	344,846	606,370
Depreciation and amortization	224,713	247,637	472,350
Corporate expenses	31,681	39,364	71,045
Impairment charge	3,217,649	—	3,217,649
Other operating income—net	4,870	10,978	15,848

Operating income (loss)	(3,166,177)	221,762	(2,944,415)
Interest expense (including interest on debt with Clear Channel Communications)	72,863	88,787	161,650
Loss on marketable securities	59,842	—	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(2,109)	70,842	68,733
Other income (expense)—net	12,114	13,365	25,479

Income (loss) before income taxes	(3,288,877)	217,182	(3,071,695)
Income tax (expense) benefit:
Current	3,045	(30,171)	(27,126)
Deferred	268,850	(21,405)	247,445

Income tax (expense) benefit	271,895	(51,576)	220,319
Consolidated net income (loss)	(3,016,982)	165,606	(2,851,376)
Amount attributable to noncontrolling interest	1,655	(1,948)	(293)

Net income (loss) attributable to the Company	$(3,018,637)	$167,554	$(2,851,083)

(In thousands)	Year Ended December 31,			% Change
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2008 v. 2007	2007 v. 2006
Revenue	$3,289,287	$3,281,836	$2,897,721	0%	13%
Operating expenses:
Direct operating expenses	1,882,136	1,734,845	1,514,842	8%	15%
Selling, general and administrative expenses	606,370	537,994	486,994	13%	10%
Depreciation and amortization	472,350	399,483	407,730	18%	(2%)
Corporate expenses	71,045	66,080	65,542	8%	1%
Impairment charge	3,217,649	—	—
Other operating income—net	15,848	11,824	22,846	34%	(48%)

Operating income (loss)	(2,944,415)	555,258	445,459	(630%)	25%
Interest expense (including interest on debt with Clear Channel Communications)	161,650	157,881	162,583
Loss on marketable securities	59,842	—	—
Equity in earnings of nonconsolidated affiliates	68,733	4,402	7,460
Other income (expense)—net	25,479	10,113	331

Income (loss) before income taxes	(3,071,695)	411,892	290,667
Income tax (expense) benefit:
Current	(27,126)	(111,726)	(82,553)
Deferred	247,445	(34,915)	(39,527)

Income tax (expense) benefit	220,319	(146,641)	(122,080)
Consolidated net income (loss)	(2,851,376)	265,251	168,587
Amount attributable to noncontrolling interest	(293)	19,261	15,515

Net income (loss) attributable to the Company	$(2,851,083)	$245,990	$153,072

Revenue

2008 v. 2007

Our revenue increased approximately $7.5 million during 2008 as compared to 2007. Revenue growth during the first nine months of 2008 was partially offset by a decline of $151.2 million in the fourth quarter. Our Americas revenue declined approximately $54.8 million during 2008 as compared to 2007, attributable to decreases in poster and bulletin revenue associated with cancellations and non-renewals from major national advertisers. The declines were partially offset by an increase from our International revenue of approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange.

2007 v. 2006

Our revenue increased approximately $384.1 million, or 13%, during 2007 as compared to 2006. Our International revenue increased $240.4 million, including approximately $133.3 million related to movements in foreign exchange and the remainder associated with growth across inventory categories. Our Americas revenue increased $143.7 million driven by increases in bulletin, street furniture, airports and taxi display revenue as well as $32.1 million from airport advertising concessions operator Interspace Airport Advertising (“Interspace”), which we acquired in 2006.

Direct Operating Expenses

2008 v. 2007

Direct operating expenses increased $147.3 million for 2008 compared to 2007. Our International business contributed $90.3 million to the increase primarily from an increase in site lease expenses and $39.5 million related to movements in foreign exchange. Our Americas business contributed $57.0 million to the increase primarily from new contracts.

2007 v. 2006

Direct operating expenses increased $220.0 million for 2007 compared to 2006. International direct operating expenses increased $163.8 million principally from $88.0 million related to movements in foreign exchange. Americas direct operating expenses increased $56.2 million primarily attributable to increased site lease expenses associated with new contracts and the increase in transit revenue as well as approximately $14.9 million from Interspace.

Selling, General and Administrative Expenses

2008 v. 2007

SG&A expenses increased $68.4 million during 2008 compared to 2007. Approximately $23.7 million of this increase occurred during the fourth quarter primarily as a result of severance associated with the restructuring plan. Our International business contributed approximately $41.9 million to the increase primarily from movements in foreign exchange of $11.2 million and an increase in severance in 2008 associated with the restructuring plan of approximately $20.1 million. Our Americas business’ SG&A expenses increased approximately $26.4 million largely from increased bad debt expense of $15.5 million and an increase in severance in 2008 associated with the restructuring plan of $4.5 million.

2007 v. 2006

SG&A expenses increased $51.0 million during 2007 compared to 2006. International SG&A expenses increased $31.9 million primarily related to movements in foreign exchange. Americas SG&A expenses increased $19.1 million mostly attributable to sales expenses associated with the increase in revenue and $6.7 million from Interspace.

Depreciation and Amortization

2008 v. 2007

Depreciation and amortization increased $72.9 million in 2008 as compared to 2007. The increase was primarily due to increased amortization recorded on the preliminary fair value adjustments of $25.4 million pushed-down as a result of Clear Channel Communications’ merger and $29.3 million of accelerated depreciation on billboards in our Americas and International outdoor segments from billboards that were removed.

2007 v. 2006

Depreciation and amortization decreased $8.2 million in 2007 as compared to 2006. The decrease was primarily due to a reduction in amortization from International contracts, partially offset by an increase from Interspace and the effects of foreign exchange.

Corporate Expenses

Corporate expenses increased $5.0 million in 2008 as compared to 2007. The increase was primarily attributable to an increase in the Corporate Services allocation from Clear Channel Communications, partially offset by a decrease in bonus expense. Corporate expenses were comparable in 2007 to 2006.

Under the Corporate Services agreement between us and Clear Channel Communications, Clear Channel Communications provides management services to us, which include, among other things, (i) treasury, payroll and other financial related services, (ii) executive officer services, (iii) human resources and employee benefits services, (iv) legal and related services, (v) information systems, network and related services, (vi) investment services, (vii) procurement and sourcing support services and (viii) other general corporate services. These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2008, 2007 and 2006, we recorded approximately $28.1 million, $20.3 million and $24.3 million, respectively, as a component of corporate expenses for these services.

Impairment Charge

The global economic downturn has adversely affected advertising revenue across our businesses in recent months. As discussed above, we performed an impairment test in the fourth quarter of 2008 and recognized a non-cash impairment charge to our indefinite-lived intangible assets and goodwill of $3.2 billion.

Other Operating Income—Net

Other operating income—net for the year ended December 31, 2008 was $15.8 million. During the first quarter of 2008, we exchanged assets in one of our Americas markets for assets located in a different market and recognized a gain of $2.6 million. During the second quarter of 2008, we recorded a $4.0 million gain on the sale of property. In addition, we recorded a $1.7 million gain on the sale of International street furniture in the third quarter of 2008.

Other operating income—net of $11.8 million for the year ended December 31, 2007, primarily related to an $8.9 million gain from the sale of street furniture assets and land in our International segment.

Other operating income—net of $22.8 million for the year ended December 31, 2006, primarily related to a $13.2 million gain in our Americas segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.

Interest Expense (Including Interest on Debt with Clear Channel Communications)

2008 v. 2007

Interest expense increased $3.8 million during 2008 as compared to 2007. The increase was primarily due to an increase in the interest rate on the CCU Intercompany Note. The interest rate is based on Clear Channel Communications’ weighted average cost of debt. The average interest rate in 2008 was 6.2% as compared to 6.1% in 2007. See “Liquidity and Capital Resources” below for further discussion of the impact of Clear Channel Communications’ merger and the offering on interest expense.

2007 v. 2006

Interest expense decreased $4.7 million during 2007 as compared to 2006, primarily as a result of a decline in our average debt balance during the period.

Loss on Marketable Securities

During the fourth quarter of 2008, we recorded a non-cash impairment charge to certain available-for-sale securities. The fair value of these available-for-sale securities was below their cost each month subsequent to the closing of Clear Channel Communications’ merger. As a result, we considered the guidance in SEC Staff Accounting Bulletin Topic 5M and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of Clear Channel Worldwide Holdings. After this assessment, we concluded that the impairment was other than temporary and recorded a $59.8 million impairment charge.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in earnings (loss) of nonconsolidated affiliates increased $64.3 million during 2008 as compared to 2007. In the first quarter of 2008, we sold our 50% interest in Clear Channel Independent, a South African outdoor advertising company, and recognized a gain of $75.6 million. This gain was partially offset by a $9.0 million impairment charge to one of our International equity method investments recorded during the third quarter of 2008.

Other Income (Expense)—Net

Other income of $25.5 million for the year ended December 31, 2008 primarily related to net foreign exchange transaction gains on short-term intercompany accounts of $19.8 million. In addition, we recorded income of $8.0 million related to dividends received from an International investment. Other income—net of $10.1 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively, relates primarily to net foreign exchange transaction gains on short-term intercompany accounts.

Income Taxes

Our operations are included in a consolidated income tax return filed by Clear Channel Communications. However, for our financial statements, our provision for income taxes was computed on the basis that we file separate consolidated Federal income tax returns with our subsidiaries.

The decrease in current tax expense of $84.6 million for 2008 when compared to 2007 is primarily the result of a decrease in “Income (loss) before income taxes” of $265.9 million which excludes the non-tax deductible impairment charge of $3.2 billion recorded in 2008. The deferred tax benefit increased $282.4 million to $247.4 million in 2008 compared to deferred tax expense of $34.9 million in 2007 primarily due to the $292.0 million of deferred tax benefit recorded in the post-merger period related to the impairment charges on permits and tax deductible goodwill. This deferred tax benefit was partially offset by additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008.

Our effective tax rate for 2008 was 7.2%. The primary reason for the reduction in the effective tax rate from 2007 was the result of the impairment charge recorded in 2008. In addition, we did not record tax benefits on certain tax losses in our foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

Our effective tax rate for the year ended December 31, 2007 was 36%. The increase in current tax expense of $29.2 million for the year ended December 31, 2007 over 2006 was due primarily to an increase in “Income (loss) before income taxes” of $121.2 million. Deferred tax expense decreased $4.6 million for the year ended December 31, 2007 compared to 2006 primarily due to additional deferred tax expense of approximately $12.8 recorded in 2006 related to the filing of an amended tax return. The amendment was mainly due to a revised tax loss on the like kind exchange of certain assets. In addition, the company recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. The changes noted above were partially offset by additional deferred tax expense of approximately $19.8 million recorded in 2007 as a result of tax depreciation expense related to capital expenditures in certain foreign jurisdictions.

Our effective tax rate for the year ended December 31, 2006 was 42%. During 2006, we recorded current tax benefits of approximately $20.4 million related to tax losses on the disposition of certain operating assets and the filing of an amended tax return. The amendment primarily related to a revised tax loss on the like kind exchange of certain outdoor assets.

Americas Results of Operations

(In thousands)	Year Ended December 31,			% Change
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2008 v. 2007	2007 v. 2006
Revenue	$1,430,258	$1,485,058	$1,341,356	(4)%	11%
Direct operating expenses	647,526	590,563	534,365	10%	11%
Selling, general and administrative expenses	252,889	226,448	207,326	12%	9%
Depreciation and amortization	207,633	189,853	178,970	9%	6%

Operating income	$322,210	$478,194	$420,695	(33)%	14%

2008 v. 2007

Revenue decreased approximately $54.8 million during 2008 compared to 2007, with the entire decline occurring in the fourth quarter. Driving the decline was approximately $87.4 million attributable to poster and bulletin revenue associated with cancellations and non-renewals from major national advertisers, partially offset by an increase of $46.2 million in airport revenue, digital display revenue and street furniture revenue. Also impacting the decline in bulletin revenue was decreased occupancy while the decline in poster revenue was affected by a decrease in both occupancy and rate. The increase in airport and street furniture revenue was primarily driven by new contracts while digital display revenue growth was primarily the result of an increase in the number of digital displays. Other miscellaneous revenue also declined approximately $13.6 million.

Our Americas direct operating expenses increased $57.0 million primarily from higher site lease expenses of $45.2 million primarily attributable to new taxi, airport and street furniture contracts and an increase of $2.4 million in severance associated with the restructuring plan. Our SG&A expenses increased $26.4 million largely from increased bad debt expense of $15.5 million and an increase of $4.5 million in severance in 2008 associated with the restructuring plan.

Depreciation and amortization increased approximately $17.8 million mostly as a result of $6.6 million related to additional depreciation and amortization associated with the preliminary fair value adjustments to the acquired assets and $11.3 million of accelerated depreciation from billboards that were removed.

2007 v. 2006

Americas’ revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across our inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue attributable to increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across our markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle and Minneapolis.

Our Americas direct operating expenses increased $56.2 million primarily from an increase of $46.6 million in site lease expenses associated with new contracts and the increase in airport, street furniture and taxi revenue. Interspace contributed $14.9 million to the increase. Our SG&A expenses increased $19.1 million primarily from bonus and commission expenses associated with the increase in revenue and from Interspace, which contributed approximately $6.7 million to the increase.

Depreciation and amortization increased $10.9 million during 2007 compared to 2006 primarily associated with $5.9 million from Interspace.

International Results of Operations

(In thousands)	Year Ended December 31,			% Change
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2008 v. 2007	2007 v. 2006
Revenue	$1,859,029	$1,796,778	$1,556,365	3%	15%
Direct operating expenses	1,234,610	1,144,282	980,477	8%	17%
Selling, general and administrative expenses	353,481	311,546	279,668	13%	11%
Depreciation and amortization	264,717	209,630	228,760	26%	(8)%

Operating income	$6,221	$131,320	$67,460	(95)%	95%

Clear Channel Worldwide Holdings owns 100% of our International segment through the indirect ownership of numerous international subsidiaries. Clear Channel Worldwide Holdings also owns certain other immaterial subsidiaries that are included in our Americas segment.

2008 v. 2007

Revenue increased approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange. The remaining revenue growth was primarily attributable to growth in China, Turkey and Romania, partially offset by revenue declines in France and the United Kingdom. China and Turkey benefited from strong advertising environments. We acquired operations in Romania at the end of the second quarter of 2007, which also contributed to revenue growth in 2008. The decline in France was primarily driven by the loss of a contract to advertise on railways and the decline in the United Kingdom was primarily driven by weak advertising demand.

During the fourth quarter of 2008, revenue declined approximately $88.6 million compared to the fourth quarter of 2007, of which approximately $51.8 million was due to movements in foreign exchange and the remaining amount was primarily as a result of a decline in advertising demand.

Direct operating expenses increased $90.3 million. Included in the increase is approximately $39.5 million related to movements in foreign exchange. The remaining increase in direct operating expenses was driven by an increase in site lease expenses. SG&A expenses increased $41.9 million in 2008 over 2007 with approximately $11.2 million related to movements in foreign exchange and $20.1 million related to severance in 2008 associated with the restructuring plan.

Depreciation and amortization expenses increased $55.1 million with $18.8 million related to additional depreciation and amortization associated with the preliminary fair value adjustments to the acquired assets, approximately $18.0 million related to an increase in accelerated depreciation from billboards to be removed, approximately $11.3 million related to impaired advertising display contracts and $4.9 million related to an increase from movements in foreign exchange.

2007 v. 2006

International revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, driven by both increased rates and occupancy. Growth was led by increased revenue in France, Italy, Australia, Spain and China.

Our International direct operating expenses increased approximately $163.8 million in 2007 compared to 2006. Included in the increase was approximately $88.0 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses associated with the increase in revenue. SG&A expenses increased $31.9 million in 2007 over 2006 from approximately $23.4 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue. Additionally, we recorded a $9.8 million reduction to SG&A in 2006 as a result of the favorable settlement of a legal proceeding.

Depreciation and amortization decreased $19.1 million in 2007 as compared to 2006 principally from contracts which were recorded at fair value in purchase accounting in prior years and became fully amortized at December 31, 2006.

Reconciliation of Segment Operating Income (Loss)

(In thousands)	Year Ended December 31,
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger
Americas	$322,210	$478,194	$420,695
International	6,221	131,320	67,460
Impairment charge	(3,217,649)	—	—
Corporate	(71,045)	(66,080)	(65,542)
Other operating income—net	15,848	11,824	22,846

Consolidated operating income (loss)	$(2,944,415)	$555,258	$445,459

Liquidity and Capital Resources

Our primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic downturn. The economic downturn has resulted in a decline in advertising and marketing by our customers, resulting in a decline in our advertising revenue across our businesses. This reduction in advertising revenue has had an adverse effect on our revenue, profit margins, cash flow and liquidity. Any cash from operations in our International segment remitted to us may involve the incurrence of taxes in the U.S. and other jurisdictions. The effects of these taxes appear in our consolidated financial statements.

Another significant source of our liquidity is borrowings under our cash management arrangement with Clear Channel Communications, pursuant to which Clear Channel Communications funds our daily operating liquidity when required. Pursuant to this arrangement, we maintain collection bank accounts which are swept daily into accounts of Clear Channel Communications. In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. The existing day-to-day cash management arrangements with Clear Channel Communications will continue after the offering. The cash management notes representing amounts due to or from Clear Channel Communications under the cash management arrangement are scheduled to mature on August 10, 2010, but will be extended to December     , 2017 in connection with the offering.

Our liquidity and capital resources will be significantly impacted as a result of the offering. In this regard, the amount of our indebtedness to Clear Channel Communications represented by the CCU Intercompany Note will be substantially reduced by an amount equal to the net proceeds from the offering, and the amount of our other senior indebtedness will be increased by $750 million. The CCU Intercompany Note is originally scheduled to mature on August 2, 2010, but will be extended to December       , 2017 in connection with the offering. In addition, the interest rate on the CCU Intercompany Note will be changed to the Revised CCU Intercompany Note Rate. Our cash debt service for 2009, based on the amount of indebtedness outstanding at September 30, 2009 (after giving pro forma effect to the offering), is expected to be approximately $220.9 million. The Master Agreement provides that the Company will, upon the request of Clear Channel Communications and subject to certain conditions, seek to refinance the CCU Intercompany Note with third-party financing at an interest cost calculated with reference to the yield on the notes plus any new issue adjustment.

The terms of the notes will require us to pay accrued interest on the notes daily to an account maintained by the trustee for the sole benefit of noteholders. Such daily interest payments will be made prior to any cash sweep made by Clear Channel Communications pursuant to the cash management arrangement described above. To the extent we do not generate sufficient cash to fund our required daily interest payments, we anticipate that Clear Channel Communications would fund our daily liquidity needs, including payments under the notes pursuant to the cash management arrangements, but its obligation to do so is limited to the extent of amounts due to us under the cash management note. If we are unable to make daily interest payments, it will not be a default on the notes unless we do not deposit with the trustee for the notes funds sufficient to make semi-annual interest payments when due. However, we cannot make any cash distributions to Clear Channel Communications while we are not current on our daily interest payment obligations.

The notes will require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (other than CCOI) (principally our domestic business) and (ii) $50.0 million at the non-guarantor subsidiaries (principally our international business) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities (other than CCOI) and a $25.0 million requirement at the non-guarantor subsidiaries. As of the consummation of the offering, the Company expects that it will not have sufficient cash, liquid assets or committed credit facilities to fund the required Liquidity Amount. Accordingly, Clear Channel Communications has indicated that it will repay a portion of the Due from Clear Channel Communications indebtedness to fund the anticipated shortfall in the initial Liquidity Amount.

As described above, Clear Channel Communications is a significant source of our liquidity. Clear Channel Communications’ primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic downturn. The risks associated with Clear Channel Communications’ businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising on a local and national basis. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic downturn has resulted in a decline in advertising and marketing by Clear Channel Communications’ customers, resulting in a decline in advertising revenues across its businesses. This reduction in advertising revenues has had an adverse effect on Clear Channel Communications’ revenue, profit margins, cash flow and liquidity. Consolidated revenue of Clear Channel Communications decreased $232.5 million during 2008 compared to 2007. Consolidated revenue of Clear Channel Communications decreased $1.0 billion during the nine months ended September 30, 2009 compared to the same period in the prior year. The continuation of the global economic downturn may continue to adversely impact Clear Channel Communications’ revenue, profit margins, cash flow and liquidity.

For a discussion of certain risks related to our liquidity and capital resources, see “Risk Factors—Risks Related to Our Relationship with Clear Channel Communications—We rely on Clear Channel Communications as a significant source of liquidity.”

Clear Channel Communications’ Merger

Clear Channel Communications’ capitalization, liquidity and capital resources substantially changed due to the consummation of its merger on July 30, 2008. Upon the closing of the merger, Clear Channel Communications incurred additional debt and became highly leveraged. We are not borrowers or guarantors of Clear Channel Communications’ senior notes or senior secured credit facilities other than for direct borrowings by certain of our International subsidiaries under the $150.0 million sub-limit included in Clear Channel Communications’ $2.0 billion revolving credit facility (which is part of its senior secured credit facilities). As of December 31, 2008, the outstanding balance on the sub-limit was approximately $30.0 million. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit. Clear Channel Communications made the borrowing to improve its liquidity position in light of continuing uncertainty in credit market and economic conditions. As of September 30, 2009, the outstanding balance on the sub-limit was approximately $150.0 million of which $30.0 million was drawn by us and the remaining amount drawn by Clear Channel Communications.

Our Company and our consolidated subsidiaries are restricted subsidiaries under Clear Channel Communications’ senior secured credit facilities and are therefore subject to various restrictions contained therein. Under our Master Agreement with Clear Channel Communications and the CCU Intercompany Note, we are limited in our borrowing from third parties to no more than $400.0 million. In connection with the offering, the Company and Clear Channel Communications will amend the Master Agreement and amend and restate the CCU Intercompany Note to exclude from such $400.0 million limitation the issuance of the notes and future issuances of debt securities with maturities no earlier than the notes that are used to repay the CCU Intercompany Note. As a result of current borrowings and commitments, we were limited to approximately $139.4 million in additional external borrowings as of September 30, 2009. Certain of our International subsidiaries have access to borrowings under a $150.0 million sub-limit included in Clear Channel Communications’ multicurrency $2.0 billion revolving credit facility (which is part of its senior secured credit facilities) with a maturity in July 2014 to the extent Clear Channel Communications is not already borrowing against this capacity and is in compliance with its covenants under the senior secured credit facility. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions.

The interest rate on outstanding balances under the revolving credit facility is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin, which margin is generally higher than the margin under Clear Channel Communications’ previous credit facility. See discussion below under “Sources of Capital—Credit Facility.” A deterioration in the financial condition of Clear Channel Communications or the borrowings by Clear Channel Communications under the $150.0 million sub-limit could also further increase our borrowing costs or impair our access to the capital markets because of our reliance on Clear Channel Communications for availability under this revolving credit facility. In this regard, no amounts were available for borrowings under the sub-limit as a result of Clear Channel Communications having borrowed the remaining amounts available on February 6, 2009.

Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs.

Cash Flows

The following table summarizes our historical cash flows:

(In thousands)	Year Ended December 31,			Nine Months Ended September 30,
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2009 Post-Merger	2008 Combined
Cash provided by (used in):
Operating activities	$603,624	$694,430	$538,541	$269,882	$447,489
Investing activities	$(425,844)	$(356,368)	$(489,010)	$(93,104)	$(308,458)
Financing activities	$(232,840)	$(305,751)	$(53,165)	$(110,966)	$(194,998)

Operating Activities

Nine Months Ended September 30, 2009 and 2008

Net cash provided by operating activities of $269.9 million for the nine months ended September 30, 2009 reflects a consolidated net loss of $814.8 million adjusted for non-cash impairment charges of $812.4 million related to goodwill and intangible assets and depreciation and amortization of $327.8 million. In addition, we recorded a $26.1 million loss in equity of nonconsolidated affiliates primarily due to a $19.7 million impairment of equity investments in our International segment. Net cash provided by operating activities was partially offset by deferred taxes of $127.9 million.

Net cash provided by operating activities of $447.5 million for the nine months ended September 30, 2008 principally reflected net income of $182.0 million and depreciation and amortization of $328.7 million. In addition, in 2008 we recorded a $75.6 million gain in equity in earnings of nonconsolidated affiliates related to the sale of our 50% interest in Clear Channel Independent based on the fair value of the equity securities received as consideration.

2008

Net cash provided by operating activities of $603.6 million for 2008 principally reflected a consolidated net loss of $2.9 billion, adjusted for non-cash impairment charges of $3.2 billion related to goodwill and intangible assets, a $59.8 million non-cash loss on marketable securities, and depreciation and amortization of $472.4 million. In addition, we recorded a $75.6 million gain in equity in earnings of nonconsolidated affiliates related to the sale of our 50% interest in Clear Channel Independent based on the fair value of the equity securities received as consideration. Net cash provided by operating activities was partially offset by deferred taxes of $247.4 million.

2007

Net cash flow from operating activities of $694.4 million for 2007 primarily reflects consolidated net income of $265.3 million and depreciation and amortization of $399.5 million. Net cash flows from operating activities also reflects an increase of $137.3 million in accounts receivable as a result of the increase in revenue and an increase of $93.4 million in accounts payable, accrued expenses and other liabilities.

2006

Net cash flow from operating activities of $538.5 million for 2006 principally reflects consolidated net income of $168.6 million and depreciation and amortization of $407.7 million. Net cash flows from operating activities also reflects an increase of $101.3 million in accounts receivable as a result of the increase in revenue and an increase of $65.4 million in accounts payable, accrued expenses and other liabilities.

Investing Activities

Nine Months Ended September 30, 2009 and 2008

For the nine months ended September 30, 2009, we spent $58.1 million in our Americas segment for the purchase of property, plant and equipment mostly related to the construction of new billboards. We spent $55.9 million in our International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts. We also received proceeds of $5.5 million from the sale of International assets and $5.2 million from the sale of Americas assets.

Net cash used in investing activities of $308.5 million for the nine months ended September 30, 2008 mainly reflected capital expenditures of $237.9 million related to purchases of property, plant and equipment and $104.8 million related to acquisitions of operating assets, partially offset by proceeds from the sale of other assets of $40.0 million.

2008

We spent $175.8 million in our Americas segment for the purchase of property, plant and equipment mostly related to the construction of new billboards. We spent $182.5 million in our International segment for the purchase of property, plant and equipment mostly related to new billboard and street furniture contracts and renewals of existing contracts.

Our Americas segment paid $55.1 million for the acquisition of advertising structures and the final earnout payments for Interspace, which we acquired in July 2006. Our International segment paid $41.4 million primarily related to the acquisition of additional equity interests in outdoor companies and the acquisition of advertising structures.

We also received proceeds of $41.5 million from asset sales, $34.2 million of which was from the disposal of land and buildings in our International segment.

2007

We spent $142.8 million in our Americas segment for the purchase of property, plant and equipment mostly related to construction of new billboards. We spent $132.9 million in our International segment for the purchase of property, plant and equipment mostly related to new billboard and street furniture contracts and renewals of existing contracts.

During 2007, our Americas segment paid $39.5 million in cash primarily to acquire display faces. In addition, our International segment paid $29.6 million, which includes the acquisition of an outdoor advertising business in Romania, additional equity interests in outdoor companies and the acquisition of advertising structures.

2006

We spent $90.5 million in our Americas segment for the purchase of property, plant and equipment mostly related to construction of new billboards. We spent $143.4 million in our International segment for the purchase of property, plant and equipment mostly related to new billboard and street furniture contracts and renewals of existing contracts.

We completed the acquisition of Interspace on July 1, 2006 and paid cash consideration of $88.2 million. In addition our Americas segment acquired display faces for $55.4 million in cash. Our International segment acquired display faces and additional equity interests in outdoor companies for $105.7 million, including the acquisition of an outdoor advertising business in the United Kingdom.

Financing Activities

Nine Months Ended September 30, 2009 and 2008

Net cash used in financing activities of $111.0 million for the nine months ended September 30, 2009 includes net transfers of cash to Clear Channel Communications of $86.3 million. The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account. This activity primarily relates to working capital and settlement of interest on the cash management notes and the $2.5 billion note payable to Clear Channel Communications. In addition, we purchased the remaining 15% interest in our fully consolidated subsidiary, Paneles Napsa S.A., for $13.0 million, and acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

Net cash used in financing activities of $195.0 million for the nine months ended September 30, 2008 reflected a net reduction in debt of $100.2 million and net transfers of cash to Clear Channel Communications of $98.8 million. The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account. This activity primarily relates to working capital and settlement of interest on the cash management notes and the $2.5 billion note payable to Clear Channel Communications.

2008

Net cash used in financing activities of $232.8 million for 2008 reflected a net reduction in debt and credit facilities of $67.6 million and net transfers of cash to Clear Channel Communications of $169.2 million. The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account. This activity primarily relates to working capital and settlement of interest on the cash management notes and the CCU Intercompany Note.

2007

Net cash used in financing activities of $305.8 million for 2007 is primarily related to the net transfer of cash to Clear Channel Communications of $302.9 million. The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account. This activity primarily relates to working capital and settlement of interest on the cash management notes and the CCU Intercompany Note.

2006

Net cash used in financing activities of $53.2 million for 2006 principally reflects a net reduction in debt of $59.7 million. The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account. This activity primarily relates to working capital and settlement of interest on the cash management notes and the CCU Intercompany Note.

Sources of Capital

As of September 30, 2009 and December 31, 2008, we had the following debt outstanding, cash and cash equivalents and amounts due from Clear Channel Communications:

(In millions)	September 30, 2009	December 31, 2008
Credit facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion revolving credit facility)	$30.0	$30.0
Debt with Clear Channel Communications	2,500.0	2,500.0
Other debt	81.2	71.9

Total debt	2,611.2	2,601.9
Less: Cash and cash equivalents	165.4	94.8
Less: Due from Clear Channel Communications	529.0	431.6

	$1,916.8	$2,075.5

The Company may from time to time repay its outstanding debt or seek to purchase its outstanding equity securities. Such transactions, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

Credit Facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion revolving credit facility)

In addition to net cash flows from operations, another source of liquidity is through borrowings under a $150.0 million sub-limit included in Clear Channel Communications’ multicurrency $2.0 billion revolving credit facility with a maturity in July 2014. Certain of our International subsidiaries may borrow under the sub-limit to the extent Clear Channel Communications is not already borrowing against this capacity and is in compliance with its covenants under the revolving credit facility. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions.

The interest rate on outstanding balances under the revolving credit facility is equal to an applicable margin plus, at Clear Channel Communications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin percentage is 2.40% in the case of base rate loans, and 3.40% in the case of Eurocurrency rate loans, subject to downward adjustments based upon Clear Channel Communications’ leverage ratio. At September 30, 2009, the interest rate on borrowings under the revolving credit facility was 3.7%. At November 9, 2009, the outstanding balance on this sub-limit was $30.0 million, and no amount was available for future borrowings due to the fact that Clear Channel Communications has borrowed the remaining amount available under this facility.

Cash Management Notes With Clear Channel Communications

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet. The accounts represent our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel

Communications to us in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest and are generally payable on demand or at maturity on August 10, 2010, which such maturity shall be extended to December       , 2017 in connection with the offering. Interest on the cash management note owed by us accrues on the daily net negative cash position based upon a rate that will be amended to be equal to the rate on the note owed by Clear Channel Communications. Interest on the cash management note owed by Clear Channel Communications accrues interest on the daily net positive cash position based upon a rate that will be amended to be equal to the rate on the CCU Intercompany Note. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily into accounts of Clear Channel Communications. In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. Our claim in relation to cash transferred from our concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account. If Clear Channel Communications were to become insolvent, the notes would not be accelerated and we would be an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note issued by Clear Channel Communications to us. At September 30, 2009 and December 31, 2008, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $529.0 million and $431.6 million, respectively. At September 30, 2009, we had no borrowings under the cash management note to Clear Channel Communications.

The net interest income for the three months ended September 30, 2009 and 2008 was $0.1 million and $1.2 million, respectively. The net interest income for the nine months ended September 30, 2009 and 2008 was $0.4 million and $3.4 million, respectively. At September 30, 2009 and 2008, the interest rate on the “Due from Clear Channel Communications” account was 0.056% and 0.840%, respectively, which represents the average one-month generic treasury bill rate as described above.

Unlike the management of cash from our U.S. based operations, the amount of cash, if any, which is transferred from our foreign operations to Clear Channel Communications is determined on a basis mutually agreeable to us and Clear Channel Communications, and not on a pre-determined basis. In arriving at such mutual agreement, the reasonably foreseeable cash needs of our foreign operations are evaluated before a cash amount is considered as an excess or surplus amount for transfer to Clear Channel Communications.

Our foreign operations forecast their cash needs to satisfy general working capital requirements and capital expenditures. Our foreign operations also evaluate anticipated cash flows from various investing activities. Therefore, to the extent that anticipated cash on hand from our foreign operations is not enough to satisfy their cash needs, the foreign operations will either borrow from local credit facilities that may be available to those operations or we will transfer required funds to our foreign operations. However, our $150.0 million sub-limit facility is not currently available as Clear Channel Communications drew the remaining availability on February 6, 2009. To the extent that cash on hand from our foreign operations exceeds their cash needs, the foreign operations may repay local credit facilities or their borrowings under the $150.0 million sub-limit or we may repatriate that cash for use domestically.

Debt with Clear Channel Communications

We have a note in the original principal amount of $2.5 billion to Clear Channel Communications, the CCU Intercompany Note, which matures on August 2, 2010 (which maturity shall be extended to December       , 2017 in connection with the offering) and may be prepaid in whole at any time, or in part from time to time. The CCU Intercompany Note accrues interest at a variable per annum rate equal to the weighted average cost of long-term debt for Clear Channel Communications, calculated on a monthly basis. At November 30, 2009, the interest rate on the CCU Intercompany Note was 5.716%. In connection with the offering the interest rate on the CCU Intercompany Note will be changed to the Revised CCU Intercompany Note Rate. The CCU Intercompany Note is mandatorily payable upon our change of control (as defined in the CCU Intercompany Note) and, subject to certain exceptions, all net proceeds from debt or equity raised by us must be used to prepay the CCU Intercompany Note.

Upon maturity of the CCU Intercompany Note, if our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our indebtedness. However, given the current economic climate, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations. In light of the current credit crisis, we may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our debt obligations could cause us to default on those obligations. A default under any debt instrument could, in turn, result in defaults under other debt instruments. Any such defaults could materially impair our financial condition and liquidity.

Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a cash management note issued by us to Clear Channel Communications. Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks, or through public offerings or private placements of debt, strategic relationships or other arrangements at some future date. As stated above, we may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

As long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs. In addition, the CCU Intercompany Note requires us to prepay it in full upon a change of control and, upon our issuances of equity and incurrence of debt, subject to certain exceptions, to prepay the note in the amount of net proceeds received from such events. Under the Master Agreement with Clear Channel Communications and the CCU Intercompany Note, we are limited in our borrowing from third parties to no more than $400.0 million (including borrowings under the $150.0 million sub-limit of Clear Channel Communications’ $2.0 billion revolving credit facility). In connection with the offering, the Company and Clear Channel Communications will amend the Master Agreement and amend and restate the CCU Intercompany Note to exclude from such $400.0 million limitation the issuance of the notes and future issuances of debt securities with maturities no earlier than the notes that are used to repay the CCU Intercompany Note. As a result of current borrowings and commitments, we were limited to approximately $139.4 million in additional external borrowings as of September 30, 2009.

Other Debt

Other debt consists primarily of loans with international banks. At September 30, 2009, approximately $81.2 million was outstanding as other debt.

Debt Covenants

The CCU Intercompany Note requires us to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the CCU Intercompany Note), excluding intercompany indebtedness, in a principal amount in excess of $400.0 million at any one time outstanding (which such limitation will be subject to an amendment to be entered into in connection with the offering); creating liens; entering into sale and leaseback transactions; making investments; disposing of all or substantially all of our assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing our equity; and entering into transactions with our affiliates.

In addition, the CCU Intercompany Note requires us to prepay it in full upon a change of control. The CCU Intercompany Note defines a change of control to occur when Clear Channel Communications ceases to control (i) directly or indirectly, more than 50% of the aggregate voting equity interests of us, our operating subsidiary or our respective successors or assigns, or (ii) the ability to elect a majority of our board of directors, or the board of directors of our operating subsidiary or our respective successors or assigns. Upon our issuances of equity and incurrences of debt, subject to certain exceptions, we are also required to prepay the CCU Intercompany Note in the amount of the net proceeds received by us from such events.

Clear Channel Communications’ senior secured credit facilities contain a covenant that restricts Clear Channel Communications’ ability to amend, modify or change any term of the CCU Intercompany Note, the other intercompany notes and certain other agreements between Clear Channel Communications and us in any manner that is materially adverse to the interests of the lenders under such facilities. The covenant expressly provides that extensions of the maturity of the CCU Intercompany Note, the other intercompany notes and these agreements and any changes in the interest rate on the CCU Intercompany Note and other intercompany notes between Clear Channel Communications and us that are approved by the board of directors of Clear Channel Communications will be deemed not materially adverse to the interests of the lenders. In connection with the offering, the Master Agreement and the CCU Intercompany Note will be amended to permit the issuance of the notes offered hereby and future refinancings of the CCU Intercompany Note and to extend the maturity and change the interest rate on the CCU Intercompany Note and other intercompany notes as described in more detail under “Description of Other Indebtedness.”

Clear Channel Communications’ senior secured credit facilities, of which the $2.0 billion revolving credit facility comprises in part, also require it to comply on a quarterly basis with a maximum consolidated secured net debt to consolidated EBITDA (as calculated in accordance with the senior secured credit facilities) ratio of 9.5:1. This financial covenant becomes more restrictive over time beginning in the second quarter of 2013. In its Quarterly Report on Form 10-Q filed with the SEC on November 9, 2009, CC Media Holdings stated that Clear Channel Communications’ secured leverage ratio, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA (as calculated in accordance with the senior secured credit facilities) was 8.8:1 at September 30, 2009.

There are no significant covenants or events of default contained in the cash management note issued by Clear Channel Communications to us or the cash management note issued by us to Clear Channel Communications.

At September 30, 2009, we were in compliance with all debt covenants.

Dispositions and Other

During the nine months ended September 30, 2009, we sold international assets for $5.5 million resulting in a gain of $4.4 million. In addition, we sold assets for $5.2 million in the Americas and recorded a gain of $3.7 million.

Uses of Capital

Acquisitions

During the nine months ended September 30, 2009, our Americas segment paid $5.0 million primarily for the acquisition of land and buildings. In addition, during the first nine months of 2009, the Company’s America’s segment purchased the remaining 15% interest in our fully consolidated subsidiary, Paneles Napsa S.A., for $13.0 million. Our International segment also acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

During the year ended December 31, 2008, our Americas segment paid $55.1 million in cash for the acquisition of advertising structures and the final earnout payments for Interspace which we acquired in July 2006. In addition, our International segment paid $41.4 million, primarily related to the acquisition of additional equity interests in outdoor companies and the acquisition of advertising structures.

During the first quarter of 2008, we exchanged assets in one of our Americas markets for assets located in a different market and recognized a gain of $2.6 million in “Other operating income—net.” In addition, we sold our 50% interest in Clear Channel Independent and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received.

Capital Expenditures

Our capital expenditures have consisted of the following:

(In millions)	Year Ended December 31,			Nine Months Ended September 30,
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2009 Post-Merger	2008 Combined
Non-revenue producing	$85.4	$81.4	$80.0	$27.8	$59.2
Revenue producing	272.9	194.3	153.9	86.2	178.7

Total capital expenditures	$358.3	$275.7	$233.9	$114.0	$237.9

We define non-revenue producing capital expenditures as those expenditures required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

Part of our long-term strategy is to pursue the technology of electronic displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets. We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Commitments, Contingencies and Guarantees

From time to time, we are involved in routine legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes to our assumptions or the effectiveness of our strategies related to these proceedings.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position, results of operations or cash flows.

Contractual and Other Obligations

In addition to the scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with noncancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations.

The scheduled maturities of Clear Channel Communications’ revolving credit facility, the CCU Intercompany Note, other debt outstanding, future minimum rental commitments under noncancelable lease agreements, minimum payments under other noncancelable contracts, capital expenditures commitments and other long-term obligations as of December 31, 2008, are as follows:

(In thousands)	Payments Due by Period
	Total	2009	2010-2011	2012-2013	2014 and Thereafter
Long-term Debt
Clear Channel Communications’ revolving credit facility	$30,000	$—	$—	$—	$30,000
Debt with Clear Channel Communications(1)	2,500,000	—	2,500,000	—	—
Other debt	71,854	69,522	1,186	1,146	—
Interest payments on long-term debt(2)	259,026	152,460	102,982	2,780	804
Noncancelable contracts	2,107,324	403,685	621,397	440,655	641,587
Noncancelable operating leases	2,009,931	279,555	441,081	322,254	967,041
Capital expenditure commitments	151,663	76,760	62,426	9,336	3,141
Employment contracts	11,881	8,041	3,782	58	—
Other long-term obligations(3)	98,761	—	1,976	1,065	95,720

Total(4)	$7,240,440	$990,023	$3,734,830	$777,294	$1,738,293

(1)	As a result of the offering, the amount of debt with Clear Channel Communications represented by the CCU Intercompany Note will be substantially reduced and the principal amount of our other senior indebtedness will be increased by $750 million. In addition, the maturity of amounts due under the CCU Intercompany Note will be extended to December , 2017. See “Capitalization” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
(2)

Interest payments on long-term debt consist primarily of interest on the CCU Intercompany Note, which is estimated using the interest rate as of December 31, 2008, of 6.0%. The debt with Clear Channel Communications accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis, which increased compared to what it would have been had Clear Channel Communications’ merger not occurred. At December 31, 2008, 39% of Clear Channel Communications’ debt was variable based on market interest rates. Each 50 basis point increase or decrease in interest rates would increase or decrease our interest expense and cash outlay for each year by approximately $5.3 million. This potential increase or decrease is based on the simplified assumption that the level of floating rate debt remains constant with an immediate across-the-board increase or decrease as of December 31, 2008, with no subsequent change in rates for the remainder of the period. This potential increase or decrease does not include any adjustment for a change in the fixed rate debt of Clear Channel Communications, which currently constitutes 61% of its total debt.

(3)	Other long-term obligations consist of $55.6 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years. Also included in the table is $36.3 million related to retirement plans and $6.9 million related to other long-term obligations with a specific maturity.
(4)	Excluded from the table is $80.1 million related to various obligations with no specific contractual commitment or maturity, $53.5 million of which relates to unrecognized tax benefits recorded pursuant to ASC 740-10.

Inflation

Inflation is a factor in our economy and we continue to seek ways to mitigate its effect. Although the exact impact of inflation is indeterminable, to the extent permitted by competition, we pass increased costs on to our customers by increasing our effective advertising rates over time.

Seasonality

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International typically experiencing a loss from operations in this period. Our Americas segment typically experiences consistent performance in the remainder of our calendar year. Our International segment typically experiences its strongest performance in the second and fourth quarters of our calendar year. We expect this trend to continue in the future.

Market Risk Management

We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates, equity security prices and foreign currency exchange rates.

Interest Rate Risk

We had approximately $2.6 billion total debt outstanding as of September 30, 2009, of which $2.5 billion is debt with Clear Channel Communications. The debt with Clear Channel Communications accrues interest at a variable per annum rate equal to the weighted average cost of long-term debt for Clear Channel Communications, calculated on a monthly basis. In connection with the offering the interest rate on the CCU Intercompany Note will be changed to the Revised CCU Intercompany Note Rate. Furthermore, in its Quarterly Report on Form 10-Q filed with the SEC on November 9, 2009 CC Media Holdings stated that 46% of its debt was variable based on market interest rates. Each 12.5 basis point increase or decrease in interest rates would have resulted in a corresponding increase or decrease in our interest expense and cash outlay for the nine months ended September 30, 2009 by approximately $1.2 million. This potential increase or decrease is based on the simplified assumption that the level of floating rate debt remained constant as of September 30, 2009. An increase or decrease to interest rates is then assumed and applied to that floating rate debt balance to determine the per annum effect. This potential increase or decrease does not include any adjustment for a change in the fixed rate debt of Clear Channel Communications, which currently constitutes 54% of its total debt.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value and comprehensive loss at September 30, 2009 by $2.2 million. For a further discussion of our available-for-sale equity securities, see the accompanying notes to the financial statements included in this offering circular.

Foreign Currency Risk

We have operations in countries throughout the world. The financial results of our foreign operations are measured in their local currencies, except in the hyperinflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we operate. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported a net loss of approximately $226.2 million for the nine months ended September 30, 2009. We estimate a 10% change in the value of the U.S. dollar relative to foreign currencies would have changed our net loss for the nine months ended September 30, 2009, by approximately $22.6 million.

Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our equity method investments in various countries. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at September 30, 2009 would change our equity in earnings of nonconsolidated affiliates by $2.6 million and would change our net loss by approximately $1.6 million for the nine months ended September 30, 2009.

This analysis does not consider the implications such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

New Accounting Pronouncements

In August 2009, the FASB issued ASC Update No. 2009-05, Measuring Liabilities at Fair Value. The update is to ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of liabilities. The purpose of this update is to reduce ambiguity in financial reporting when measuring the fair value of liabilities. The guidance provided in this update is effective for the first reporting period beginning after the date of issuance. We will adopt the amendment on October 1, 2009 and do not anticipate the adoption to have a material impact on our financial position or results of operations.

Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, codified in ASC 105-10, was issued in June 2009. ASC 105-10 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. ASC 105-10 establishes the ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this statement, the FASB will issue new standards in the form of ASUs. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the provisions of ASC 105-10 on July 1, 2009.

Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“Statement No. 167”), which is not yet codified, was issued in June 2009. Statement No. 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after

November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Statement No. 167 amends Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities, codified in ASC 810-10-25, to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which enterprise has a controlling financial interest in a variable interest entity. Statement No. 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. These requirements will provide more relevant and timely information to users of financial statements. Statement No. 167 amends ASC 810-10-25 to require additional disclosures about an enterprise’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. We will adopt Statement No. 167 on January 1, 2010 and are currently evaluating the impact of adoption.

Statement of Financial Accounting Standards No. 165, Subsequent Events, codified in ASC 855-10, was issued in May 2009. The provisions of ASC 855-10 are effective for interim and annual periods ending after June 15, 2009 and are intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. In accordance with the provisions of ASC 855-10, we are currently evaluating subsequent events through the date the financial statements are issued.

Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, codified in ASC 260-10-45, was issued in June 2008. ASC 260-10-45 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of ASC 260-10-45. We retrospectively adopted the provisions of ASC 260-10-45 on January 1, 2009. There was no impact of adopting ASC 260-10-45 to previously reported earnings per share for the periods July 31 through September 30, 2008, July 1 through July 30, 2008, and January 1 through July 30, 2008.

Statement of Financial Accounting Standards No, 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, codified in ASC 810-10-45, was issued in December 2007 and clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under this guidance, noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. The provisions of ASC 810-10-45 are effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Guidance is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We adopted the provisions of ASC 810-10-45 on January 1, 2009, which resulted in a reclassification of approximately $211.8 million of noncontrolling interests to shareholders’ equity.

Financial Accounting Standards Board Staff Position No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, codified in ASC 820-10, was issued in April 2009 and provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. ASC 820-10 also includes guidance on identifying circumstances that indicate a transaction is not orderly. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. We adopted the provisions of ASC 820-10 on April 1, 2009 with no material impact to our financial position or results of operations.

Financial Accounting Standards Board Staff Position No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, codified in ASC 320-10, was issued in April 2009 and amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. ASC 320-10 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. We adopted the provisions of ASC 320-10 on April 1, 2009 with no material impact to our financial position or results of operations.

Financial Accounting Standards Board Staff Position No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, codified in ASC 805-20, was issued in April 2009 and addresses application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of ASC 805-20 on accounting for contingencies in a business combination is dependent upon the nature of future acquisitions.

Financial Accounting Standards Board Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, codified in ASC 825-10, was issued in April 2009. ASC 825-10 amends prior authoritative guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The provisions of ASC 825-10 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted the disclosure requirements of ASC 825-10 on April 1, 2009.

Financial Accounting Standards Board Staff Position Emerging Issues Task Force 08-6, Equity Method Investment Accounting Considerations, codified in ASC 323-10-35, was issued in November

2008. ASC 323-10-35 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This guidance is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years, and shall be applied prospectively. We adopted the provisions of ASC 323-10-35 on January 1, 2009 with no material impact to our financial position or results of operations.

Critical Accounting Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements included elsewhere in this offering circular. Management believes the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percentage of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated our bad debt expense for the year ended December 31, 2008, would have changed by approximately $4.9 million and our net income for the same period would have changed by approximately $3.0 million.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Using the impairment review described, we recorded impairment charges on the statement of operations in “Depreciation and amortization” of approximately $28.2 million and $38.8 million for the year ended December 31, 2008 and nine months ended September 30, 2009, respectively. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Assets

Our billboard permits are effectively issued in perpetuity by state and local governments as they are transferable or renewable at little or no cost. Permits typically include the location which allows us the right to operate an advertising structure. Due to significant differences in both business practices and regulations, billboards in our International segment are subject to long-term, finite contracts versus permits in the United States and Canada. Accordingly, there are no indefinite-lived assets in our International segment.

We recorded purchase accounting adjustments related to billboard permits of $2.0 billion as a result of Clear Channel Communications’ merger and the related preliminary push-down accounting. The fair value of the permits was determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the permits was calculated at the market level as prescribed by ASC 350-30-35. We utilize Mesirow Financial Consulting, LLC, a third party valuation firm, to assist us in the development of the assumptions and our determination of the fair value of our permits.

Our application of the direct valuation method attempts to isolate the income that is properly attributable to the permit alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. We forecasted revenue, expenses, and cash flows over a ten-year period for each of our markets in our application of the direct valuation method. We also calculated a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average permit within a market.

Management uses its internal forecasts to estimate industry normalized information as it believes these forecasts are similar to what a market participant would expect to generate. This is due to the pricing structure and demand for outdoor signage in a market being relatively constant regardless of the owner of the operation. Management also relied on its internal forecasts because there is nominal public data available for each of its markets.

The build-up period represents the time it takes for the hypothetical start-up operation to reach normalized operations in terms of achieving a mature market share and profit margin. Management believes that a one-year build-up period is required for a start-up operation to erect the necessary structures and obtain advertisers. It is estimated that a start-up operation would be able to obtain 10% of the potential revenue in the first year of operations and 100% in the second year. Management assumed industry revenue growth of negative 5% during the build-up period. However, the cost structure is expected to reach the normalized level over three years due to the time required to recognize the synergies and cost savings associated with the ownership of the permits within the market.

For the normalized operating margin in the third year, management assumed a hypothetical business would operate at the industry average margin of 46% based on an analysis of comparable companies. For the first and second year of operations, the operating margin was assumed to be 50% of the “normalized” operating margin. The first and second year expenses include the non-recurring start-up costs necessary to build the operation (i.e. development of customers, workforce, etc.).

In addition to cash flows during the projection period, a “normalized” residual cash flow was calculated based upon industry-average growth of 3% beyond the discrete build-up projection period. The residual cash flow was then capitalized to arrive at the terminal value.

The present value of the cash flows is calculated using an estimated required rate of return based upon industry-average market conditions. In determining the estimated required rate of return, management calculated a discount rate using both current and historical trends in the industry.

We calculated the discount rate as of the valuation date and also one-year, two-year, and three-year quarterly averages. The discount rate is calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The estimate of the typical capital structure was based on observing typical proportions of interest-bearing debt and common equity of publicly traded companies in the outdoor advertising industry. The calculation of the discount rate required the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e. market participants). We used the yield on an S&P BB rated corporate bond for the pre-tax rate of return on debt and tax-effected such yield based on company-specific applicable tax rates. The rate of return on equity capital was estimated using the modified Capital Asset Pricing Model (“CAPM”). Inputs to the modified CAPM included the yield on long-term U.S. Treasury bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates. Our concluded discount rate used in the discounted cash flow models to determine the fair value purchase accounting adjustments was 8.5% for the Americas segment. Applying the discount rate, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the hypothetical start-up operation. The initial capital investment was subtracted to arrive at the value of the permits. The initial capital investment represents the fixed assets needed to erect the necessary advertising structures.

We test our billboard permits for impairment annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the billboard permit might be impaired. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our permits. As a result of these factors, we performed an interim impairment test as of December 31, 2008. Our cash flows during the first six months of 2009 were below those in the discounted cash flow model used to calculate the impairment at December 31, 2008. Therefore, we performed an additional interim impairment test as of June 30, 2009 on our billboard permits.

Our permits were aggregated into a single unit of accounting at the market level in accordance with ASC 350-30-35. The fair value of each unit of accounting was determined in the same manner described above. Our impairment tests consisted of a comparison of the fair value of the billboard permits at the market level with their carrying amount. If the carrying amount of the billboard permit exceeds its fair value, an impairment loss is recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the billboard permit is its new accounting basis.

The discount rate used in the December 31, 2008 impairment model increased approximately 100 basis points to 9.5% over the discount rate used to value the permits as part of the purchase price allocation. Industry revenue growth rates were assumed to be a negative 9% during the discrete build-up period. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, we recognized a non-cash impairment charge in all but five of our markets in the United States and Canada, which totaled $722.6 million in 2008. The fair value of our permits equaled their carrying value after recognition of the non-cash impairment charge.

The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008. Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, we recognized a non-cash impairment charge in all but five of our markets in the United States and Canada, which totaled $345.4 million. The fair value of our permits was $1.1 billion at June 30, 2009.

While we believe we have made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our permits, it is possible a material change could occur. If our future actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. The following table shows the resulting decline in the fair value of our billboard permits of a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption, respectively:

(In thousands)
Indefinite-lived intangible	Revenue growth rate	Profit margin	Discount rates
Billboard permits	$386,700	$73,300	$408,300

The following table shows the increase to the billboard permit impairment that would have occurred using hypothetical percentage reductions in fair value, had the hypothetical reductions in fair value existed at the time of our impairment testing:

(In thousands)
Percent change in fair value	Change to impairment
5%	$55,776
10%	$111,782
15%	$167,852

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We recorded purchase accounting adjustments related to goodwill of $2.6 billion as a result of Clear Channel Communications’ merger and the related preliminary push-down accounting. Goodwill was allocated to each reporting unit based on a discounted cash flow model used to determine its enterprise value. We utilize Mesirow Financial Consulting, LLC, a third party valuation firm, to assist us in the development of the assumptions and our determination of the fair value of our reporting units.

The discounted cash flow approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

We forecasted revenue, expenses and cash flows over a ten-year period for each of our reporting units. In projecting future cash flows, we consider a variety of factors including our historical growth rates, macroeconomic conditions, advertising sector and outdoor industry trends as well as Company specific information. Historically, revenue in the outdoor industry has been highly correlated to economic cycles. For example, revenue growth has been negative during recessions and growth following recessions in the United States has varied between 6% and 9%. Based on these considerations, our assumed 2009 revenue growth rates were negative followed by assumed revenue growth with an anticipated economic recovery in 2010. To arrive at our projected cash flows and resulting growth rates, we evaluated the Company’s historical operating results, current management initiatives and both historical and anticipated industry results to assess the reasonableness of our operating margin assumptions. We also calculated a “normalized” residual year which represents the perpetual cash flows of each reporting unit. The residual year cash flow was capitalized to arrive at the terminal value of the reporting unit.

We calculated the weighted average cost of capital (“WACC”) as of Clear Channel Communications’ merger date and also one-year, two-year, and three-year quarterly averages. WACC is an overall rate based upon the individual rates of return for invested capital (equity and interest bearing debt). The WACC is calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The estimate of the typical capital structure was based on observing typical proportions of interest-bearing debt and common equity of publicly traded companies in the outdoor advertising industry. Our calculation of the WACC considered both current industry WACCs and historical trends in the industry. The calculation of WACC requires the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e. market participants). We used the yield on an S&P BB rated corporate bond for the pre-tax rate of return on debt and tax-effected such yield based on company-specific applicable tax rates. The rate of return on equity capital was estimated using the modified CAPM. Inputs to the modified CAPM included the yield on long-term U.S. Treasury bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates. Our concluded WACC used in the discounted cash flow models to determine the fair value purchase accounting adjustments was 8.5% and 9.0% for the Americas and International segments, respectively. Applying the WACC, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the reporting units.

We also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model. The market approach indicates the fair value of the invested capital of a business based on a company’s market capitalization (if publicly traded) and a comparison of the business to comparable publicly traded companies and transactions in its industry. This approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method.

One indication of the fair value of a business is the quoted market price in active markets for the debt and equity of the business. The quoted market price of equity multiplied by the number of shares outstanding yields the fair value of the equity of a business on a marketable, noncontrolling basis. We then apply a premium for control and add the estimated fair value of interest-bearing debt to indicate the fair value of the invested capital of the business on a marketable, controlling basis.

The market comparable method provides an indication of the fair value of the invested capital of a business by comparing it to publicly traded companies in similar lines of business. The conditions and prospects of companies in similar lines of business depend on common factors such as overall demand for their products and services. An analysis of the market multiples of companies engaged in similar lines of business yields insight into investor perceptions and, therefore, the value of the subject business. These multiples are then applied to the operating results of the subject business to estimate the fair value of the invested capital on a marketable, noncontrolling basis. We then apply a premium for control to indicate the fair value of the business on a marketable, controlling basis.

The market transaction method estimates the fair value of the invested capital of a business based on exchange prices in actual transactions and on asking prices for controlling interests in similar companies recently offered for sale. This process involves comparison and correlation of the subject business with other similar companies that have recently been purchased. Considerations such as location, time of sale, physical characteristics and conditions of sale are analyzed for comparable businesses.

The three variations of the market approach indicated that the fair value determined by our discounted cash flow model was within a reasonable range of outcomes.

We review goodwill for potential impairment in the fourth quarter of each year using a discounted cash flow model to determine the fair value of our reporting units. Our impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, if applicable and used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Each of our U.S. markets is a component. We aggregate our U.S. markets into a single reporting unit for purposes of the goodwill impairment test. We also determined that Canada, Mexico, Peru, Brazil and each country in our International segment constitutes separate reporting units.

We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our reporting units as part of the purchase price allocation. As a result of these factors, we performed an interim impairment test as of December 31, 2008 which resulted in a non-cash impairment charge of $2.5 billion to reduce our goodwill. Additionally, the fair value of our debt and equity at June 30, 2009 was below the carrying amount of our reporting units at June 30, 2009. Therefore, we performed an additional interim goodwill impairment test as of June 30, 2009 resulting in a non-cash impairment charge of $419.5 million.

The discounted cash flow models at December 31, 2008 and June 30, 2009 indicated that we failed the first step of the impairment test for substantially all reporting units, which required us to compare the implied fair value of each reporting unit’s goodwill with its carrying value. The impact of adverse economic and industry conditions on the demand for advertising negatively impacted the 2009 projected cash flows in the discounted cash flow models used to value our reporting units.

For purposes of the impairment tests, we calculated a WACC independently for each of the Americas and International segments and determined a WACC for each of 12.5% at December 31, 2008 and WACCs of 12.5% and 13.5% for the Americas and International segments, respectively, at June 30, 2009. The primary reason for the significant increase in such WACC from the WACC used to calculate the preliminary purchase accounting adjustments was the observable risk premium required by the public markets due to the decline in the macroeconomic environment. In line with the outdoor advertising industry trends, our operations and expected cash flow are subject to significant uncertainties about future developments, including timing and severity of the recessionary trends and customers behaviors. Management performed an analysis resulting in an increased implicit risk premium for the outdoor advertising industry in the public markets of approximately 3%-points used in the December 31, 2008 impairment model and implicit risk premiums of approximately 3%-points and 3.5%-points for the Americas and International segments, respectively, used in the June 30, 2009 impairment model. These analyses considered the increase in the required rate on debt for an applicable portfolio and a significant increase in the industry beta compared to amounts used in the purchase price allocation.

Management compared the aggregated fair values of all reporting units to the Company’s market capitalization to test its results for reasonableness. The fair values derived with such increased discount rates resulted in a reasonable implied control premium, and EBITDA multiples compared with relevant competitors.

The discount rate utilized in the valuation of the outdoor permits excludes the risk premium that was added to the industry WACC used in the valuation of the reporting units. Management believes the exclusion of this premium is appropriate given the difference between the nature of the permit and reporting unit cash flow projections. The cash flow projections utilized under the direct valuation method for the permits are derived from utilizing industry “normalized” information for the existing portfolio of permits. Given that the underlying cash flow projections are based on industry normalized information, application of an industry average discount rate is appropriate. Conversely, our cash flow projections for the overall reporting unit are based on our internal forecast for the business and incorporate future growth and initiatives unrelated to the existing permit portfolio. Additionally, the projections for the reporting unit include cash flows related to non-permit based assets. In the valuation of the reporting unit, a risk premium was added to the industry WACC due to the risks inherent in achieving the projected cash flows of the reporting unit.

A rollforward of our goodwill balance for the post-merger period from July 31, 2008 through December 31, 2008 and January 1, 2009 through September 30, 2009 by reporting unit is as follows:

(In thousands)	Balances Resulting from Push-down Accounting	Dispositions	Foreign Currency	Impairment	Adjustments	Balances as of December 31, 2008
United States	$3,121,645	$—	$—	$(2,296,915)	$—	$824,730
France	122,865	—	(14,747)	(23,620)	—	84,498
Switzerland	57,664	—	(977)	—	198	56,885
Australia	40,520	—	(11,813)	—	(529)	28,178
Belgium	37,982	—	(4,549)	—	—	33,433
Sweden	31,794	—	(8,118)	—	—	23,676
Norway	26,434	—	(7,626)	—	—	18,808
Ireland	16,224	—	(1,939)	(7,505)	—	6,780
United Kingdom	32,336	—	(10,162)	(22,174)	—	—
Italy	23,649	(542)	(2,808)	(20,521)	222	—
China	31,187	—	234	(31,421)	—	—
Spain	21,139	—	(2,537)	(18,602)	—	—
Turkey	17,896	—	—	(17,896)	—	—
Finland	13,641	—	(1,637)	(12,004)	—	—
Canada	35,390	—	(5,783)	(24,687)	—	4,920
All Others—Americas	86,770	—	(23,822)	—	—	62,948
All Others—International	54,265	—	3,160	(19,692)	(2,448)	35,285

	$3,771,401	$(542)	$(93,124)	$(2,495,037)	$(2,557)	$1,180,141

(In thousands)	Balances as of December 31, 2008	Acquisitions	Dispositions	Foreign Currency	Impairment	Adjustments	Balances as of September 30, 2009
United States Outdoor Markets	$824,730	$2,250	$—	$—	$(324,893)	$73,546	$575,633
Switzerland	56,885	—	—	1,087	(7,827)	—	50,145
Ireland	14,285	—	—	302	(10,360)	—	4,227
Baltics	10,629	—	—	—	(10,235)	—	394
Americas—Mexico	8,729	—	—	7,220	(10,085)	(442)	5,422
Americas—Chile	3,964	—	—	4,417	(7,834)	—	547
Americas—Peru	45,284	—	—	—	(37,609)	—	7,675
Americas—Brazil	4,971	—	—	4,436	(9,407)	—	—
All Others—International	205,744	110	—	18,728	(1,300)	45,041	268,323
Americas—Canada	4,920	—	—	—	—	(4,920)	—

	$1,180,141	$2,360	$—	$36,190	$(419,550)	$113,225	$912,366

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the resulting decline in the fair value of each of our reportable segments of a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption, respectively:

(In thousands)
Reportable segment	Revenue growth rate	Profit margin	Discount rates
Americas Outdoor	$320,000	$90,000	$300,000
International Outdoor	$140,000	$100,000	$120,000

The following table shows the increase to the goodwill impairment that would have occurred using hypothetical percentage reductions in fair value, had the hypothetical reduction in fair value existed at the time of our impairment testing:

(In thousands)

Reportable segment	5%	10%	15%
Americas Outdoor	$164,950	$329,465	$493,915
International Outdoor	$7,207	$18,452	$33,774

For a discussion of certain risks related to unresolved SEC staff comments and the potential impact they may have on our goodwill impairment testing, see “Risk Factors—Risks Related to Our Business—We face risks related to unresolved SEC staff comments.”

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition. We record the present value of obligations associated with the retirement of tangible long- lived assets in the period in which they are incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 5%, our liability as of December 31, 2008 would increase approximately $0.5 million. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 5%, our liability would decrease approximately $0.1 million.

Stock-Based Compensation

Under the fair value recognition provisions of ASC 718-10, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

Tax Accruals

The Internal Revenue Service (the “IRS”) and other taxing authorities routinely examine our tax returns we file as part of the consolidated income tax returns filed by Clear Channel Communications. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in the notes to our consolidated financial statements included in this offering circular and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We have considered these potential changes in accordance with ASC 740-10 which requires us to record reserves for estimates of probable settlements of Federal and state audits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor Holdings common stock as of November 30, 2009, for each director currently serving on the board of directors, each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel Outdoor Holdings to own beneficially more than 5% of Clear Channel Outdoor Holdings common stock outstanding. At the close of business on November 30, 2009, there were 40,649,268 shares of Clear Channel Outdoor Holdings Class A common stock outstanding and 315,000,000 shares of Clear Channel Outdoor Holdings Class B common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name	Amount and Nature of Beneficial Ownership		Percent of Class A Common Stock	Percent of Class B Common Stock
Margaret W. Covell	—		—	—
Blair E. Hendrix	—		—	—
Daniel G. Jones	—		—	—
L. Lowry Mays	—		—	—
Mark P. Mays	41,667	(1)	*	—
Randall T. Mays	41,667	(2)	*	—
James M. Raines	11,874	(3)	*	—
Marsha M. Shields	16,000	(4)	*	—
Dale W. Tremblay	16,000	(5)	*	—
Scott R. Wells	—		—	—
Paul J. Meyer	295,400	(6)	*	—
C. William Eccleshare	—		—	—
Jonathan D. Bevan	64,953	(7)	*	—
Franklin G. Sisson, Jr.	193,615	(8)	*	—
Clear Channel Holdings, Inc.	315,000,000		— (9)	100.0	%(9)
Pamet Capital Management(10)	3,014,313		7.4%	—
T. Rowe Price Associates, Inc.(11)	2,679,375		6.6%	—
Frank Russell Company(12)	3,121,497		7.7%	—
Manson Capital Management LLC(13)	2,838,223		7.0%	—
GAMCO Investors, Inc.(14)	2,253,400		5.5%	—
Avenir Corp(15)	2,246,532		5.5%	—
Fir Tree, Inc.(16)	2,179,687		5.4%	—
All Directors and Executive Officers as a Group (18 persons)	694,018	(17)	1.7%	—

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.
(1)	Includes 25,000 shares subject to options held by Mr. M. Mays.
(2)	Includes 25,000 shares subject to options held by Mr. R. Mays.
(3)	Includes 9,750 shares subject to options held by Mr. Raines.
(4)	Includes 9,750 shares subject to options held by Mrs. Shields.
(5)	Includes 9,750 shares subject to options held by Mr. Tremblay.
(6)	Includes 255,400 shares subject to options held by Mr. Meyer.
(7)	Includes 45,495 shares subject to options held by Mr. Bevan.
(8)	Includes 179,730 shares subject to options held by Mr. Sisson.
(9)	Clear Channel Holdings, Inc. does not own any of our Class A common stock. The 315.0 million shares owned by Clear Channel Holdings, Inc. represent 100% of the shares of our Class B common stock. Shares of Class B common stock are convertible on a one for one basis into shares of Class A common stock and entitle the holder to 20 votes per share upon all matters on which stockholders are entitled to vote.

(10)

Address 222 Berkeley St. 22nd Floor, Boston, MA 02116. Information related to this reporting stockholder is based on the reporting stockholder’s Schedule 13G/A filed with the SEC on September 14, 2009.

(11)	Address: 100 E. Pratt Street, Baltimore, MD 21202. These shares are owned by T. Rowe Price Associates, Inc., together with T. Rowe Price Mid-Cap Growth Fund, Inc. T. Rowe Price Associates, Inc. has sole voting power with regard to 474,600 of the shares indicated and sole dispositive / investment power with regard to 2,679,375 of the shares indicated: T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power with regard to 1,250,000 of the shares indicated. Information related to these reporting stockholders is based on the stockholders’ Schedule 13G/A filed with the SEC on September 10, 2009.
(12)	Address: 909 A. Street, Tacoma, WA 98402. The reporting stockholder has sole voting and shared dispositive / investment power with regard to the shares indicated. Information related to this reporting stockholder is based on the reporting stockholder’s Schedule 13G filed with the SEC on February 17, 2009.
(13)	Address 110 East 59th Street, New York, NY 10022. Information related to this reporting stockholder is based on the reporting stockholder’s Schedule 13G/A filed with the SEC on August 17, 2009.
(14)	Address: One Corporate Center, Rye, NY 10580. Information related to this reporting stockholder is based on the reporting stockholder’s Schedule 13D filed with the SEC on April 16, 2009.
(15)	Address 1725 K Street NW Suite 401, Washington, DC 20006. Information related to this reporting stockholder is based on the reporting stockholder’s Schedule 13G filed with the SEC on August 13, 2009.
(16)

Address 505 Fifth Avenue, 23rd Floor, New York, NY 10017. The reporting stockholder has shared voting and shared dispositive / investment power with regard to the shares indicated. Information related to this reporting stockholder is based on the reporting stockholder’s Schedule 13G filed with the SEC on July 16, 2009.

(17)	Includes 569,164 shares subject to options held by such persons.

DESCRIPTION OF THE SERIES A NOTES

General

The Issuer initially will issue $600,000,000 aggregate principal amount of         % senior notes due                  , 2017 (the “2017 A Notes”). The Issuer will issue the 2017 A Notes under an indenture to be dated as of the Issue Date (the “2017 A Indenture”), among the Issuer, U.S. Bank National Association, as trustee (the “Trustee”), the Guarantors and U.S. Bank National Association, as paying agent (the “Paying Agent”), registrar and transfer agent. The 2017 A Notes will be issued in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the 2017 A Indenture include those stated therein and will include those made part thereof by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers to Clear Channel Worldwide Holdings, Inc., and not to any of its Subsidiaries, (ii) the term “Company” refers to Clear Channel Outdoor Holdings, Inc., and not to any of its Subsidiaries, (iii) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries and (iv) the term “CCO” refers to Clear Channel Outdoor, Inc., and not to any of its Subsidiaries. The Issuer is a Wholly-Owned Subsidiary of the Company. The Company will Guarantee the 2017 A Notes and each Restricted Subsidiary of the Company that Guarantees the 2017 A Notes is referred to as a “Restricted Guarantor.”

The following description is only a summary of the material provisions of the 2017 A Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used in this “Description of the Series A Notes”. We urge you to read the 2017 A Indenture, the 2017 A Notes and the 2017 A Registration Rights Agreement because those agreements, not this description, define your rights as Holders of the 2017 A Notes. Copies of the 2017 A Indenture and the 2017 A Registration Rights Agreement may be obtained from the Company when available.

Brief Description of 2017 A Notes

The 2017 A Notes:

•	will be senior unsecured obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Issuer, including the 2017 B Notes and under any Credit Facilities of the Issuer;

•	will be effectively subordinated to all existing and future Secured Indebtedness of the Issuer to the extent of the value of such assets securing such Indebtedness;

•	will be senior in right of payment to all Subordinated Indebtedness of the Issuer; and

•	will be initially guaranteed by each of the Company, CCO and substantially all of the Company’s other domestic Restricted Subsidiaries other than the Excluded Subsidiaries;

•	will be structurally subordinated to all existing and future obligations of any existing or future Subsidiaries of the Company that do not guarantee the 2017 A Notes; and

•	will be subject to registration with the SEC pursuant to the 2017 A Registration Rights Agreement.

The Guarantee of each Guarantor of the 2017 A Notes:

•	will be a senior unsecured obligation of such Guarantor;

•	will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of such Guarantor, including such Guarantor’s guarantee of the 2017 B Notes and under any Credit Facilities of such Guarantor and, in the case of (i) CCO, CCO’s obligations under the CCU Intercompany Note and (ii) the Company, the Company’s obligations under the CCOH Mirror Note;

•	will be effectively subordinated to all existing and future Secured Indebtedness of such Guarantor to the extent of the value of such assets securing such Indebtedness; and

•	will be subject to registration with the SEC pursuant to the 2017 A Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, in each case, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the 2017 A Indenture and the 2017 A Notes, whether for payment of principal of or interest on the 2017 A Notes, expenses, indemnification or otherwise, on the terms set forth in the 2017 A Indenture by executing the 2017 A Indenture or a supplemental indenture.

Each Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Company (other than Excluded Subsidiaries) will initially guarantee the 2017 A Notes, subject to release as provided below. The 2017 A Notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Company that do not guarantee the 2017 A Notes.

Not all of the Company’s Subsidiaries will guarantee the 2017 A Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to a Guarantor. None of the Company’s Excluded Subsidiaries will guarantee the 2017 A Notes. As of the Issue Date, our Excluded Subsidiaries include all Foreign Subsidiaries of the Company and non-Wholly-Owned Subsidiaries of the Company. On a pro forma basis, after giving effect to the Transactions, the non-guarantor Subsidiaries would have accounted for approximately $1,609 million, or 59%, of our revenue, approximately $180 million, or 35%, of our OIBDAN (as such term is described and used in “Offering Circular Summary”) and approximately $324 million, or 44%, of our Adjusted EBITDA (as such term is described and used in “Offering Circular Summary”), in each case, for the last twelve months ended September 30, 2009. Our non-guarantor Subsidiaries accounted for approximately $2,586 million, or 36%, of our total assets as of September 30, 2009. As of September 30, 2009, our non-guarantor Subsidiaries had $911 million of total liabilities (including trade payables) to which the 2017 A Notes would have been structurally subordinated.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the 2017 A Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment (such net assets determined in accordance with GAAP).

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.

Each Guarantee by a Restricted Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Restricted Guarantor (including any sale, exchange or transfer), after which the applicable Restricted Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Restricted Guarantor which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of the 2017 A Indenture;

(b) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(c) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the 2017 A Indenture being discharged in a manner not in violation of the terms of the 2017 A Indenture; or

(d) such Restricted Guarantor ceasing to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided, however, if such Restricted Guarantor, immediately prior thereto, was a guarantor of other capital markets debt securities of the Issuer or a Guarantor and continues to be a guarantor of such other capital markets debt securities of the Issuer or a Guarantor, no such release shall be permitted; and

(2) such Restricted Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the 2017 A Indenture relating to such transaction have been complied with.

The Guarantee by the Company shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the 2017 A Indenture being discharged in a manner in accordance with the terms of the 2017 A Indenture.

Ranking

The payment of the principal of, premium, if any, and interest on the 2017 A Notes by the Issuer will rank pari passu in right of payment to all unsubordinated Indebtedness of the Issuer, including the 2017 B Notes.

The payment of any Guarantee of the 2017 A Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the relevant Guarantor, including, the guarantee by such Guarantor of the 2017 B Notes and, in the case of (i) CCO, payment of the CCU Intercompany Note and (ii) the Company, the Company’s Obligations under the CCOH Mirror Note.

Each Guarantor’s obligations under its Guarantee of the 2017 A Notes will be effectively subordinated to the obligations of the Guarantor under its Secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

At September 30, 2009, on a pro forma basis after giving effect to the Transactions,

(1) the Company and its Subsidiaries would have had $2.6 billion of Pari Passu Indebtedness outstanding (including the 2017 A Notes, the 2017 B Notes, $1.8 billion under the CCU Intercompany Note and $30 million borrowed and outstanding under the Senior Credit Facilities, but excluding an additional $120 million capacity under the Senior Credit Facilities (available to the extent CCU has not already borrowed against this facility and reduced the availability thereunder and is in compliance with its covenants under the Senior Credit Facilities; on February 6, 2009, CCU borrowed the remaining $120 million capacity under the Senior Credit Facilities), of which $31 million would have been Secured Indebtedness; and

(2) the Company and the Guarantors would not have had any Subordinated Indebtedness outstanding.

The 2017 A Notes will be effectively subordinated to all of the existing and future Secured Indebtedness of the Issuer and each Guarantor to the extent of the value of the assets securing such Indebtedness.

Although the 2017 A Indenture will limit the incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications and exceptions. Under certain circumstances, the Company and its Subsidiaries may be able to incur substantial amounts of Indebtedness and such Indebtedness may be Secured Indebtedness. See “Certain Covenants in the 2017 A Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants in the 2017 A Indenture—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries, most of which are Foreign Subsidiaries of the Issuer who will not Guarantee the 2017 A Notes. In addition, substantially all of the operations of the Company are conducted through its Subsidiaries. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including Holders. The 2017 A Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Guarantors. The Company’s Subsidiaries that are not Guarantors had $911 million of total liabilities outstanding as of September 30, 2009, of which $841 million were obligations of Subsidiaries of the Issuer.

See “Risk Factors—Risks Related to the Notes and the Offering.”

2017 A Proceeds Loan

The Issuer intends to loan $600.0 million, which is equal to the entire stated principal amount of the 2017 A Notes issued on the Issue Date, to CCO pursuant to an intercompany loan. The proceeds from such intercompany loan will be used by CCO as described under “Use of Proceeds.” The obligations of CCO under the 2017 A Proceeds Loan Agreement will be senior unsecured obligations of CCO.

Interest will accrue on the 2017 A Proceeds Loan at a rate equal to the interest rate payable on the 2017 A Notes, with such adjustments to the interest rate thereon as may be necessary to match the interest rate due with respect to the 2017 A Notes, including any default interest payable with respect thereto. CCO will be entitled to set-off and deduct any payments it makes under its Guarantee against and from its obligations under the 2017 A Proceeds Loan. The maturity date of the 2017 A Proceeds Loan will be the same as the maturity date of the 2017 A Notes. The 2017 A Proceeds Loan will be repayable by CCO upon the repayment in full or in part of the 2017 A Notes, whether at maturity, on early redemption or upon acceleration thereof. The 2017 A Proceeds Loan will include cross-acceleration events to the 2017 A Notes.

Paying Agent and Registrar for the 2017 A Notes

The Issuer will maintain one or more Paying Agents for the 2017 A Notes. The initial Paying Agent for the 2017 A Notes will be U.S. Bank National Association.

The Issuer will also maintain a registrar in respect of the 2017 A Notes, initially U.S. Bank National Association. If the Issuer fails to appoint a registrar, the Trustee will act as such. The registrar for the 2017 A Notes will maintain a register reflecting ownership of the 2017 A Notes outstanding from time to time and will make payments on and facilitate transfer of the 2017 A Notes on behalf of the Issuer.

The Issuer may change the Paying Agents or the registrars without prior notice to the Holders. The Company, the Issuer, any Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may not act as a Paying Agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange 2017 A Notes in accordance with the terms set forth in the 2017 A Indenture pursuant to which such 2017 A Notes have been issued. Any registrar or the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of 2017 A Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any 2017 A Note selected for redemption.

Principal, Maturity and Interest

The Issuer will issue $600,000,000 initial aggregate principal amount 2017 A Notes. The 2017 A Notes will mature on                     , 2017. Subject to compliance with the covenant described below under the caption “Certain Covenants in the 2017 A Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional 2017 A Notes from time to time after this offering (such additional 2017 A Notes, the “Additional 2017 A Notes”). The 2017 A Notes offered by the Issuer and any Additional 2017 A Notes subsequently issued under the 2017 A Indenture will be treated as a single class for all purposes under the 2017 A Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, for all purposes of the 2017 A Indenture and this “Description of the Series A Notes”, references to “2017 A Notes” include any Additional 2017 A Notes that are actually issued and references to “2017 B Notes” include any Additional 2017 B Notes that are actually issued.

Interest will accrue and be payable daily by the Issuer on the 2017 A Notes from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable by the Trustee semiannually using a 360-day year comprised of twelve 30-day months to Holders of record at the close of business on the                  or                  immediately preceding the interest payment date, on                  and                  of each year, commencing                 , 2010. If a payment date is not on a Business Day at the place of payment, payment may be made at the place on the next succeeding Business Day and no interest will accrue for the intervening period.

Not later than the Issue Date, the Issuer will cause the Trustee to establish an account (the “Trustee Account”) to be maintained by the Trustee for the benefit of the Holders with respect to payments of interest on the 2017 A Notes, over which the Trustee shall have sole control and dominion. Interest on the 2017 A Notes will accrue, and be payable by or on behalf of the Issuer to the Trustee, daily; provided that the failure by the Issuer to make or have made any such daily payment to the Trustee on any day will not constitute a Default so long as (a) (x) no payment or other transfer by the Company or any of its Restricted Subsidiaries shall have been made on such day under the Cash Management Arrangements or (y) the amount of funds on deposit in the Trustee Account on such day is equal to the amount of interest which has accrued up to and including such day and (b) on each semiannual interest payment date the aggregate amount of funds deposited in the Trustee Account is sufficient to pay the aggregate amount of interest on the 2017 A Notes that is payable by the Trustee to the Noteholders on such semiannual interest payment date. The Issuer or any Guarantor will not be the legal owners of the funds on deposit in the Trustee Account. Such amounts may be in cash in U.S.

dollars, in Government Securities or in a combination thereof. Any interest earned on Government Securities held in the Trustee Account will be applied to pay fees and expenses of the Trustee and, to the extent of any excess, returned to the Company. Upon the making by or on behalf of the Issuer of any payment into the Trustee Account, the Issuer’s obligation to pay accrued interest shall be discharged to the extent of the amount so paid. If the Trustee fails to make an interest payment on the 2017 A Notes but the Issuer has deposited the funds with the Trustee, it will not be a Default.

Special Interest may accrue on the 2017 A Notes in certain circumstances pursuant to the 2017 A Registration Rights Agreement. All references in the 2017 A Indenture and this “Description of the Series A Notes”, in any context, to any interest or other amount payable on or with respect to the 2017 A Notes shall be deemed to include any Special Interest pursuant to the 2017 A Registration Rights Agreement for the 2017 A Notes. References to “accrued and unpaid interest” refer to interest that may be payable by the Issuer or the Trustee, as applicable.

Principal of, premium, if any, and interest on the 2017 A Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, may be made by check mailed to the Holders of the 2017 A Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the 2017 A Notes represented by one or more global notes registered in the name of or held by The Depositary Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The Issuer’s office or agency will be the office of the Paying Agent maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any sinking fund payments with respect to the 2017 A Notes. Under certain circumstances, we may be required to offer to purchase 2017 A Notes as described under the caption “Repurchase at the Option of Holders” and “Offer to Purchase 2017 A Notes In Certain Circumstances”. We and our affiliates may at any time and from time to time purchase 2017 A Notes in the open market or otherwise. Notwithstanding the foregoing, none of the Company or any of its Subsidiaries shall make any purchase of, or otherwise effectively cancel or retire any 2017 A Notes (whether through open market purchases, tender offers, defeasance, offers to purchase required by the 2017 A Notes or otherwise) if, after giving effect thereto and, if applicable, any concurrent purchase of or other action with respect to any 2017 B Notes, the ratio of (a) the outstanding aggregate principal amount of the 2017 B Notes to (b) the outstanding aggregate principal amount of the 2017 A Notes shall be less than 0.250; provided, however, that the foregoing restriction shall not be applicable in the case of any Change of Control Offer, a 2017 A Notes Purchase Offer or offer to purchase the 2017 B Notes required to be made under the 2017 B Indenture at the price specified with respect thereto to all holders of the 2017 B Notes, where a violation of the foregoing restriction would occur solely as a result of different offer acceptance rates by the holders of the 2017 B Notes and the 2017 A Notes. References to the 2017 B Notes and the 2017 A Notes in this paragraph do not include any Additional 2017 B Notes or any Additional 2017 A Notes, as applicable.

Optional Redemption

Except as set forth below, the Issuer shall not be permitted to redeem the 2017 A Notes. The 2017 A Notes will be payable at par at maturity.

At any time prior to                 , 2012, the 2017 A Notes may be redeemed or purchased (by the Issuer or any other Person), in whole or in part, upon notice as described under “Selection and Notice,” at a redemption price equal to 100% of the principal amount of 2017 A Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

On and after                 , 2012, the 2017 A Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as described under “Selection and Notice,” at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The 2017 A Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2017 A Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of 2017 A Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on                  of each of the years indicated below:

Year	Percentage
2012		%
2013		%
2014		%
2015 and thereafter		%

In addition, until                 , 2012, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the then outstanding aggregate principal amount of 2017 A Notes at a redemption price equal to         % of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of 2017 A Notes originally issued under the 2017 A Indenture and any Additional 2017 A Notes issued under the 2017 A Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee or the Paying Agent shall select the 2017 A Notes to be purchased in the manner described under “Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding 2017 A Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the 2017 A Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the 2017 A Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of 2017 A Notes to the address of such Holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders—Change of Control,” and that all 2017 A Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any 2017 A Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all 2017 A Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any 2017 A Notes purchased pursuant to a Change of Control Offer will be required to surrender such 2017 A Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such 2017 A Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered 2017 A Notes and their election to require the Issuer to purchase such 2017 A Notes, provided that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder of the 2017 A Notes, the principal amount of 2017 A Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered 2017 A Notes and its election to have such 2017 A Notes purchased;

(7) that the Holders whose 2017 A Notes are being repurchased only in part will be issued new 2017 A Notes equal in principal amount to the unpurchased portion of the 2017 A Notes surrendered. The unpurchased portion of the 2017 A Notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in principal amount;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of 2017 A Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the 2017 A Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the 2017 A Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all 2017 A Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all 2017 A Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation (and delivery to the Paying Agent) the 2017 A Notes so accepted together with an Officer’s Certificate to the Trustee stating that such 2017 A Notes or portions thereof have been tendered to and purchased by the Issuer.

The CCU Intercompany Note will, and future credit agreements or other agreements to which the Company or the Issuer become a party may, provide that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the 2017 A Indenture). If we experience a change of control that triggers a default under any Credit Facilities, we could seek a waiver of such default or seek to refinance our Credit Facilities. In the event we do not obtain such a waiver or refinance the Credit Facilities, such default could result in amounts outstanding under our Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of 2017 A Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes and the Offering—Clear Channel Worldwide may not be able to fulfill its repurchase obligations in the event of a change of control.”

The Change of Control purchase feature of the 2017 A Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. As of the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, that would not constitute a Change of Control under the 2017 A Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness (including Secured Indebtedness) are contained in the covenants described under “Certain Covenants in the 2017 A Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants in the 2017 A Indenture—Liens.” In addition, a Change of Control could be triggered by changes in ownership resulting from an insolvency of CCU or a restructuring of its Indebtedness. Accordingly, events relating to CCU and over which we and they do not have control could trigger a Change of Control. Such restrictions in the 2017 A Indenture can be waived only with the consent of the Holders of a majority in principal amount of the 2017 A Notes then outstanding. Except for the limitations contained in such covenants, however, the 2017 A Indenture will not contain any covenants or provisions that may afford Holders of the 2017 A Notes protection in the event of a highly leveraged transaction. Such limitations are subject to a number of important exceptions, baskets and qualifications.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2017 A Indenture applicable to a Change of Control Offer made by us and purchases all 2017 A Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of 2017 A Notes may require the Issuer to make an offer to repurchase the 2017 A Notes as described above. In addition, Holders may not be entitled to require us to purchase their 2017 A Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as “Continuing Directors.”

Except as described in clause (11) of the second paragraph under “Amendment, Supplement and Waiver,” the provisions in the 2017 A Indenture relative to the Issuer’s obligation to make an offer to repurchase the 2017 A Notes as a result of a Change of Control may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the then outstanding 2017 A Notes under the 2017 A Indenture.

Asset Sales

The 2017 A Notes will not contain any limitation on (1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries or (2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (each, an “Asset Sale”).

Offer to Purchase 2017 A Notes In Certain Circumstances

If the Issuer makes (1) any optional redemption of the 2017 B Notes, purchase of 2017 B Notes through open-market purchases at or above 100% of the principal amount thereof or offer to purchase the 2017 B Notes at 100% of the principal amount thereof, plus accrued but unpaid interest pursuant to clause (2) of the second paragraph of the covenant described under “Asset Sales” in the “Description of the Series B Notes”, the Issuer shall, substantially concurrently therewith, apply a pro rata amount to make an optional redemption of the 2017 A Notes, purchase 2017 A Notes through open-market purchases at or above 100% of the principal amount thereof or offer to purchase the 2017 A Notes (in accordance with procedures similar to those applicable to the 2017 B Notes) to all Holders of 2017 A Notes, in each case, to purchase a pro rata amount of 2017 A Notes at 100% of the principal amount thereof, plus accrued but unpaid interest (a “2017 A Notes Purchase Offer”), or (2) any 2017 B Notes Asset Sale Offer under the 2017 B Notes Indenture (including pursuant to clause (4) of the covenant described under “Asset Sales” in the “Description of the Series B Notes”), the Issuer shall, substantially concurrently therewith, apply a pro rata amount to make a 2017 A Notes Purchase Offer to purchase a pro rata amount of 2017 A Notes at 100% of the principal amount thereof, plus accrued but unpaid interest. Any purchase or redemption of the 2017 B Notes pursuant to clause (2) of the second paragraph under “Description of the Series B Notes—Certain Covenants in the 2017 B Indenture—Merger, Consolidation or Sale of All or Substantially All Assets” shall be deemed to be a purchase of 2017 B Notes covered by clause (1) of this paragraph.

Selection and Notice

If the Issuer is redeeming less than all of the 2017 A Notes at any time, the Trustee or the Paying Agent will select the 2017 A Notes to be redeemed (a) if such 2017 A Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such 2017 A Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee or the Paying Agent shall deem appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to (x) each Holder of 2017 A Notes to be redeemed at such Holder’s registered address, (y) to the Trustee to forward to each Holder of 2017 A Notes to be redeemed at such Holder’s registered address, or (z) otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 2017 A Notes or a satisfaction and discharge of the 2017 A Indenture. If any 2017 A Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such 2017 A Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new 2017 A Note in a principal amount equal to the unredeemed portion of the original 2017 A Note in the name of the Holder upon cancellation of the original 2017 A Note. 2017 A Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on 2017 A Notes or portions of them called for redemption.

Certain Covenants in the 2017 A Indenture

Set forth below are summaries of the principal covenants that will be contained in the 2017 A Indenture.

Limitation on Restricted Payments

The 2017 A Indenture will not contain any limit on the Company’s or any Restricted Subsidiary’s ability to, directly or indirectly:

(1) declare or pay any dividend or make any distribution or any payment having the effect thereof on account of the Company’s or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Company, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger, amalgamation or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than:

(a) Indebtedness permitted under clause (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the payment of principal on or the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment of principal or such purchase, redemption, defeasance, repurchase or acquisition; or

(4) make any Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

As of the Issue Date, all of the Subsidiaries of the Company will be Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary unless it is also an Unrestricted Subsidiary for purposes of the 2017 B Notes and the Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary unless it is also a Restricted Subsidiary for purposes of the 2017 B Notes. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the 2017 A Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer and the Guarantors will not issue any shares of Disqualified Stock and the Company will not permit the Issuer to, and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (1) the Issuer and the Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock (other than Disqualified Stock of the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary), and (2) any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if in each case (a) the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available and (b) the Senior Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 3.25 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $30.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time; provided further, however, that the Issuer and the Guarantors may incur Subordinated Indebtedness (including Acquired Indebtedness that is Subordinated Indebtedness) if, in each case, the Consolidated Leverage Ratio at the time such additional Subordinated Indebtedness is incurred would have been no greater than 6.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Subordinated Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available.

The foregoing limitations will not apply to:

(1) [Reserved];

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the 2017 B Notes (including any Guarantee, but excluding any Additional 2017 B Notes) and (b) the 2017 A Notes (including any guarantee of the 2017 A Notes, but excluding any Additional 2017 A Notes);

(3) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the 2017 B Exchange Notes and related guarantees of the 2017 B Exchange Notes to be issued in exchange for the 2017 B Notes (excluding any Additional 2017 B Notes) and guarantees of the 2017 B Exchange Notes pursuant to the 2017 B Registration Rights Agreement and (b) the 2017 A Exchange Notes and related guarantees of the 2017 A Exchange Notes to be issued in exchange for the 2017 A Notes (excluding any Additional 2017 A Notes) and Guarantees pursuant to the 2017 A Registration Rights Agreement;

(4) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date, including the CCU Intercompany Note and $150.0 million under the Senior Credit Facilities (other than Indebtedness described in clause (2)), and Indebtedness incurred by the Company and its Restricted Subsidiaries pursuant to any revolving or other line of credit pursuant to which there is an unfunded commitment in effect as of the Issue Date;

(5) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Company or any of its Restricted Subsidiaries (other than Disqualified Stock or Preferred Stock of the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary), to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness incurred and Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (5), not to exceed $25.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(6) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 or in respect of acquired contingencies and contingent consideration recorded under FAS 141(R)) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8) Indebtedness of the Company to a Restricted Subsidiary or a Restricted Subsidiary to the Company or another Restricted Subsidiary (other than Indebtedness of the Issuer to CCO); provided that any such Indebtedness owing by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes, as applicable; provided further, that this clause (8) shall not permit Indebtedness that is the guarantee by the Company or any Restricted Subsidiary of the CCU Intercompany Note; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company, the Issuer or another Restricted Subsidiary that is a Guarantor or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary (other than the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary) issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary or pursuant to any pledge of such Preferred Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance, customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Company owed or issued to CCU or any of its Subsidiaries that is a direct or indirect parent company in connection with the Cash Management Arrangements and (b) Indebtedness or Disqualified Stock of the Company or a Restricted Guarantor (other than Disqualified Stock of a parent company of the Issuer that is also a Restricted Subsidiary) and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (in the case of Disqualified Stock or Preferred Stock, other than the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary) in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $65.0 million (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b), with such automatic reclassification subject to the $30.0 million limitation in the first paragraph of this covenant that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom) the availability as of such date of determination under the $30.0 million sublimit would be exceeded);

(13) the incurrence by (1) the Issuer and the Guarantors of Indebtedness or the issuance of shares of Disqualified Stock by the Guarantors (other than Disqualified Stock of any parent company of the Issuer that is also a Restricted Subsidiary), and (2) any Restricted Subsidiary that is not a Guarantor of Indebtedness or the issuance of shares of Disqualified Stock or shares of Preferred Stock, in each case, that serves to extend, replace, refund, refinance, renew or defease:

(a) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4), (5) and (12)(a) above and clause (14) below (including with respect to (x) the first paragraph of this covenant, any unfunded commitment for which an Officer’s Certificate has been delivered to the Trustee as provided in the definition of Consolidated Leverage Ratio or Senior Leverage Ratio, and (y) clause (4) above, any revolving or other line of credit pursuant to which there is an unfunded commitment in effect as of the Issue Date), or

(b) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above (including unfunded commitments that serve to extend, replace, refund, refinance, renew or defease any unfunded commitments under Indebtedness described in such clause (a)); provided, however, that in the case of clauses (a) and (b), any unfunded commitment shall continue to be treated as outstanding for purposes of the definition of Consolidated Leverage Ratio and Senior Leverage Ratio, as applicable, to the extent such unfunded commitment was outstanding for purposes thereof prior to such extension, replacement, refunding, refinancing, renewal or defeasance under this clause (13), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or incurred as a result of original issue discount, accreted value in excess of the proceeds thereof or the stated principal amount thereof being in excess of the fair value thereof at issuance, in each case, as determined in good faith by the Company (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment or pari passu to the 2017 A Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment or pari passu to the 2017 A Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C) in the case of any Refinancing Indebtedness incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock outstanding under clause (5) above, such Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding under such clause (5), and not this clause (13) for purposes of determining amounts outstanding under such clauses; and

(D) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and provided further that subclauses (A) and (B) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness under a Credit Facility or under the CCU Intercompany Note; provided, however, that any Refinancing Indebtedness in respect of the CCU Intercompany Note must have a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the 2017 A Notes;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary (in the case of Disqualified Stock or Preferred Stock, other than the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary) incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the 2017 A Indenture; provided, however, that after giving effect to such acquisition or merger, either:

(i) (A) with respect to Subordinated Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (14), the Company would be permitted to incur at least $1.00 of additional Subordinated Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, and (B) with respect to any other Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to each of the ratio tests set forth in the first paragraph of this covenant, or

(ii) (A) the Consolidated Leverage Ratio is less than the Consolidated Leverage Ratio immediately prior to such acquisition or merger, and (B) other than with respect to the incurrence of Subordinated Indebtedness pursuant to this clause (14), the Senior Leverage Ratio is less than the Senior Leverage Ratio immediately prior to such acquisition or merger;

provided, however, that in each case, such determination is made on a pro forma basis taking into account such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) [Reserved];

(17)(a) any guarantee by the Company or a Restricted Subsidiary (other than the Issuer) of Indebtedness or other obligations of any Guarantor so long as the incurrence of such Indebtedness incurred by such Guarantor is permitted under the terms of the 2017 A Indenture;

(b) any guarantee by a Restricted Subsidiary (other than the Issuer) of Indebtedness of the Company; or

(c) any guarantee by a Restricted Subsidiary (other than the Issuer or a Restricted Guarantor), the Company or CCO of obligations of any other Restricted Subsidiary (other than the Issuer or a Guarantor);

provided that, such Restricted Subsidiary shall not guarantee the CCU Intercompany Note and, in each case, such Restricted Subsidiary shall comply with the covenant described below under “Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; provided further, however, that the Issuer may guarantee any Refinancing Indebtedness of the CCU Intercompany Note that is Public Debt;

(18) Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) $30.0 million (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18), with such automatic reclassification subject to the $30.0 million limitation in the first paragraph of this covenant that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the availability as of such date of determination under the $30.0 million sublimit would be exceeded;

(19) Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with any such repurchase, retirement or acquisition), or any stock subscription or shareholder agreement;

(20) cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts; and

(21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that (x) all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (4) of the preceding paragraph, (y) any Secured Indebtedness being reclassified shall only be reclassified to the extent that the Lien is also permitted with respect to such Secured Indebtedness as so reclassified and (z) Indebtedness incurred or Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Guarantors may be reclassified only to the extent that, after giving effect to such reclassification (including a pro forma application of the net proceeds therefrom), such Restricted Subsidiary that is not a Guarantor would be permitted to incur the debt as so reclassified on the date; and

(2) at the time of incurrence or any reclassification thereafter, the Company will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in the first and second paragraphs above; provided, however, that (x) with respect to Secured Indebtedness, such Secured Indebtedness may only be classified or reclassified as a type of Indebtedness to the extent such Indebtedness may also be secured by a Lien under the 2017 A Indenture and (y) with respect to such Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors, such Indebtedness, Disqualified Stock and Preferred Stock may only be classified or reclassified as a type of Indebtedness, Disqualified Stock or Preferred Stock to the extent such Restricted Subsidiary that is not a Guarantor may so incur such Indebtedness, Disqualified Stock or Preferred Stock under the 2017 A Indenture on the date of classification or reclassification.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not (i) exceed the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

The Company will not, and will not permit the Issuer or any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the 2017 A Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Issuer or such Guarantor, as the case may be. Subordination shall refer to contractual payment subordination and not to structural subordination. The 2017 A Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness as subordinated or junior Indebtedness merely because it is structurally subordinated to other Indebtedness.

Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the 2017 A Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the 2017 A Notes or the Guarantees are equally and ratably secured.

The foregoing shall not apply to Liens securing the 2017 A Notes and the related Guarantees thereof or the 2017 A Exchange Notes and the related guarantees thereof. Any Lien created for the benefit of the Holders of the 2017 A Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

Limitation on Issuer

On the Issue Date and at all times thereafter, the Issuer shall be a Restricted Subsidiary. The Issuer (a) will not engage in any business or activity other than businesses and activities as substantially engaged in as of the Issue Date and the ownership of all the outstanding Equity Interests in its Subsidiaries and activities incidental thereto and (b) will not incur any liabilities, other than Obligations under the 2017 B Notes, the 2017 A Notes or Public Debt, liabilities imposed by law, including liabilities in respect of taxes, and other liabilities incidental to its existence and permitted business as described in clause (a) above and activities related thereto. The term Issuer refers to Clear Channel Worldwide Holdings, Inc., and not to any of its Subsidiaries.

Limitation Related to Foreign Subsidiaries of the Company

As of the Issue Date and at any time thereafter until the 2017 A Notes are paid in full, (a) CCO shall not hold directly any Equity Interests of any of the Foreign Subsidiaries of the Company (other than Foreign Subsidiaries of the Company held directly as of the Issue Date) and (b) any Domestic Subsidiary of the Company (other than any Excluded Subsidiary described in clause (c) of the definition thereof) that is a Restricted Subsidiary holding directly any Equity Interests of any Foreign Subsidiary of the Company shall be a Guarantor of the 2017 A Notes; provided, however, that notwithstanding anything to the contrary contained in the 2017 A Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, transfer any assets of, or Equity Interests issued by, any Foreign Subsidiary of the Company as of the Issue Date to any Unrestricted Subsidiary.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither the Company nor the Issuer may consolidate or merge with or into or wind up into (whether or not the Company or the Issuer, as the case may be, is the surviving corporation), nor may the Company or the Issuer sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or the Issuer, as the case may be, and its Subsidiaries which are Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person (other than CCU or its Restricted Subsidiaries (as defined in the indenture referred to in clause (b) of the definition of the Existing Senior Notes Indentures)) unless:

(1) the Company or the Issuer, as the case may be, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Issuer, as the case may be) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company, the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the 2017 A Notes is a corporation;

(2) the Successor Company, if other than the Company or the Issuer, as the case may be, expressly assumes all the obligations of the Company or the Issuer, as the case may be, under the Company’s Guarantee or the 2017 A Notes, as applicable, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to each of the ratio tests set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (b) (x) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such Consolidated Leverage Ratio immediately prior to such acquisition or merger, and (y) the Senior Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such Senior Leverage Ratio immediately prior to such acquisition or merger;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the 2017 A Indenture and the 2017 A Notes; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the 2017 A Indenture.

The Successor Company will succeed to, and be substituted for the Company or the Issuer, as the case may be, under the 2017 A Indenture and the 2017 A Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) the Company or any Restricted Subsidiary (other than the Issuer) may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor; and

(2) the Company or the Issuer may merge with an Affiliate of the Company or the Issuer, as the case may be, solely for the purpose of reorganizing the Company or the Issuer, as the case may be, in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company, the Issuer and its Restricted Subsidiaries is not increased thereby.

Notwithstanding the preceding two paragraphs, other than clause (3) above which shall be applicable, any Restricted Subsidiaries of the Issuer that are not Guarantors may consolidate or merge with or into or wind up into, and the Issuer or any of its Restricted Subsidiaries that are not Guarantors may sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of, or Equity Interests in, its Restricted Subsidiaries that are not Guarantors, taken as a whole, in one or more related transactions to any Person (such disposition, a “Foreign Disposition”); provided, however, that (1) such Foreign Disposition is a Qualified Asset Sale and (2) if, on a pro forma basis, the Consolidated Leverage Ratio would be equal to or greater than 6.0 to 1.0 or the Senior Leverage Ratio would be equal to or greater than 3.0 to 1.0, then the Issuer shall make an offer to purchase all the outstanding 2017 A Notes at 100% of the principal amount thereof in a manner and timeframe as would be required if such offer were a Change of Control Offer. If a Foreign Disposition does not constitute a disposition of all or substantially all of the properties or assets of the Issuer, this paragraph shall not be applicable.

Subject to certain limitations described in the 2017 A Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Company will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company or such Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than CCU or its Restricted Subsidiaries (as defined in the indenture referred to in clause (b) of the definition of the Existing Senior Notes Indentures)) unless:

(1)(a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the 2017 A Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the 2017 A Indenture; or

(2) the transaction is a Qualified Asset Sale.

In the case of clause (1) of the immediately preceding paragraph, the Successor Person will succeed to, and be substituted for, such Guarantor under the 2017 A Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor (other than the Company, which is covered by the third preceding paragraph) may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into (which may be effected by merger with a Restricted Subsidiary that has substantially no assets and liabilities) a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor (which may be effected by merger so long as the survivor thereof is a Guarantor).

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1)(a) transactions between or among the Company or any of its Restricted Subsidiaries and (b) any Affiliate Transaction, directly or indirectly, (i) constituting the payment of dividends or making any other distributions to CCU or any of its Restricted Subsidiaries (as defined in the indenture described in clause (b) of the definition of the Existing Senior Notes Indentures) or payment of any Indebtedness owed to CCU (including the CCU Intercompany Note, including refinancing, cancellation or retirement thereof, in whole or in part for cash or other consideration) or any of its Restricted Subsidiaries (as defined in the indenture described in clause (b) of the definition of the Existing Senior Notes Indentures), (ii) making loans or advances to CCU or any of its Restricted Subsidiaries (as defined in the indenture described in clause (b) of the definition of the Senior Notes Indentures), or (iii) selling, leasing or transferring any of properties or assets to CCU or any of its Restricted Subsidiaries (as defined in the indenture described in clause (b) of the definition of the Existing Senior Notes Indentures);

(2) Restricted Payments permitted by the provisions of the 2017 B Indenture described under the covenant “Description of the Series B Notes—Certain Covenants in the 2017 B Indenture—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(3) for so long as the Company is a member of a group filing a consolidated, combined, unitary, or similar group tax return with any direct or indirect parent company of the Company (regardless of whether the Company is a Wholly-Owned Subsidiary of such parent company), payments in respect of the hypothetical consolidated, combined, unitary, or similar group tax liabilities of the Company and its Subsidiaries, determined as if the Company were the common parent of a group of a separate affiliated group of corporations filing a consolidated federal income tax return (or the common parent of the applicable comparable group filing a consolidated, combined, unitary, or similar group tax return under state, local, or foreign law);

(4) the payment of reasonable and customary fees and compensation consistent with past practice or industry practices paid to, and indemnities provided on behalf of, employees, officers, directors or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement and the transactions contemplated thereby with an affiliate as in effect as of the Issue Date and any extension, amendment, restatement, modification or other supplement to, or replacement of, any of the foregoing and so long as any such extension, amendment, restatement, modification or other supplement is not materially adverse in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise materially adverse in the good faith judgment of the Board of Directors to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the 2017 A Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) by the Company or a Restricted Subsidiary;

(11) agreements and transactions between the Company and its Restricted Subsidiaries, on the one hand, and CCU or any of its Restricted Subsidiaries (as defined in the indenture described in clause (b) of the definition of the Existing Senior Notes Indentures), on the other hand;

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith or as otherwise permitted by the 2017 A Indenture;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the Board of Directors in good faith; and

(14) (a) Investments by the Investors in debt securities of the Company or any of its Restricted Subsidiaries and any payments in respect thereof so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities, and (b) payments in respect of any Public Debt or Notes held by Affiliates.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) pay (a) dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing Senior Notes and the Existing Senior Notes Indentures;

(b)(x) the Senior Credit Facilities and the related documentation and (y) the Indentures, the Notes, the Exchange Notes and the Guarantees and the guarantees of the 2017 B Notes;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary thereof in existence at the time of such acquisition, merger, consolidation or amalgamation (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Company or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries of the Company permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in any joint venture agreement or other similar agreement relating solely to such joint venture;

(k) customary provisions contained in any lease, sublease, license, sublicense or similar agreement, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(l) customary provisions contained in any Indebtedness incurred pursuant to any Credit Facilities as permitted pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” and an Officer reasonably and in good faith determines at the time such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect the Issuer’s or any Guarantor’s ability to make any payments, when due, with respect to the 2017 A Notes or its Guarantee thereof and any other Indebtedness that is an obligation of the Issuer or such Guarantor and such determination is set forth in an Officer’s Certificate delivered to the Trustee;

(m) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(n) any Refinancing Indebtedness in respect of the CCU Intercompany Note; provided that any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above, (i) are customary for Public Debt at the time such Refinancing Indebtedness is issued or incurred, or (ii) an Officer in good faith determines at the time such Refinancing Indebtedness is issued or incurred that any such encumbrance or restriction will not materially adversely affect the Issuer’s or any Guarantor’s ability to make any payments, when due, with respect to the 2017 A Notes or its Guarantee thereof and any other Indebtedness that is an obligation of the Issuer or such Guarantor and such determination is set forth in an Officer’s Certificate delivered to the Trustee.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary of the Company, other than a Guarantor or an Immaterial Subsidiary, to guarantee the payment of any Indebtedness in excess of $10.0 million of the Issuer or any Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the 2017 A Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the 2017 A Notes or a related Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the 2017 A Notes or such Guarantor’s related Guarantee; and

(2) such Restricted Subsidiary shall within 30 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;

provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day periods described above.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the 2017 A Indenture will require the Company to file with the SEC from and after the Issue Date no later than 15 days after the periods set forth below,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of 2017 A Notes, in addition to providing such information to the Trustee and the Holders of the 2017 A Notes, in each case within 5 days after the time the Company would have been required to file such information with the SEC as required pursuant to the first sentence of this paragraph. To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding 2017 A Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2017 A Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any 2017 A Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the 2017 A Notes, the 2017 A Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

In connection with the filings with the SEC required pursuant to clauses (1) and (2) above, in connection therewith, the Company shall provide notice of, and host, a conference call open to the public to discuss the results for the applicable period.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement in accordance with the terms of the 2017 A Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Liquidity Amount

On the Issue Date, (1) the Issuer and the Guarantors (other than CCO) shall have $50.0 million in any combination of cash, other liquid assets under their sole dominion and control on an unrestricted basis and not subject to any Lien (such cash and liquid assets, the “Guarantor Liquidity Assets”) and cash available to be borrowed by the Issuer or the Guarantors (other than CCO) in U.S. dollars under any Credit Facility to which the Company is a party (but to which none of its Affiliates (other than the Issuer and Restricted Guarantors) is a party) (the “Guarantor Liquidity Facility”) for which all conditions to borrowing have been and remain satisfied (such $50.0 million amount, the “Guarantor Liquidity Amount”) and the Company shall maintain such Liquidity Amount at all times and (2) the Restricted Subsidiaries that are not Guarantors shall have, and the Company shall cause the Restricted Subsidiaries that are not Guarantors to have, $50.0 million (or an equivalent amount in other currencies) in any combination of cash, other liquid assets under their sole dominion and control on an unrestricted basis and not subject to any Lien (such cash and liquid assets, the “Non-Guarantor Liquidity Assets”) and cash available to be borrowed by any one or more of the Restricted Subsidiaries that are not Guarantors under any Credit Facility to which none of the Company’s Affiliates (other than the Company and any Restricted Subsidiaries) is a party (the “Non-Guarantor Liquidity Facility” and, together with the Guarantor Liquidity Facility, the “Liquidity Facilities”) for which all conditions to borrowing have been and remain satisfied (such $50.0 million amount (or an equivalent amount in other currencies), the “Non-Guarantor Liquidity Amount”) and the Company shall cause the Non-Guarantor Liquidity Amount to be maintained at all times. The Liquidity Facilities shall only constitute Liquidity Facilities to the extent all conditions to borrowing thereunder are satisfied (other than any notice of borrowing that may be required) and the amount available under any Liquidity Facility shall be part of the Guarantor Liquidity Amount or the Non-Guarantor Liquidity Amount without duplication. Assets that constitute Guarantor Liquidity Assets shall not also constitute Non-Guarantor Liquidity Assets and vice versa. Notwithstanding the foregoing, (x) CCO may be a party to the Liquidity Facilities as a guarantor thereof but not as a borrower thereunder and (y) the Guarantor Liquidity Assets and the Non-Guarantor Liquidity Assets may be subject to Permitted Liquidity Liens.

Events of Default and Remedies

The 2017 A Indenture will provide that each of the following is an Event of Default with respect to the 2017 A Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the 2017 A Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the 2017 A Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding 2017 A Notes (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above and clause (9) below) contained in the 2017 A Indenture or the 2017 A Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the 2017 A Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million or more at any one time outstanding, in each case, other than as a result of an Excluded Event;

(5) failure by the Company, the Issuer or any other Significant Party to pay final non-appealable judgments aggregating in excess of $35.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgments become final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company, the Issuer or any other Significant Party;

(7) failure of any Person required by the terms of the 2017 A Indenture to be a Guarantor as of the Issue Date to execute a supplemental indenture to the 2017 A Indenture within five Business Days following the Issue Date;

(8) the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the 2017 A Indenture or the release of any such Guarantee in accordance with the 2017 A Indenture; and

(9) failure to maintain the Guarantor Liquidity Amount or the Non-Guarantor Liquidity Amount which failure continues for more than fifteen (15) consecutive business days; provided, however, that upon the event of a CCU Credit Event and during the continuance thereof, for the period that is the shorter of the continuance of the CCU Credit Event and 60 days after the occurrence of such CCU Credit Event, it shall not be an Event of Default if the Guarantor Liquidity Amount and the Non-Guarantor Liquidity Amount shall each be at least $25.0 million during such period.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Company or the Issuer) occurs and is continuing under the 2017 A Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding 2017 A Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2017 A Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Company or the Issuer, all outstanding 2017 A Notes will become due and payable without further action or notice. The 2017 A Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the 2017 A Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the 2017 A Notes.

The 2017 A Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding 2017 A Notes under the 2017 A Indenture by notice to the Trustee may on behalf of the Holders of all such 2017 A Notes waive any existing Default and its consequences under such Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any 2017 A Note held by a non-consenting Holder) and rescind any acceleration with respect to such 2017 A Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the 2017 A Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the 2017 A Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the 2017 A Indenture at the request or direction of any of the Holders of the 2017 A Notes outstanding thereunder unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a 2017 A Note may pursue any remedy with respect to the 2017 A Indenture or the 2017 A Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding 2017 A Notes have requested the Trustee to pursue the remedy;

(3) Holders of the 2017 A Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding 2017 A Notes thereunder have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the 2017 A Indenture the Holders of a majority in principal amount of the then total outstanding 2017 A Notes thereunder are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2017 A Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a 2017 A Note or that would involve the Trustee in personal liability.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the 2017 A Indenture, and the Company is required, within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the 2017 A Notes, the Guarantees or the 2017 A Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting 2017 A Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2017 A Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the 2017 A Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the 2017 A Notes issued thereunder. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the 2017 A Notes and have each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of 2017 A Notes to receive payments in respect of the principal of, premium, if any, and interest on the 2017 A Notes when such payments are due solely out of the trust created pursuant to the 2017 A Indenture for those 2017 A Notes;

(2) the Issuer’s obligations with respect to 2017 A Notes concerning issuing temporary 2017 A Notes, registration of such 2017 A Notes, mutilated, destroyed, lost or stolen 2017 A Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the 2017 A Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the 2017 A Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the 2017 A Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company or the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to those 2017 A Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the 2017 A Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the 2017 A Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the 2017 A Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such 2017 A Notes, and the Issuer must specify whether such 2017 A Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the 2017 A Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the 2017 A Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the 2017 A Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The 2017 A Indenture will be discharged and will cease to be of further effect as to all 2017 A Notes issued thereunder, when either:

(1) all 2017 A Notes theretofore authenticated and delivered, except lost, stolen or destroyed 2017 A Notes which have been replaced or paid and 2017 A Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all 2017 A Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the 2017 A Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the 2017 A Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption thereof, as the case may be;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to the 2017 A Indenture or the 2017 A Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the 2017 A Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the 2017 A Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 2017 A Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the 2017 A Indenture, any Guarantee and the 2017 A Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes issued thereunder then outstanding, other than 2017 A Notes issued thereunder beneficially owned by the Company or any of its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2017 A Notes issued thereunder, and any existing Default or Event of Default or compliance with any provision of the 2017 A Indenture or the 2017 A Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 2017 A Notes issued thereunder, other than 2017 A Notes issued thereunder beneficially owned by the Company or any of its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for such 2017 A Notes).

The Indenture will provide that, without the consent of each affected Holder of 2017 A Notes issued thereunder, an amendment or waiver may not, with respect to any 2017 A Notes issued thereunder held by a non-consenting Holder:

(1) reduce the principal amount of such 2017 A Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any such 2017 A Note or alter or waive the provisions with respect to the redemption of such 2017 A Notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any 2017 A Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the 2017 A Notes (except a rescission of acceleration of the 2017 A Notes by the Holders of at least a majority in aggregate principal amount of the 2017 A Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the 2017 A Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any 2017 A Note payable in money other than that stated therein;

(6) make any change in the provisions of the 2017 A Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the 2017 A Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s 2017 A Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s 2017 A Notes;

(9) make any change to the ranking of the 2017 A Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the 2017 A Indenture, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the 2017 A Notes; or

(11) after the Issuer’s obligation to purchase 2017 A Notes arises thereunder, amend, change or modify in any respect materially adverse to the Holders of the 2017 A Notes the obligations of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a 2017 A Notes Purchase Offer required to be made or, after such Change or Control has occurred or such requirement has arisen, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the Holders of the 2017 A Notes.

Notwithstanding the foregoing, the Issuer and the Trustee may amend or supplement the 2017 A Indenture and the 2017 A Notes and the Issuer, the Trustee and the Guarantors may amend or supplement any Guarantee issued under the 2017 A Indenture, in each case, without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated 2017 A Notes in addition to or in place of certificated 2017 A Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the 2017 A Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the 2017 A Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the 2017 A Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to add a Guarantor under the 2017 A Indenture;

(10) to conform the text of the 2017 A Indenture or the Guarantees or the 2017 A Notes issued thereunder to any provision of this “Description of the Series A Notes” to the extent that such provision in this “Description of the Series A Notes” was intended to be a verbatim recitation of a provision of the 2017 A Indenture, Guarantee or 2017 A Notes;

(11) to provide for the issuance of 2017 A Exchange Notes or private exchange notes, which are identical to 2017 A Exchange Notes except that they are not freely transferable; or

(12) to make any amendment to the provisions of the 2017 A Indenture relating to the transfer and legending of 2017 A Notes as permitted by the 2017 A Indenture, including to facilitate the issuance and administration of the 2017 A Notes; provided, however, that (i) compliance with the 2017 A Indenture as so amended would not result in 2017 A Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer 2017 A Notes.

However, no amendment or supplement to the 2017 A Indenture or the 2017 A Notes that modifies or waives the specific rights or obligations of the Paying Agent, registrar or transfer agent may be made without the consent of such agent (it being understood that the Trustee’s execution of any such amendment or supplement will constitute such consent if the Trustee is then also acting as such agent).

The consent of the Holders is not necessary under the 2017 A Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The 2017 A Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The 2017 A Indenture will provide that the Holders of a majority in principal amount of the outstanding 2017 A Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The 2017 A Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the 2017 A Indenture at the request of any Holder of 2017 A Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The 2017 A Indenture, the 2017 A Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the 2017 A Indenture. For purposes of the 2017 A Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“2017 A Exchange Notes” means new notes of the Issuer issued in exchange for the 2017 A Notes pursuant to, or as contemplated by, the 2017 A Registration Rights Agreement.

“2017 B Exchange Notes” means new notes of the Issuer issued in exchange for the 2017 B Notes pursuant to, or as contemplated by, the 2017 B Registration Rights Agreement.

“2017 B Indenture” means the Indenture dated as of the Issue Date by and among the Issuer, the Guarantors and the Trustee, with respect to the 2017 B Notes.

“2017 B Notes Asset Sale Offer” means an Asset Sale Offer (as defined in the 2017 B Notes Indenture).

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified

Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional 2017 B Notes” means additional 2017 B Notes from time to time issued by the Issuer after this offering under the 2017 B Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any 2017 A Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such 2017 A Note on such Redemption Date; and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at                 , 2012 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (B) all required remaining interest payments (calculated based on the cash interest rate) due on such 2017 A Note through                 , 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such 2017 A Note on such Redemption Date.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(b) in the case of the Company or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Arrangements” means the treasury and cash management services pursuant to the Corporate Services Agreement, including any amounts advanced and repaid under the CCOH Mirror Note and the CCU Mirror Note, in each case, solely with respect to the Company’s and its Subsidiaries’ cash from operations.

“CCO” has the meaning set forth in the first paragraph under “General.”

“CCOH Mirror Note” means the Revolving Promissory Note dated as of November 10, 2005 between the Company, as maker, and CCU, as payee, as amended by the first amendment dated as of December         , 2009, as may be further amended, supplemented, restated or otherwise modified from time to time.

“CCU” means Clear Channel Communications, Inc., a Texas corporation, together with its successors.

“CCU Credit Event” means (a) pursuant to or within the meaning of any Bankruptcy Law, CCU (i) commences proceedings to be adjudicated bankrupt or insolvent, (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law, (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors or (v) generally is not paying its debts as they become due or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against CCU in a proceeding in which CCU is to be adjudicated bankrupt or insolvent, (ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of CCU, or for all or substantially all of the property of CCU or (iii) orders the liquidation of CCU and the order or decree remains unstayed and in effect for 60 consecutive days.

“CCU Intercompany Note” means the Amended and Restated Senior Unsecured Term Promissory Note dated December         , 2009, between CCO, as maker, and CCU, as payee and as may be further amended, supplemented, restated or otherwise modified from time to time.

“CCU Mirror Note” means the Revolving Promissory Note dated as of November 10, 2005 between CCU, as maker, and the Company, as payee, as amended by the first amendment dated December , 2009, as may be further amended, supplemented, restated or otherwise modified from time to time.

“Change of Control” means the occurrence of any of the following after the Issue Date (and excluding the Transactions):

(1) the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies (other than as a result of a Permitted Debt Restructuring);

(3) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(4) the Company becoming at any time a Wholly-Owned Subsidiary of CCU or merging with and into CCU whether or not it is the surviving entity; or

(5) the Issuer ceasing to be at any time a Wholly-Owned Subsidiary of the Company, including because of having merged with and into CCU, the Company or CCO.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the first paragraph under “General.”

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Company and its Restricted Subsidiaries set forth on the Company’s consolidated balance sheet (excluding any letters of credit except to the extent of unreimbursed amounts drawn thereunder), plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Company and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transactions or any acquisition, (v) penalties and interest relating to taxes, (w) any Special Interest, any “special interest” with respect to other securities and any liquidated damages for failure to timely comply with registration rights obligations, (x) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Company and its Restricted Subsidiaries on such date, to (b) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee not later than 30 days after entering into any commitment providing for the incurrence of Consolidated Indebtedness, that all or any portion of the Consolidated Indebtedness that could be incurred under such commitment at the time such commitment is entered into shall be treated as incurred and outstanding in such amount for all purposes of this calculation (whether or not such Consolidated Indebtedness is outstanding at the time such commitment is entered into) and any subsequent incurrence of such Consolidated Indebtedness under such commitment (including upon repayment and reborrowing) shall not be deemed, for purposes of this calculation, to be the incurrence of Consolidated Indebtedness at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date, and other operational changes that the Company or any of its Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings, synergies and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation; provided, that no cost savings, synergies or operating expense reductions shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses related thereto) or expenses and Transaction Expenses incurred within 180 days of the Issue Date shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any net after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Subsidiary thereof that is the Company or a Restricted Subsidiary in respect of such period,

(6) [Reserved],

(7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(11) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded; and

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence with a deduction for any amount so added back to the extent not so reimbursed within 365 days, expenses with respect to liability or casualty events or business interruption shall be excluded.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Services Agreement” means the Corporate Services Agreement, dated as of November 10, 2005, by and between Clear Channel Management Services, L.P., and the Company, as the same may have been amended or supplemented as of the Issue Date and as may be further amended, supplemented, restated or otherwise modified from time to time; provided, that such amendments, supplements, restatements or other modifications are, in the good faith judgment of the Company, not materially adverse to the Holders.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt or credit facilities, including the Senior Credit Facilities, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any notes, indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants in the 2017 A Indenture—Limitation on Incurrence of Indebtedness and Issuance

of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means (1) the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less (2) the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company, a Restricted Subsidiary or any direct or indirect parent corporation of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the 2017 A Notes or the date the 2017 A Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members), of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including federal, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of such Person and such Subsidiaries paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of unreimbursed value added taxes to be added back for any four consecutive quarter period shall not exceed $2.0 million; plus

(b) Fixed Charges of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, expenses or charges related to any Equity Offering, Investment, acquisition, asset sale, disposition, recapitalization, the incurrence, repayment or refinancing of Indebtedness permitted to be incurred by the 2017 A Indenture (including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including the effects of expensing all transaction related expenses in accordance with FAS 141(R) and gains or losses associated with FIN 45)), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the 2017 A Notes, the 2017 B Notes, the Exchange Notes or the Senior Credit Facilities; plus

(e)(w) Transaction Expenses to the extent deducted (and not added back) in computing Consolidated Net Income, (x) the amount of any severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, (y) any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date, and (z) to the extent deducted (and not added back) in computing Consolidated Net Income, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing; provided, that the aggregate amount added back pursuant to subclause (z) of this clause (e) shall not exceed 10% of the LTM Cost Base in any four consecutive four quarter period; plus

(f) any other non-cash charges, including any (i) write-offs or write-downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) [Reserved]; plus

(h) [Reserved]; plus

(i) solely for purposes of determining the amount of EBITDA in connection with calculating the Consolidated Leverage Ratio and the Senior Leverage Ratio, the amount of cost savings projected by the Company in good faith to be realized as a result of specified actions identified and taken on or prior to June 30, 2011; provided, that (A) such actions and amounts are reasonably identifiable and factually supportable, (B) such actions have an ongoing (and other than temporary) impact on the Company’s direct operating expenses, selling, general and administrative expenses or corporate expenses, as determined in good faith by the Company, (C) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges that are otherwise added back in computing EBITDA with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed in any four-quarter period ended after September 30, 2009, an amount equal to $58,800,000; plus

(j) to the extent no Default or Event of Default has occurred and is continuing, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “Transactions with Affiliates” deducted (and not added back) in computing Consolidated Net Income; plus

(k) any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of a Guarantor (other than Disqualified Stock);

(2) decreased by (without duplication) any non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable, and

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or of a direct or indirect parent of the Company (excluding Disqualified Stock), other than:

(1) public offerings with respect to any such Person’s common stock registered on Form S-8;

(2) issuances to the Company or any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means both the 2017 B Exchange Notes and the 2017 A Exchange Notes.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Company from,

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Event” means any default or acceleration under the Credit Agreement described in the definition of Senior Credit Facilities as in effect on the Issue Date pursuant to which the Company or any Restricted Subsidiary is a borrower or guarantor thereunder subject to a $150.0 million sublimit thereunder (and any amendments, extensions, modifications, refinancings, refundings, renewals, restatements or supplements thereof so long as the Company or any Restricted Subsidiary is a borrower or guarantor thereunder and is subject to the $150.0 million sublimit thereunder), if such default or acceleration results from, or is attributable to, any event, condition or circumstance (including a CCU Credit Event) attributable to CCU and its Subsidiaries other than the Company and its Subsidiaries so long as, to the extent legally permitted to do so (including pursuant to any suit or other legal proceeding in a court of competent jurisdiction related to a CCU Credit Event), the Company and its Subsidiaries have repaid (or reserved or set aside cash for repayment in a restricted account) the principal amount equal to the Indebtedness and other Obligations owed by the Company and its Subsidiaries under such Credit Agreement.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Foreign Subsidiary of the Company and (c) any Domestic Subsidiary (i) that is a Subsidiary of a Foreign Subsidiary of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the stock of one or more Foreign Subsidiaries of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Existing Senior Notes” means CCU’s 4.5% Senior Notes Due 2010, 6.25% Senior Notes Due 2011, 4.4% Senior Notes Due 2011, 5.0% Senior Notes Due 2012, 5.75% Senior Notes Due 2013, 5.5% Senior Notes Due 2014, 4.9% Senior Notes Due 2015, 5.5% Senior Notes Due 2016, 10.75% Senior Cash Pay Notes due 2016, 11.00%/11.75% Senior Toggle Notes due 2016, 6.875% Senior Debentures Due 2018 and 7.25% Debentures Due 2027.

“Existing Senior Notes Indentures” means (a) the Senior Indenture dated as of October 1, 1997 between CCU and The Bank of New York, as trustee, as the same may have been amended or supplemented as of the Issue Date and (b) the Indenture dated as of July 30, 2008 between among CCU, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, as the same may have been amended or supplemented as of the Issue Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Company or a Restricted Subsidiary during such period; plus

(3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Company or a Restricted Subsidiary during such period.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the 2017 A Indenture and the 2017 A Notes (and 2017 A Exchange Notes).

“Guarantor” means, each Person that Guarantees the 2017 A Notes (and 2017 A Exchange Notes) in accordance with the terms of the 2017 A Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Company (other than a Foreign Subsidiary or a Subsidiary that meets the criteria of clause (c) of the definition of Excluded Subsidiary) that is a Restricted Subsidiary and not a Restricted Guarantor, whose total assets, together with the total assets of all such Restricted Subsidiaries that are not Restricted Guarantors, at the last day of the end of the most recently ended fiscal quarter of the Company for which financial statements are publicly available did not exceed 3.5% of Total Assets at such date or (b) whose gross revenues, together with the gross revenues of all such other Restricted Subsidiaries that are not Restricted Guarantors (other than a Foreign Subsidiary of the Company or a Subsidiary of the Company that meets the criteria of clause (c) of the definition of Excluded Subsidiary), for the most recently ended period of four consecutive fiscal quarters of the Company for which financial statements are publicly available did not exceed 3.5% of the consolidated gross revenues of the Company and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Indentures” means both the 2017 A Indenture and the 2017 B Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Goldman, Sachs & Co, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Moelis & Company LLC, Morgan Stanley & Co. Incorporated and RBS Securities Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and the Subsidiaries of the Company;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Investors” means Thomas H. Lee Partners L.P. and Bain Capital LLC, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means                     , 2009.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTM Cost Base” means, for any consecutive four quarter period, the sum of (a) direct operating expenses, (b) selling, general and administrative expenses and (c) corporate expenses, in each case excluding depreciation and amortization, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Notes” means both the 2017 B Notes and the 2017 A Notes.

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or the Issuer, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company or the Issuer, as the case may be, by an Officer of the Company or the Issuer, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the 2017 A Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Issuer, as the case may be, or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the 2017 B Notes, the 2017 A Notes and any other Indebtedness which ranks pari passu in right of payment to the 2017 A Notes; and

(2) with respect to any Guarantor, its Guarantee, its guarantee of the 2017 B Notes and any other Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Debt Restructuring” means (1) any restructuring of all or substantially all of any series, class, tranche or facility of Indebtedness of any direct or indirect parent companies of the Company, (2) any debt workout and similar transactions involving all or substantially all of any series, class, tranche or facility of Indebtedness of any direct or indirect parent companies of the Company, including in connection with any consensual or negotiated arrangement or any court approved or ordered arrangement or plan, (3) any exchange or conversion of all or substantially all of any series, class, tranche or facility of Indebtedness for or to any Equity Interests or any issuance of Equity Interests for cash or other consideration (other than any public offering of Capital Stock and any offering of Capital Stock that is underwritten for resale pursuant to Rule 144A or Regulation S of the Act) as result of which all or substantially all of any series, class, tranche or facility of Indebtedness of such direct or indirect parent companies of the Company is repaid, retired, exchanged for equity, cancelled, extinguished or otherwise discharged, or (4) any other transactions that have substantially the effect of any of the foregoing; provided, however, that in each case, such restructuring, debt workout, exchange, conversion or other transaction does not involve the consensual sale for cash consideration of Capital Stock of any such direct or indirect parent company of the Company owned by the Investors.

“Permitted Holder” means any of the Investors and members of management of the Company (or any of its direct or indirect parent companies) or CCU or CC Media Holdings, Inc. who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) or CCU or CC Media Holdings, Inc. on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Issue Date. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, appeal bonds or letters of credit to which such Person is a party or account party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Company or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to clause (5) or (18) of the second paragraph of the covenant described under “Certain Covenants in the 2017 A Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that any such Indebtedness that is incurred pursuant to such clause (5) or (18) remains classified as incurred thereunder; and provided further, however, that Liens securing obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to clause (18) extend only to the assets or Equity Interests of Foreign Subsidiaries of the Company;

(7) Liens existing on the Issue Date;

(8) Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Company or any of its Restricted Subsidiaries;

(9) Liens existing on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing obligations under Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Issuer or a Guarantor (other than CCO) permitted to be incurred in accordance with the covenant described under “Certain Covenants in the 2017 A Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be incurred under the 2017 A Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) [Reserved];

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and (9) or in clauses (20) and (33) below; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (20) and (33) at the time the original Lien became a Permitted Lien under the 2017 A Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in clause (20) or clause (33), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under clause (20) or clause (33), as applicable, and not this clause (18) for purposes of determining the principal amount of Indebtedness outstanding under clause (20) or clause (33), as applicable;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing Indebtedness or other obligations which do not exceed $25.0 million in the aggregate at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the 2017 A Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the

Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(27) [Reserved];

(28) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under any Credit Facilities or any Affiliate of such a lender, in each case, in the ordinary course of business in respect of any overdraft and related liabilities arising from treasury, depository and cash management services provided by, or any automated clearing house transfers of funds with, lenders under such Credit Facilities or any Affiliate of such a lender;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(33) Liens securing Indebtedness or other obligations under any Credit Facilities which do not exceed $250.0 million in the aggregate at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Permitted Liquidity Liens” means, with respect to any Person:

(1) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(2) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(3) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the 2017 A Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and

(4) Liens that are contractual rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Proceeds Loans” means (a) the $600.0 million loan from the Issuer to CCO made on the Issue Date from the proceeds of the issuance of the 2017 A Notes (the “2017 A Proceeds Loan”), and (b) the $150.0 million loan from the Issuer to CCO made on the Issue Date from the proceeds of the Issuance of the 2017 B Notes (the “2017 B Proceeds Loan”).

“Proceeds Loan Agreements” means each of the Proceeds Loan Agreements dated as of the Issue Date between the Issuer and CCO pursuant to which the Proceeds Loans will be made.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” (i) shall not include the 2017 B Notes (or any Additional 2017 B Notes) or the 2017 A Notes (or any Additional 2017 A Notes) and (ii) shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Qualified Asset Sale” means any Asset Sale:

(1) pursuant to which the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the 2017 A Notes (or Guarantees) or that are owed to the Company or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $75.0 million at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this definition and for no other purpose.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the 2017 A Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreements” means (a) the Registration Rights Agreement with respect to the 2017 A Notes, dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers (the “2017 A Registration Rights Agreement”), (b) the Registration Rights Agreement with respect to the 2017 B Notes, dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers (the “2017 B Registration Rights Agreement”), and (c) any similar registration rights agreements with respect to any Additional 2017 A Notes or Additional 2017 B Notes, as applicable.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Guarantor” means a Guarantor that is a Restricted Subsidiary.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary of the Company) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the term and revolving credit facilities under the Credit Agreement, dated as of May 13, 2008, as amended as of July 9, 2008 and July 28, 2008, by and among CCU, the subsidiary guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any agreements, collateral documents, guarantees, instruments, mortgages and notes executed in connection therewith, and any amendments, extensions, modifications, refinancings, refundings, renewals, restatements, or supplements thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, refinance, refund, renew, replace or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such refinancing, refunding or replacement facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“Senior Leverage Ratio” means, as of the date of determination, the ratio of (a) the Pari Passu Indebtedness of the Company and its Restricted Subsidiaries on such date, to (b) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Pari Passu Indebtedness (other than Pari Passu Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Senior Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Leverage Ratio is made (the “Senior Leverage Ratio Calculation Date”), then the Senior Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee not later than 30 days after entering into any commitment providing for the incurrence of any Pari Passu Indebtedness, that all or any portion of the Pari Passu Indebtedness that could be incurred under such commitment at the time such commitment is entered into shall be treated as incurred and outstanding in such amount for all purposes of this calculation (whether or not such Pari Passu Indebtedness is outstanding at the time such commitment is entered into) and any subsequent incurrence of such Pari Passu Indebtedness under such commitment (including upon repayment and reborrowing) shall not be deemed, for purposes of this calculation, to be the incurrence of Pari Passu Indebtedness at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Leverage Ratio Calculation Date, and other operational changes that the Company or any of its Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Senior Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings, synergies and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation; provided, that no cost savings, synergies or operating expense reductions shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Interest” means all additional interest then owing pursuant to any Registration Rights Agreement.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the 2017 A Notes; and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the 2017 A Notes.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Total Assets” means total assets of the Company and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions.

“Transactions” means the offering and issuance of the Notes for cash on the Issue Date, the making of the Proceeds Loans, the partial repayment of the CCU Intercompany Note, the repayment of

$50.0 million under the CCU Mirror Note, the amendment and restatement of the CCU Intercompany Note and the amendments to the CCOH Mirror Note and the CCU Mirror Note and transactions related to any of the foregoing and the payment of fees and expenses related to any of the foregoing.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to                     , 2012; provided, however, that if the period from the Redemption Date to                     , 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Company as an Unrestricted Subsidiary under the 2017 B Notes; provided that the Company may not designate any Subsidiary to be an Unrestricted Subsidiary under the 2017 A Notes unless such Subsidiary is also designated as an “Unrestricted Subsidiary” under the 2017 B Notes; provided further that the Company that may designate any Unrestricted Subsidiary to be a Restricted Subsidiary to the extent such designation is made under the 2017 B Notes.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF THE SERIES B NOTES

General

The Issuer initially will issue $150,000,000 aggregate principal amount of         % senior notes due                     , 2017 (the “2017 B Notes”). The Issuer will issue the 2017 B Notes under an indenture to be dated as of the Issue Date (the “2017 B Indenture”), among the Issuer, U.S. Bank National Association, as trustee (the “Trustee”), the Guarantors and U.S. Bank National Association, as paying agent (the “Paying Agent”), registrar and transfer agent. The 2017 B Notes will be issued in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the 2017 B Indenture include those stated therein and will include those made part thereof by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers to Clear Channel Worldwide Holdings, Inc., and not to any of its Subsidiaries, (ii) the term “Company” refers to Clear Channel Outdoor Holdings, Inc., and not to any of its Subsidiaries, (iii) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries and (iv) the term “CCO” refers to Clear Channel Outdoor, Inc., and not to any of its Subsidiaries. The Issuer is a Wholly-Owned Subsidiary of the Company. The Company will Guarantee the 2017 B Notes and each Restricted Subsidiary of the Company that Guarantees the 2017 B Notes is referred to as a “Restricted Guarantor.”

The following description is only a summary of the material provisions of the 2017 B Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used in this “Description of the Series B Notes”. We urge you to read the 2017 B Indenture, the 2017 B Notes and the 2017 B Registration Rights Agreement because those agreements, not this description, define your rights as Holders of the 2017 B Notes. Copies of the 2017 B Indenture and the 2017 B Registration Rights Agreement may be obtained from the Company when available.

Brief Description of 2017 B Notes

The 2017 B Notes:

•	will be senior unsecured obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Issuer, including the 2017 A Notes and under any Credit Facilities of the Issuer;

•	will be effectively subordinated to all existing and future Secured Indebtedness of the Issuer to the extent of the value of such assets securing such Indebtedness;

•	will be senior in right of payment to all Subordinated Indebtedness of the Issuer; and

•	will be initially guaranteed by each of the Company, CCO and substantially all of the Company’s other domestic Restricted Subsidiaries other than the Excluded Subsidiaries;

•	will be structurally subordinated to all existing and future obligations of any existing or future Subsidiaries of the Company that do not guarantee the 2017 B Notes; and

•	will be subject to registration with the SEC pursuant to the 2017 B Registration Rights Agreement.

The Guarantee of each Guarantor of the 2017 B Notes:

•	will be a senior unsecured obligation of such Guarantor;

•

will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of such Guarantor, including such Guarantor’s guarantee of the 2017 A Notes and under any Credit Facilities of such Guarantor and, in the case of (i) CCO, CCO’s obligations under the CCU Intercompany Note and (ii) the Company, the Company’s obligations under the CCOH Mirror Note;

•	will be effectively subordinated to all existing and future Secured Indebtedness of such Guarantor to the extent of the value of such assets securing such Indebtedness; and

•	will be subject to registration with the SEC pursuant to the 2017 B Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, in each case, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the 2017 B Indenture and the 2017 B Notes, whether for payment of principal of or interest on the 2017 B Notes, expenses, indemnification or otherwise, on the terms set forth in the 2017 B Indenture by executing the 2017 B Indenture or a supplemental indenture.

Each Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Company (other than Excluded Subsidiaries) will initially guarantee the 2017 B Notes, subject to release as provided below. The 2017 B Notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Company that do not guarantee the 2017 B Notes.

Not all of the Company’s Subsidiaries will guarantee the 2017 B Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to a Guarantor. None of the Company’s Excluded Subsidiaries will guarantee the 2017 B Notes. As of the Issue Date, our Excluded Subsidiaries include all Foreign Subsidiaries of the Company and non-Wholly-Owned Subsidiaries of the Company. On a pro forma basis, after giving effect to the Transactions, the non-guarantor Subsidiaries would have accounted for approximately $1,609 million, or 59%, of our revenue, approximately $180 million, or 35%, of our OIBDAN (as such term is described and used in “Offering Circular Summary”) and approximately $324 million, or 44%, of our Adjusted EBITDA (as such term is described and used in “Offering Circular Summary”), in each case, for the last twelve months ended September 30, 2009. Our non-guarantor Subsidiaries accounted for approximately $2,586 million, or 36%, of our total assets as of September 30, 2009. As of September 30, 2009, our non-guarantor Subsidiaries had $911 million of total liabilities (including trade payables) to which the 2017 B Notes would have been structurally subordinated.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the 2017 B Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment (such net assets determined in accordance with GAAP).

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.

Each Guarantee by a Restricted Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Restricted Guarantor (including any sale, exchange or transfer), after which the applicable Restricted Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Restricted Guarantor which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of the 2017 B Indenture;

(b) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(c) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the 2017 B Indenture being discharged in a manner not in violation of the terms of the 2017 B Indenture; or

(d) such Restricted Guarantor ceasing to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided, however, if such Restricted Guarantor, immediately prior thereto, was a guarantor of other capital markets debt securities of the Issuer or a Guarantor and continues to be a guarantor of such other capital markets debt securities of the Issuer or a Guarantor, no such release shall be permitted; and

(2) such Restricted Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the 2017 B Indenture relating to such transaction have been complied with.

The Guarantee by the Company shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the 2017 B Indenture being discharged in a manner in accordance with the terms of the 2017 B Indenture.

Ranking

The payment of the principal of, premium, if any, and interest on the 2017 B Notes by the Issuer will rank pari passu in right of payment to all unsubordinated Indebtedness of the Issuer, including the 2017 A Notes.

The payment of any Guarantee of the 2017 B Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the relevant Guarantor, including, the guarantee by such Guarantor of the 2017 A Notes and, in the case of (i) CCO, payment of the CCU Intercompany Note and (ii) the Company, the Company’s Obligations under the CCOH Mirror Note.

Each Guarantor’s obligations under its Guarantee of the 2017 B Notes will be effectively subordinated to the obligations of the Guarantor under its Secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

At September 30, 2009, on a pro forma basis after giving effect to the Transactions,

(1) the Company and its Subsidiaries would have had $2.6 billion of Pari Passu Indebtedness outstanding (including the 2017 B Notes, the 2017 A Notes, $1.8 billion under the CCU

Intercompany Note and $30 million borrowed and outstanding under the Senior Credit Facilities, but excluding an additional $120 million capacity under the Senior Credit Facilities (available to the extent CCU has not already borrowed against this facility and reduced the availability thereunder and is in compliance with its covenants under the Senior Credit Facilities; on February 6, 2009, CCU borrowed the remaining $120 million capacity under the Senior Credit Facilities), of which $31 million would have been Secured Indebtedness; and

(2) the Company and the Guarantors would not have had any Subordinated Indebtedness outstanding.

The 2017 B Notes will be effectively subordinated to all of the existing and future Secured Indebtedness of the Issuer and each Guarantor to the extent of the value of the assets securing such Indebtedness.

Although the 2017 B Indenture will limit the incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications and exceptions. Under certain circumstances, the Company and its Subsidiaries may be able to incur substantial amounts of Indebtedness and such Indebtedness may be Secured Indebtedness. See “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants in the 2017 B Indenture—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries, most of which are Foreign Subsidiaries of the Issuer who will not Guarantee the 2017 B Notes. In addition, substantially all of the operations of the Company are conducted through its Subsidiaries. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including Holders. The 2017 B Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Guarantors. The Company’s Subsidiaries that are not Guarantors had $911 million of total liabilities outstanding as of September 30, 2009, of which $841 million were obligations of Subsidiaries of the Issuer.

See “Risk Factors—Risks Related to the Notes and the Offering.”

2017 B Proceeds Loan

The Issuer intends to loan $150.0 million, which is equal to the entire stated principal amount of the 2017 B Notes issued on the Issue Date, to CCO pursuant to an intercompany loan. The proceeds from such intercompany loan will be used by CCO as described under “Use of Proceeds.” The obligations of CCO under the 2017 B Proceeds Loan Agreement will be senior unsecured obligations of CCO.

Interest will accrue on the 2017 B Proceeds Loan at a rate equal to the interest rate payable on the 2017 B Notes, with such adjustments to the interest rate thereon as may be necessary to match the interest rate due with respect to the 2017 B Notes, including any default interest payable with respect thereto. CCO will be entitled to set-off and deduct any payments it makes under its Guarantee against and from its obligations under the 2017 B Proceeds Loan. The maturity date of the 2017 B Proceeds Loan will be the same as the maturity date of the 2017 B Notes. The 2017 B Proceeds Loan will be repayable by CCO upon the repayment in full or in part of the 2017 B Notes, whether at maturity, on early redemption or upon acceleration thereof. The 2017 B Proceeds Loan will include cross-acceleration events to the 2017 B Notes.

Paying Agent and Registrar for the 2017 B Notes

The Issuer will maintain one or more Paying Agents for the 2017 B Notes. The initial Paying Agent for the 2017 B Notes will be U.S. Bank National Association.

The Issuer will also maintain a registrar in respect of the 2017 B Notes, initially U.S. Bank National Association. If the Issuer fails to appoint a registrar, the Trustee will act as such. The registrar for the 2017 B Notes will maintain a register reflecting ownership of the 2017 B Notes outstanding from time to time and will make payments on and facilitate transfer of the 2017 B Notes on behalf of the Issuer.

The Issuer may change the Paying Agents or the registrars without prior notice to the Holders. The Company, the Issuer, any Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may not act as a Paying Agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange 2017 B Notes in accordance with the terms set forth in the 2017 B Indenture pursuant to which such 2017 B Notes have been issued. Any registrar or the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of 2017 B Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any 2017 B Note selected for redemption.

Principal, Maturity and Interest

The Issuer will issue $150,000,000 initial aggregate principal amount 2017 B Notes. The 2017 B Notes will mature on                     , 2017. Subject to compliance with the covenant described below under the caption “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional 2017 B Notes from time to time after this offering (such additional 2017 B Notes, the “Additional 2017 B Notes”). The 2017 B Notes offered by the Issuer and any Additional 2017 B Notes subsequently issued under the 2017 B Indenture will be treated as a single class for all purposes under the 2017 B Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, for all purposes of the 2017 B Indenture and this “Description of the Series B Notes”, references to “2017 B Notes” include any Additional 2017 B Notes that are actually issued and references to “2017 A Notes” include any Additional 2017 A Notes that are actually issued.

Interest will accrue and be payable daily by the Issuer on the 2017 B Notes from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable by the Trustee semiannually using a 360-day year comprised of twelve 30-day months to Holders of record at the close of business on the                 or                  immediately preceding the interest payment date, on                  and                  of each year, commencing                 , 2010. If a payment date is not on a Business Day at the place of payment, payment may be made at the place on the next succeeding Business Day and no interest will accrue for the intervening period.

Not later than the Issue Date, the Issuer will cause the Trustee to establish an account (the “Trustee Account”) to be maintained by the Trustee for the benefit of the Holders with respect to payments of interest on the 2017 B Notes, over which the Trustee shall have sole control and dominion. Interest on the 2017 B Notes will accrue, and be payable by or on behalf of the Issuer to the Trustee, daily; provided that the failure by the Issuer to make or have made any such daily payment to the Trustee on any day will not constitute a Default so long as (a) (x) no payment or other transfer by the Company or any of its Restricted Subsidiaries shall have been made on such day under the Cash Management Arrangements or (y) the amount of funds on deposit in the Trustee Account on such day is equal to the amount of interest which has accrued up to and including such day and (b) on each semiannual interest payment date the aggregate amount of funds deposited in the Trustee Account is sufficient to pay the aggregate amount of interest on the 2017 B Notes that is payable by the Trustee to the Noteholders on such semiannual interest payment date. The Issuer or any Guarantor will not be the legal owners of the funds on deposit in the Trustee Account. Such amounts may be in cash in U.S. dollars, in Government Securities or in a combination thereof. Any interest earned on Government Securities held in the Trustee Account will be applied to pay fees and expenses of the Trustee and, to the extent of any excess, returned to the Company. Upon the making by or on behalf of the Issuer of any payment into the Trustee Account, the Issuer’s obligation to pay accrued interest shall be discharged to the extent of the amount so paid. If the Trustee fails to make an interest payment on the 2017 B Notes but the Issuer has deposited the funds with the Trustee, it will not be a Default.

Special Interest may accrue on the 2017 B Notes in certain circumstances pursuant to the 2017 B Registration Rights Agreement. All references in the 2017 B Indenture and this “Description of the Series B Notes”, in any context, to any interest or other amount payable on or with respect to the 2017 B Notes shall be deemed to include any Special Interest pursuant to the 2017 B Registration Rights Agreement for the 2017 B Notes. References to “accrued and unpaid interest” refer to interest that may be payable by the Issuer or the Trustee, as applicable.

Principal of, premium, if any, and interest on the 2017 B Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, may be made by check mailed to the Holders of the 2017 B Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the 2017 B Notes represented by one or more global notes registered in the name of or held by The Depositary Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The Issuer’s office or agency will be the office of the Paying Agent maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any sinking fund payments with respect to the 2017 B Notes. Under certain circumstances, we may be required to offer to purchase 2017 B Notes as described under the caption “Repurchase at the Option of Holders.” We and our affiliates may at any time and from time to time purchase 2017 B Notes in the open market or otherwise. Notwithstanding the foregoing, none of the Company or any of its Subsidiaries shall make any purchase of, or otherwise effectively cancel or retire any 2017 B Notes (whether through open market purchases, tender offers, defeasance, offers to purchase required by the 2017 B Notes or otherwise) if, after giving effect thereto and, if applicable, any concurrent purchase of or other action with respect to any 2017 A Notes, the ratio of (a) the outstanding aggregate principal amount of the 2017 B Notes to (b) the outstanding aggregate principal amount of the 2017 A Notes shall be less than 0.250; provided, however, that the foregoing restriction shall not be applicable in the case of any Change of Control Offer, Asset Sale Offer or offer to purchase the 2017 A Notes required to be made under the 2017 A Indenture at the price specified with respect thereto to all holders of the 2017 A Notes, where a violation of the foregoing restriction would occur solely as a result of different offer acceptance rates by the holders of the 2017 B Notes and the 2017 A Notes. References to the 2017 B Notes and the 2017 A Notes in this paragraph do not include any Additional 2017 B Notes or any Additional 2017 A Notes, as applicable.

Optional Redemption

Except as set forth below, the Issuer shall not be permitted to redeem the 2017 B Notes. The 2017 B Notes will be payable at par at maturity.

At any time prior to                 , 2012, the 2017 B Notes may be redeemed or purchased (by the Issuer or any other Person), in whole or in part, upon notice as described under “Selection and Notice,”

at a redemption price equal to 100% of the principal amount of 2017 B Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

On and after                 , 2012, the 2017 B Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as described under “Selection and Notice,” at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The 2017 B Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2017 B Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of 2017 B Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on                  of each of the years indicated below:

Year	Percentage
2012		%
2013		%
2014		%
2015 and thereafter		%

In addition, until                 , 2012, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the then outstanding aggregate principal amount of 2017 B Notes at a redemption price equal to         % of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of 2017 B Notes originally issued under the 2017 B Indenture and any Additional 2017 B Notes issued under the 2017 B Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee or the Paying Agent shall select the 2017 B Notes to be purchased in the manner described under “Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding 2017 B Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the 2017 B Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the 2017 B Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first- class mail, with a copy to the Trustee, to each Holder of 2017 B Notes to the address of such Holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders—Change of Control,” and that all 2017 B Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any 2017 B Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all 2017 B Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any 2017 B Notes purchased pursuant to a Change of Control Offer will be required to surrender such 2017 B Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such 2017 B Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered 2017 B Notes and their election to require the Issuer to purchase such 2017 B Notes, provided that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder of the 2017 B Notes, the principal amount of 2017 B Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered 2017 B Notes and its election to have such 2017 B Notes purchased;

(7) that the Holders whose 2017 B Notes are being repurchased only in part will be issued new 2017 B Notes equal in principal amount to the unpurchased portion of the 2017 B Notes surrendered. The unpurchased portion of the 2017 B Notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in principal amount;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of 2017 B Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the 2017 B Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the 2017 B Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all 2017 B Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all 2017 B Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation (and delivery to the Paying Agent) the 2017 B Notes so accepted together with an Officer’s Certificate to the Trustee stating that such 2017 B Notes or portions thereof have been tendered to and purchased by the Issuer.

The CCU Intercompany Note will, and future credit agreements or other agreements to which the Company or the Issuer become a party may, provide that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the 2017 B Indenture). If we experience a change of control that triggers a default under any Credit Facilities, we could seek a waiver of such default or seek to refinance our Credit Facilities. In the event we do not obtain such a waiver or refinance the Credit Facilities, such default could result in amounts outstanding under our Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of 2017 B Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes and the Offering—Clear Channel Worldwide may not be able to fulfill its repurchase obligations in the event of a change of control.”

The Change of Control purchase feature of the 2017 B Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. As of the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, that would not constitute a Change of Control under the 2017 B Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness (including Secured Indebtedness) are contained in the covenants described under “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants in the 2017 B Indenture—Liens.” In addition, a Change of Control could be triggered by changes in ownership resulting from an insolvency of CCU or a restructuring of its Indebtedness. Accordingly, events relating to CCU and over which we and they do not have control could trigger a Change of Control. Such restrictions in the 2017 B Indenture can be waived only with the consent of the Holders of a majority in principal amount of the 2017 B Notes then outstanding. Except for the limitations contained in such covenants, however, the 2017 B Indenture will not contain any covenants or provisions that may afford Holders of the 2017 B Notes protection in the event of a highly leveraged transaction. Such limitations are subject to a number of important exceptions, baskets and qualifications.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2017 B Indenture applicable to a Change of Control Offer made by us and purchases all 2017 B Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of 2017 B Notes may require the Issuer to make an offer to repurchase the 2017 B Notes as described above. In addition, Holders may not be entitled to require us to purchase their 2017 B Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as “Continuing Directors”.

Except as described in clause (11) of the second paragraph under “Amendment, Supplement and Waiver,” the provisions in the 2017 B Indenture relative to the Issuer’s obligation to make an offer to repurchase the 2017 B Notes as a result of a Change of Control may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the then outstanding 2017 B Notes under the 2017 B Indenture.

Asset Sales

The 2017 B Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes (or Guarantees) or that are owed to the Company or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $75.0 million at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 18 months after the receipt of any Net Proceeds of any Asset Sale:

(1) by the Company or any Restricted Subsidiary, then the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale to permanently reduce

Obligations under Pari Passu Indebtedness of the Issuer or the Guarantors (other than any Indebtedness under the Senior Credit Facilities) that is secured by a Lien, which Lien is permitted by the 2017 B Indenture, and to correspondingly reduce commitments with respect thereto;

(2) by the Company or any Restricted Subsidiary, then the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale to permanently reduce Obligations under (i) the 2017 B Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (ii) any other Pari Passu Indebtedness of the Issuer or a Guarantor (excluding, in the case of CCO, the CCU Intercompany Note) (and to correspondingly reduce commitments with respect thereto); provided, however, that the Issuer shall equally and ratably reduce Obligations under the 2017 B Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all 2017 B Holders of Notes to purchase a pro rata amount of 2017 B Notes at 100% of the principal amount thereof, plus accrued but unpaid interest;

(3) by the Company or any Restricted Subsidiary, then the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale to permanently reduce Obligations under the CCU Intercompany Note; provided, however, that on pro forma basis, the Consolidated Leverage Ratio would be less than 6.0 to 1.0 and the Senior Leverage Ratio would be less than 3.0 to 1.0;

(4) if the proviso of clause (3) renders clause (3) inapplicable, by the Issuer, any Guarantor that is a Domestic Subsidiary or any Restricted Subsidiary that is not a Guarantor, then the Issuer, such Guarantor that is a Domestic Subsidiary or such Restricted Subsidiary that is not a Guarantor, at its option, may apply the Net Proceeds of such Asset Sale to permanently reduce Obligations under the CCU Intercompany Note; provided, however, that the Net Proceeds of such Asset Sale being so applied to repay the CCU Intercompany Note pursuant to this clause (4) have been generated solely from (x) a disposition of assets in the United States by the Issuer, any Guarantor that is a Domestic Subsidiary or any Restricted Subsidiary that is not a Guarantor but is a Domestic Subsidiary of the Company or (y) an issuance or sale of Equity Interests issued by any Guarantor that is a Domestic Subsidiary or by any Restricted Subsidiary that is not a Guarantor but is a Domestic Subsidiary; provided further, however, that the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) concurrently with the application of any Asset Sale Proceeds under this clause (4) to all Holders of 2017 B Notes to purchase a pro rata amount of 2017 B Notes at 100% of the principal amount thereof, plus accrued and unpaid interest;

(5) by any Restricted Subsidiary that is not the Issuer or a Guarantor, then such Restricted Subsidiary that is not the Issuer or a Guarantor, at its option, may apply the Net Proceeds of such Asset Sale to permanently reduce Obligations under Indebtedness of Restricted Subsidiaries that are not the Issuer or not Guarantors, and to correspondingly reduce commitments with respect thereto; or

(6) by the Company or any Restricted Subsidiary, then the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale to (a) make an Investment in any one or more businesses, provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties, (c) make capital expenditures or (d) acquire other assets that, in the case of each of clauses (a), (b), (c) and (d) either (x) are used or useful in a Similar Business or (y) replace the businesses, properties or assets that are the subject of such Asset Sale;

provided, however, that, in the case of clause (6) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such

Net Proceeds will be applied to satisfy such commitment within the later of 18 months after receipt of such Net Proceeds and 180 days following such commitment; provided further, however, that if such commitment is cancelled or terminated after the later of such 18 month or 180 day period for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from any Asset Sale described in the preceding paragraph that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds”, except the amount of Excess Proceeds will be reduced by the sum of the amount of the 2017 B Notes offered to be purchased in an offer pursuant to clauses (2) and (4) above and the amount of 2017 A Notes offered to be purchased in a 2017 A Notes Purchase Offer. When the aggregate amount of Excess Proceeds with respect to the 2017 B Notes exceeds $50.0 million, the Issuer shall make an offer to all Holders of the 2017 B Notes and, if required by the terms of any Pari Passu Indebtedness, to the holder of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such 2017 B Notes and the maximum aggregate principal amount (or accreted value, if less) of such Pari Passu Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 thereof (in aggregate principal amount) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the 2017 B Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by mailing the notice required pursuant to the terms of the 2017 B Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuer, in its sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 18 month period (or such longer period provided above) or with respect to Excess Proceeds of $50.0 million or less.

To the extent that the aggregate principal amount of 2017 B Notes and the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds with respect to the 2017 B Notes, the Issuer may use any remaining Excess Proceeds for general corporate purposes, including to prepay the CCU Intercompany Note, subject to the other covenants contained in the 2017 B Indenture. If the aggregate principal amount of 2017 B Notes and the aggregate principal amount (or accreted value, if applicable) of the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds with respect to the 2017 B Notes, the Trustee or the Paying Agent shall select the 2017 B Notes and the Issuer or the agent for such Pari Passu Indebtedness will select such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the 2017 B Notes and the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under any Senior Credit Facility or the CCU Intercompany Note, or otherwise invest or apply such Net Proceeds in any manner not prohibited by the 2017 B Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the 2017 B Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the 2017 B Indenture by virtue thereof.

Except as described in clause (11) of the second paragraph under “Amendment, Supplement and Waiver,” the provisions under the 2017 B Indenture relative to the Issuer’s obligation to make an offer to repurchase the 2017 B Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding 2017 B Notes.

The Issuer will be obligated to make an offer to purchase with respect to the 2017 A Notes at the same time as it makes an Asset Sale Offer as described under “Description of the Series A Notes—Offer to Purchase 2017 A Notes In Certain Circumstances.”

Selection and Notice

If the Issuer is redeeming less than all of the 2017 B Notes at any time, the Trustee or the Paying Agent will select the 2017 B Notes to be redeemed (a) if such 2017 B Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such 2017 B Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee or the Paying Agent shall deem appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to (x) each Holder of 2017 B Notes to be redeemed at such Holder’s registered address, (y) to the Trustee to forward to each Holder of 2017 B Notes to be redeemed at such Holder’s registered address, or (z) otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 2017 B Notes or a satisfaction and discharge of the 2017 B Indenture. If any 2017 B Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such 2017 B Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new 2017 B Note in a principal amount equal to the unredeemed portion of the original 2017 B Note in the name of the Holder upon cancellation of the original 2017 B Note. 2017 B Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on 2017 B Notes or portions of them called for redemption.

Certain Covenants in the 2017 B Indenture

Set forth below are summaries of the principal covenants that will be contained in the 2017 B Indenture.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution or any payment having the effect thereof on account of the Company’s or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a

Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Company, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger, amalgamation or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than:

(a) Indebtedness permitted under clause (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the payment of principal on or the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment of principal or such purchase, redemption, defeasance, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the 2017 B Indenture;

(2) (a) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to the Company or any of its Subsidiaries or to an employee stock ownership plan, management equity plan, other management or employment benefit plan or agreement or any trust established by the Company or any of its Subsidiaries) of, Equity Interests of the Company, or any direct or indirect parent company of the Company, to the extent of the cash proceedings actually contributed to the capital of the Company or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or any of its Subsidiaries or to an employee stock ownership plan, management equity plan, other management or employment benefit plan or agreement or any trust established by the Company or any of its Subsidiaries) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to purchase, redeem, defease, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a

Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired and any fees and expenses incurred in connection with such purchase, redemption, defeasance, repurchase, exchange, acquisition or retirement and the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the 2017 B Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with any such repurchase, retirement or acquisition), or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $7.5 million with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the capital of the Company, Equity Interests of any of the direct or indirect parent companies of the Company, in each case to employees, directors, officers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, that occurs after the Issue Date; plus

(b) the cash proceeds of key man life insurance policies received by the Company (or by any direct or indirect parent company to the extent actually contributed in cash to the Company) or any of its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from employees, directors, officers or consultants of the Company, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Company or any of the Company’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the 2017 B Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of its Restricted Subsidiaries after the Issue Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Company or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(b) a Restricted Payment to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date; provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, that, in the case of each of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to each of the ratio tests set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) [Reserved];

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed $25.0 million;

(11) [Reserved];

(12) any Restricted Payment used to fund or effect the Transactions and the fees and expenses related thereto or owed to Affiliates paid substantially concurrently with the completion of the Transactions, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided, however, that all 2017 B Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14) (a) the declaration and payment of dividends, distributions or other amounts or the making of loans or advances by the Company, if applicable, in amounts required for any direct or indirect parent of the Company to pay federal, state, local, or foreign income taxes (as the case may be) imposed directly on or paid by such parent to the extent such income taxes are paid by such parent and are attributable to the income of the Company and its Restricted Subsidiaries (including by virtue of such parent being the common parent of a consolidated, combined, unitary, or similar tax group of which the Company or its Restricted Subsidiaries are members) and (b) the declaration and payment of dividends, other distributions or other amounts or the making of loans or advances by the Company, if applicable, in amounts required for any direct or indirect parent of the Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries;

(15) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”; provided, however, that as a result of such consolidation, merger or transfer of assets, the Issuer shall make a Change of Control Offer and that all 2017 B Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed, acquired or retired for value;

(17)(a) any transaction constituting an Investment in connection with the Cash Management Arrangements, in each case, out of cash flow from operations of the Company and its consolidated Subsidiaries, (b) any transaction constituting a Restricted Payment (x) made with cash flow from operations of the Company and its consolidated Subsidiaries in lieu of any Investment that would have been permitted by clause (17)(a) and (y) amounts repaid under the CCOH Mirror Note, and (c) if the Cash Management Arrangements are no longer in effect, Restricted Payments (x) made with cash flow from operations of the Company and its consolidated Subsidiaries in an amount that could have been used to make Investments and Restricted Payments if such Cash Management Arrangements referred to in clause (17)(a) were in effect as of the date such Restricted Payment is made pursuant to this clause (17)(c) and (y) amounts repaid under the CCOH Mirror Note;

(18) after June 15, 2011, the declaration and payment of dividends or distributions by the Company made with the proceeds of any Indebtedness; provided, however, that after giving pro forma effect thereto (a) in the case of dividends or distributions made with the proceeds of Subordinated Indebtedness, the Consolidated Leverage Ratio would be less than 6.0 to 1.0 and (b) in the case of dividends or distributions made with the proceeds of any Indebtedness (other than Subordinated Indebtedness), the Senior Leverage Ratio would be less than 3.0 to 1.0; and

(19) distributions, by dividend or otherwise, of Net Proceeds of any Asset Sale by the Company or any Restricted Subsidiary that do not, or no longer, constitute Excess Proceeds or the Net Proceeds of any Foreign Disposition applied in accordance with clauses (2) or (3) of the proviso to the first sentence of the third paragraph under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets”, in each case, because they were used to make an Asset Sale Offer or offer to purchase the 2017 B Notes as contemplated by such clauses (2) and (3); provided, however, that all 2017 B Notes tendered by Holders of 2017 B Notes in the Asset Sale Offer have been purchased and all 2017 A Notes tendered by Holders of 2017 A Notes in the 2017 A Notes Purchase Offer have been purchased and, if after giving pro forma effect to such distribution, the Consolidated Leverage Ratio would be less than 6.0 to 1.0 and the Senior Leverage Ratio would be less than 3.0 to 1.0;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (15) no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Subsidiaries of the Company will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the 2017 B Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer and the Guarantors will not issue any shares of Disqualified Stock and the Company will not permit the Issuer to, and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (1) the Issuer and the Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock (other than Disqualified Stock of the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary), and (2) any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if in each case (a) the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available and (b) the Senior Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 3.25 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $30.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time; provided further, however, that the Issuer and the Guarantors may incur Subordinated Indebtedness (including Acquired Indebtedness that is Subordinated Indebtedness) if, in each case, the Consolidated Leverage Ratio at the time such additional Subordinated Indebtedness is incurred would have been no greater than 6.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Subordinated Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available.

The foregoing limitations will not apply to:

(1) [Reserved];

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the 2017 B Notes (including any Guarantee, but excluding any Additional 2017 B Notes) and (b) the 2017 A Notes (including any guarantee of the 2017 A Notes, but excluding any Additional 2017 A Notes);

(3) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the 2017 B Exchange Notes and related guarantees of the 2017 B Exchange Notes to be issued in exchange for the 2017 B Notes (excluding any Additional 2017 B Notes) and Guarantees pursuant to the 2017 B Registration Rights Agreement and (b) the 2017 A Exchange Notes and related guarantees of the 2017 A Exchange Notes to be issued in exchange for the 2017 A Notes (excluding any Additional 2017 A Notes) and guarantees of the 2017 A Exchange Notes pursuant to the 2017 A Registration Rights Agreement;

(4) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date, including the CCU Intercompany Note and $150.0 million under the Senior Credit Facilities (other than Indebtedness described in clause (2)), and Indebtedness incurred by the Company and its Restricted Subsidiaries pursuant to any revolving or other line of credit pursuant to which there is an unfunded commitment in effect as of the Issue Date;

(5) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Company or any of its Restricted Subsidiaries (other than Disqualified Stock or Preferred Stock of the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary), to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness incurred and Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (5), not to exceed $25.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(6) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 or in respect of acquired contingencies and contingent consideration recorded under FAS 141(R)) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8) Indebtedness of the Company to a Restricted Subsidiary or a Restricted Subsidiary to the Company or another Restricted Subsidiary (other than Indebtedness of the Issuer to CCO); provided that any such Indebtedness owing by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the 2017 B Notes or the Guarantee of the 2017 B Notes, as applicable; provided further, that this clause (8) shall not permit Indebtedness that is the guarantee by the Company or any Restricted Subsidiary of the CCU Intercompany Note; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company, the Issuer or another Restricted Subsidiary that is a Guarantor or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary (other than the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary) issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary or pursuant to any pledge of such Preferred Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance, customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Company owed or issued to CCU or any of its Subsidiaries that is a direct or indirect parent company in connection with the Cash Management Arrangements and (b) Indebtedness or Disqualified Stock of the Company or a Restricted Guarantor (other than Disqualified Stock of a parent company of the Issuer that is also a Restricted Subsidiary) and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (in the case of Disqualified Stock or Preferred Stock, other than the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary) in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $65.0 million (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b), with such automatic reclassification subject to the $30.0 million limitation in the first paragraph of this covenant that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the availability as of such date of determination under the $30.0 million sublimit would be exceeded);

(13) the incurrence by (1) the Issuer and the Guarantors of Indebtedness or the issuance of shares of Disqualified Stock by the Guarantors (other than Disqualified Stock of any parent company of the Issuer that is also a Restricted Subsidiary), and (2) any Restricted Subsidiary that is not a Guarantor of Indebtedness or the issuance of shares of Disqualified Stock or shares of Preferred Stock, in each case, that serves to extend, replace, refund, refinance, renew or defease:

(a) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4), (5) and (12)(a) above and clause (14) below (including with respect to (x) the first paragraph of this covenant, any unfunded commitment for which an Officer’s Certificate has been delivered to the Trustee as provided in the definition of Consolidated Leverage Ratio or Senior Leverage Ratio, and (y) clause (4) above, any revolving or other line of credit pursuant to which there is an unfunded commitment in effect as of the Issue Date), or

(b) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above (including unfunded commitments that serve to extend, replace, refund, refinance, renew or defease any unfunded commitments under Indebtedness described in such clause (a)); provided, however, that in the case of clauses (a) and (b), any unfunded commitment shall continue to be treated as outstanding for purposes of the definition of Consolidated Leverage Ratio and Senior Leverage Ratio, as applicable, to the extent such unfunded commitment was outstanding for purposes thereof prior to such extension, replacement, refunding, refinancing, renewal or defeasance under this clause (13), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or incurred as a result of original issue discount, accreted value in excess of the proceeds thereof or the stated principal amount thereof being in excess of the fair value thereof at issuance, in each case, as determined in good faith by the Company (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment or pari passu to the 2017 B Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment or pari passu to the 2017 B Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C) in the case of any Refinancing Indebtedness incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock outstanding under clause (5) above, such Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding under such clause (5), and not this clause (13) for purposes of determining amounts outstanding under such clauses; and

(D) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclauses (A) and (B) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness under a Credit Facility or under the CCU Intercompany Note; provided, however, that any Refinancing

Indebtedness in respect of the CCU Intercompany Note must have a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the 2017 B Notes;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary (in the case of Disqualified Stock or Preferred Stock, other than the Issuer or any parent company of the Issuer that is also a Restricted Subsidiary) incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the 2017 B Indenture; provided, however, that after giving effect to such acquisition or merger, either:

(i) (A) with respect to Subordinated Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (14), the Company would be permitted to incur at least $1.00 of additional Subordinated Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, and (B) with respect to any other Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to each of the ratio tests set forth in the first paragraph of this covenant, or

(ii) (A) the Consolidated Leverage Ratio is less than the Consolidated Leverage Ratio immediately prior to such acquisition or merger, and (B) other than with respect to the incurrence of Subordinated Indebtedness pursuant to this clause (14), the Senior Leverage Ratio is less than the Senior Leverage Ratio immediately prior to such acquisition or merger;

provided, however, that in each case, such determination is made on a pro forma basis taking into account such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) [Reserved];

(17)(a) any guarantee by the Company or a Restricted Subsidiary (other than the Issuer) of Indebtedness or other obligations of any Guarantor so long as the incurrence of such Indebtedness incurred by such Guarantor is permitted under the terms of the 2017 B Indenture;

(b) any guarantee by a Restricted Subsidiary (other than the Issuer) of Indebtedness of the Company; or

(c) any guarantee by a Restricted Subsidiary (other than the Issuer or a Restricted Guarantor), the Company or CCO of obligations of any other Restricted Subsidiary (other than the Issuer or a Guarantor);

provided that, such Restricted Subsidiary shall not guarantee the CCU Intercompany Note and, in each case, such Restricted Subsidiary shall comply with the covenant described below under “Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; provided further, however, that the Issuer may guarantee any Refinancing Indebtedness of the CCU Intercompany Note that is Public Debt;

(18) Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) $30.0 million (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18), with such automatic reclassification subject to the

$30.0 million limitation in the first paragraph of this covenant that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the availability as of such date of determination under the $30.0 million sublimit would be exceeded;

(19) Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (4) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(20) cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts; and

(21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that (x) all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (4) of the preceding paragraph, (y) any Secured Indebtedness being reclassified shall only be reclassified to the extent that the Lien is also permitted with respect to such Secured Indebtedness as so reclassified and (z) Indebtedness incurred or Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Guarantors may be reclassified only to the extent that, after giving effect to such reclassification (including a pro forma application of the net proceeds therefrom), such Restricted Subsidiary that is not a Guarantor would be permitted to incur the debt as so reclassified on the date; and

(2) at the time of incurrence or any reclassification thereafter, the Company will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in the first and second paragraphs above; provided, however, that (x) with respect to Secured Indebtedness, such Secured Indebtedness may only be classified or reclassified as a type of Indebtedness to the extent such Indebtedness may also be secured by a Lien under the 2017 B Indenture and (y) with respect to such Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors, such Indebtedness, Disqualified Stock and Preferred Stock may only be classified or reclassified as a type of Indebtedness, Disqualified Stock or Preferred Stock to the extent such Restricted Subsidiary that is not a Guarantor may so incur such Indebtedness, Disqualified Stock or Preferred Stock under the 2017 B Indenture on the date of classification or reclassification.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not (i) exceed the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

The Company will not, and will not permit the Issuer or any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the 2017 B Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Issuer or such Guarantor, as the case may be. Subordination shall refer to contractual payment subordination and not to structural subordination. The 2017 B Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness as subordinated or junior Indebtedness merely because it is structurally subordinated to other Indebtedness.

Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the 2017 B Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the 2017 B Notes or the Guarantees are equally and ratably secured.

The foregoing shall not apply to Liens securing the 2017 B Notes and the related Guarantees thereof or the 2017 B Exchange Notes and the related guarantees thereof. Any Lien created for the benefit of the Holders of the 2017 B Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

Limitation on Issuer

On the Issue Date and at all times thereafter, the Issuer shall be a Restricted Subsidiary. The Issuer (a) will not engage in any business or activity other than businesses and activities as substantially engaged in as of the Issue Date and the ownership of all the outstanding Equity Interests in its Subsidiaries and activities incidental thereto and (b) will not incur any liabilities, other than Obligations under the 2017 B Notes, the 2017 A Notes or Public Debt, liabilities imposed by law, including liabilities in respect of taxes, and other liabilities incidental to its existence and permitted business as described in clause (a) above and activities related thereto. The term Issuer refers to Clear Channel Worldwide Holdings, Inc., and not to any of its Subsidiaries.

Limitation Related to Foreign Subsidiaries of the Company

As of the Issue Date and at any time thereafter until the 2017 B Notes are paid in full, (a) CCO shall not hold directly any Equity Interests of any of the Foreign Subsidiaries of the Company (other than Foreign Subsidiaries of the Company held directly as of the Issue Date) and (b) any Domestic Subsidiary of the Company (other than any Excluded Subsidiary described in clause (c) of the definition thereof) that is a Restricted Subsidiary holding directly any Equity Interests of any Foreign Subsidiary of the Company shall be a Guarantor of the 2017 B Notes; provided, however, that notwithstanding anything to the contrary contained in the 2017 B Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, transfer any assets of, or Equity Interests issued by, any Foreign Subsidiary of the Company as of the Issue Date to any Unrestricted Subsidiary.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither the Company nor the Issuer may consolidate or merge with or into or wind up into (whether or not the Company or the Issuer, as the case may be, is the surviving corporation), nor may the Company or the Issuer sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or the Issuer, as the case may be, and its Subsidiaries which are Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the Company or the Issuer, as the case may be, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Issuer, as the case may be) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company, the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the 2017 B Notes is a corporation;

(2) the Successor Company, if other than the Company or the Issuer, as the case may be, expressly assumes all the obligations of the Company or the Issuer, as the case may be, under the Company’s Guarantee or the 2017 B Notes, as applicable, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to each of the ratio tests set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (b) (x) the Consolidated Leverage Ratio for the Successor Company and its

Restricted Subsidiaries would be equal to or less than such Consolidated Leverage Ratio immediately prior to such acquisition or merger, and (y) the Senior Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such Senior Leverage Ratio immediately prior to such acquisition or merger;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the 2017 B Indenture and the 2017 B Notes; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the 2017 B Indenture.

The Successor Company will succeed to, and be substituted for, the Company or the Issuer, as the case may be, under the 2017 B Indenture and the 2017 B Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) the Company or any Restricted Subsidiary (other than the Issuer) may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor; and

(2) the Company or the Issuer may merge with an Affiliate of the Company or the Issuer, as the case may be, solely for the purpose of reorganizing the Company or the Issuer, as the case may be, in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company, the Issuer and its Restricted Subsidiaries is not increased thereby.

Notwithstanding the preceding two paragraphs, other than clause (3) above which shall be applicable, any Restricted Subsidiaries of the Issuer that are not Guarantors may consolidate or merge with or into or wind up into, and the Issuer or any of its Restricted Subsidiaries that are not Guarantors may sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of, or Equity Interests in, its Restricted Subsidiaries that are not Guarantors, taken as a whole, in one or more related transactions to any Person (such disposition, a “Foreign Disposition”); provided, however, that (1) such Foreign Disposition is made in compliance with clauses (1) and (2) of the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales”, (2) if, on a pro forma basis, the Consolidated Leverage Ratio would be less than 6.0 to 1.0 and the Senior Leverage Ratio would be less than 3.0 to 1.0, then the Issuer shall apply the Net Proceeds of such Foreign Disposition in accordance with the second paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales” (including clause (3) thereof) or to make an Asset Sale Offer or otherwise in accordance with the 2017 B Indenture, and (3) if, on a pro forma basis, the Consolidated Leverage Ratio would be equal to or greater than 6.0 to 1.0 or the Senior Leverage Ratio would be equal to or greater than 3.0 to 1.0, then the Issuer shall make an offer to purchase all the outstanding 2017 B Notes at 100% of the principal amount thereof in a manner and timeframe as would be required if such offer were a Change of Control Offer. If a Foreign Disposition does not constitute a disposition of all or substantially all of the properties or assets of the Issuer, this paragraph shall not be applicable.

Subject to certain limitations described in the 2017 B Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Company will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company or such Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer,

lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the 2017 B Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the 2017 B Indenture; or

(2) the transaction complies with clauses (1) and (2) of the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

In the case of clause (1) of the immediately preceding paragraph, the Successor Person will succeed to, and be substituted for, such Guarantor under the 2017 B Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor (other than the Company, which is covered by the third preceding paragraph) may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into (which may be effected by merger with a Restricted Subsidiary that has substantially no assets and liabilities) a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor (which may be effected by merger so long as the survivor thereof is a Guarantor).

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the 2017 B Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(3) for so long as the Company is a member of a group filing a consolidated, combined, unitary, or similar group tax return with any direct or indirect parent company of the Company (regardless of whether the Company is a Wholly-Owned Subsidiary of such parent company), payments in respect of the hypothetical consolidated, combined, unitary, or similar group tax liabilities of the Company and its Subsidiaries, determined as if the Company were the common parent of a group of a separate affiliated group of corporations filing a consolidated federal income tax return (or the common parent of the applicable comparable group filing a consolidated, combined, unitary, or similar group tax return under state, local, or foreign law);

(4) the payment of reasonable and customary fees and compensation consistent with past practice or industry practices paid to, and indemnities provided on behalf of, employees, officers, directors or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement and the transactions contemplated thereby with an affiliate as in effect as of the Issue Date, including the CCU Mirror Note and the CCOH Mirror Note, and any extension, amendment, restatement, modification or other supplement to, or replacement of, any of the foregoing otherwise permitted by the 2017 B Indenture and so long as any such extension, amendment, restatement, modification or other supplement is not materially adverse in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise materially adverse in the good faith judgment of the Board of Directors to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the 2017 B Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) by the Company or a Restricted Subsidiary;

(11) repayments, in whole or in part, of principal when and if due under the CCU Intercompany Note (including cancellation or retirement thereof, in whole or in part) for cash or other consideration at the maturity date thereof or any refinancing of the CCU Intercompany Note for cash or other consideration at or prior to the maturity date thereof, and any extension of the maturity, amendment, supplement, restatement or other modification thereof otherwise permitted by the 2017 B Indenture (so long as any such extension, amendment, supplement, restatement or other modification is not materially adverse in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith or as otherwise permitted by the 2017 B Indenture;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the Board of Directors in good faith; and

(14) (a) Investments by the Investors in debt securities of the Company or any of its Restricted Subsidiaries and any payments in respect thereof so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities, and (b) payments in respect of any Public Debt or Notes held by Affiliates.

This covenant is subject to important qualifications and limitations. The 2017 B Indenture will provide that the Company shall not, and shall not permit CCO to, amend the CCU Intercompany Note to require any additional principal payments by CCO prior to the stated final maturity of the Notes or to provide that the Company or any of its Restricted Subsidiaries shall guarantee the CCU Intercompany Note. Notwithstanding any of the foregoing provisions of this covenant, for all purposes of this covenant under the 2017 B Indenture, the Company will be permitted to engage in any Affiliate Transaction (i) constituting set-off or other payments under the CCU Mirror Note and the CCU Intercompany Note, (ii) involving Net Proceeds of Asset Sales (or Excess Proceeds related thereto) or Foreign Dispositions applied in a manner that complies with the covenant described under “Repurchase at the Option of Holders—Asset Sales” or “—Merger, Consolidation or Sale of All or Substantially All Assets” and (iii) paying or otherwise refinancing the CCU Intercompany Note with the proceeds of any Indebtedness permitted to be incurred under the 2017 B Indenture or Permitted Investments described in clause (13) of the definition thereof.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) pay (a) dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing Senior Notes and the Existing Senior Notes Indentures;

(b)(x) the Senior Credit Facilities and the related documentation and (y) the Indentures, the Notes, the Exchange Notes and the Guarantees and the guarantees of the 2017 A Notes;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary thereof in existence at the time of such acquisition, merger, consolidation or amalgamation (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Company or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries of the Company permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in any joint venture agreement or other similar agreement relating solely to such joint venture;

(k) customary provisions contained in any lease, sublease, license, sublicense or similar agreement, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(l) customary provisions contained in any Indebtedness incurred pursuant to any Credit Facilities as permitted pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” and an Officer reasonably and in good faith determines at the time such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect the Issuer’s or any Guarantor’s ability to make any payments, when due, with respect to the 2017 B Notes or its Guarantee thereof and any other Indebtedness that is an obligation of the Issuer or such Guarantor and such determination is set forth in an Officer’s Certificate delivered to the Trustee;

(m) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(n) any Refinancing Indebtedness in respect of the CCU Intercompany Note; provided that any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above, (i) are customary for Public Debt at the time such Refinancing Indebtedness is issued or incurred, or (ii) an Officer in good faith determines at the time such Refinancing Indebtedness is issued or incurred that any such encumbrance or restriction will not materially adversely affect the Issuer’s or any Guarantor’s ability to make any payments, when due, with respect to the 2017 B Notes or its Guarantee thereof and any other Indebtedness that is an obligation of the Issuer or such Guarantor and such determination is set forth in an Officer’s Certificate delivered to the Trustee.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary of the Company, other than a Guarantor or an Immaterial Subsidiary, to guarantee the payment of any Indebtedness in excess of $10.0 million of the Issuer or any Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the 2017 B Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the 2017 B Notes or a related Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the 2017 B Notes or such Guarantor’s related Guarantee; and

(2) such Restricted Subsidiary shall within 30 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;

provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day periods described above.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the 2017 B Indenture will require the Company to file with the SEC from and after the Issue Date no later than 15 days after the periods set forth below,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of 2017 B Notes, in addition to providing such information to the Trustee and the Holders of the 2017 B Notes, in each case within 5 days after the time the Company would have been required to file such information with the SEC as required pursuant to the first sentence of this paragraph. To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding 2017 B Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2017 B Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any 2017 B Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the 2017 B Notes, the 2017 B Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

In connection with the filings with the SEC required pursuant to clauses (1) and (2) above, in connection therewith, the Company shall provide notice of, and host, a conference call open to the public to discuss the results for the applicable period.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement in accordance with the terms of the 2017 B Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Liquidity Amount

On the Issue Date, (1) the Issuer and the Guarantors (other than CCO) shall have $50.0 million in any combination of cash, other liquid assets under their sole dominion and control on an unrestricted basis and not subject to any Lien (such cash and liquid assets, the “Guarantor Liquidity Assets”) and cash available to be borrowed by the Issuer or the Guarantors (other than CCO) in U.S. dollars under any Credit Facility to which the Company is a party (but to which none of its Affiliates (other than the Issuer and Restricted Guarantors) is a party) (the “Guarantor Liquidity Facility”) for which all conditions to borrowing have been and remain satisfied (such $50.0 million amount, the “Guarantor Liquidity Amount”) and the Company shall maintain such Liquidity Amount at all times and (2) the Restricted

Subsidiaries that are not Guarantors shall have, and the Company shall cause the Restricted Subsidiaries that are not Guarantors to have, $50.0 million (or an equivalent amount in other currencies) in any combination of cash, other liquid assets under their sole dominion and control on an unrestricted basis and not subject to any Lien (such cash and liquid assets, the “Non-Guarantor Liquidity Assets”) and cash available to be borrowed by any one or more of the Restricted Subsidiaries that are not Guarantors under any Credit Facility to which none of the Company’s Affiliates (other than the Company and any Restricted Subsidiaries) is a party (the “Non-Guarantor Liquidity Facility” and, together with the Guarantor Liquidity Facility, the “Liquidity Facilities”) for which all conditions to borrowing have been and remain satisfied (such $50.0 million amount (or an equivalent amount in other currencies), the “Non-Guarantor Liquidity Amount”) and the Company shall cause the Non-Guarantor Liquidity Amount to be maintained at all times. The Liquidity Facilities shall only constitute Liquidity Facilities to the extent all conditions to borrowing thereunder are satisfied (other than any notice of borrowing that may be required) and the amount available under any Liquidity Facility shall be part of the Guarantor Liquidity Amount or the Non-Guarantor Liquidity Amount without duplication. Assets that constitute Guarantor Liquidity Assets shall not also constitute Non-Guarantor Liquidity Assets and vice versa. Notwithstanding the foregoing, (x) CCO may be a party to the Liquidity Facilities as a guarantor thereof but not as a borrower thereunder and (y) the Guarantor Liquidity Assets and the Non-Guarantor Liquidity Assets may be subject to Permitted Liquidity Liens.

Events of Default and Remedies

The 2017 B Indenture will provide that each of the following is an Event of Default with respect to the 2017 B Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the 2017 B Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the 2017 B Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding 2017 B Notes (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above and clause (9) below) contained in the 2017 B Indenture or the 2017 B Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the 2017 B Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million or more at any one time outstanding, in each case, other than as a result of an Excluded Event;

(5) failure by the Company, the Issuer or any other Significant Party to pay final non-appealable judgments aggregating in excess of $35.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgments become final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company, the Issuer or any other Significant Party;

(7) failure of any Person required by the terms of the 2017 B Indenture to be a Guarantor as of the Issue Date to execute a supplemental indenture to the 2017 B Indenture within five Business Days following the Issue Date;

(8) the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the 2017 B Indenture or the release of any such Guarantee in accordance with the 2017 B Indenture; and

(9) failure to maintain the Guarantor Liquidity Amount or the Non-Guarantor Liquidity Amount which failure continues for more than fifteen (15) consecutive business days; provided, however, that upon the event of a CCU Credit Event and during the continuance thereof, for the period that is the shorter of the continuance of the CCU Credit Event and 60 days after the occurrence of such CCU Credit Event, it shall not be an Event of Default if the Guarantor Liquidity Amount and the Non-Guarantor Liquidity Amount shall each be at least $25.0 million during such period.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Company or the Issuer) occurs and is continuing under the 2017 B Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding 2017 B Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2017 B Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Company or the Issuer, all outstanding 2017 B Notes will become due and payable without further action or notice. The 2017 B Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the 2017 B Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the 2017 B Notes.

The 2017 B Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding 2017 B Notes under the 2017 B Indenture by notice to the Trustee may on behalf of the Holders of all such 2017 B Notes waive any existing Default and its consequences under such Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any 2017 B Note held by a non-consenting Holder) and rescind any acceleration with respect to such 2017 B Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the 2017 B Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the 2017 B Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the 2017 B Indenture at the request or direction of any of the Holders of the 2017 B Notes outstanding thereunder unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a 2017 B Note may pursue any remedy with respect to the 2017 B Indenture or the 2017 B Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding 2017 B Notes have requested the Trustee to pursue the remedy;

(3) Holders of the 2017 B Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding 2017 B Notes thereunder have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the 2017 B Indenture the Holders of a majority in principal amount of the then total outstanding 2017 B Notes thereunder are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2017 B Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a 2017 B Note or that would involve the Trustee in personal liability.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the 2017 B Indenture, and the Company is required, within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the 2017 B Notes, the Guarantees or the 2017 B Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting 2017 B Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2017 B Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the 2017 B Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the 2017 B Notes issued thereunder. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the 2017 B Notes and have each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of 2017 B Notes to receive payments in respect of the principal of, premium, if any, and interest on the 2017 B Notes when such payments are due solely out of the trust created pursuant to the 2017 B Indenture for those 2017 B Notes;

(2) the Issuer’s obligations with respect to 2017 B Notes concerning issuing temporary 2017 B Notes, registration of such 2017 B Notes, mutilated, destroyed, lost or stolen 2017 B Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the 2017 B Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the 2017 B Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the 2017 B Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company or the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to those 2017 B Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the 2017 B Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the 2017 B Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the 2017 B Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such 2017 B Notes, and the Issuer must specify whether such 2017 B Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the 2017 B Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the 2017 B Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the 2017 B Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The 2017 B Indenture will be discharged and will cease to be of further effect as to all 2017 B Notes issued thereunder, when either:

(1) all 2017 B Notes theretofore authenticated and delivered, except lost, stolen or destroyed 2017 B Notes which have been replaced or paid and 2017 B Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all 2017 B Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the 2017 B Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the 2017 B Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption thereof, as the case may be;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to the 2017 B Indenture or the 2017 B Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the 2017 B Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the 2017 B Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 2017 B Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the 2017 B Indenture, any Guarantee and the 2017 B Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes issued thereunder then outstanding, other than 2017 B Notes issued thereunder beneficially owned by the Company or any of its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2017 B Notes issued thereunder, and any existing Default or Event of Default or compliance with any provision of the 2017 B Indenture or the 2017 B Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 2017 B Notes issued thereunder, other than 2017 B Notes issued thereunder beneficially owned by the Company or any of its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for such 2017 B Notes).

The Indenture will provide that, without the consent of each affected Holder of 2017 B Notes issued thereunder, an amendment or waiver may not, with respect to any 2017 B Notes issued thereunder held by a non-consenting Holder:

(1) reduce the principal amount of such 2017 B Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any such 2017 B Note or alter or waive the provisions with respect to the redemption of such 2017 B Notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any 2017 B Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the 2017 B Notes (except a rescission of acceleration of the 2017 B Notes by the Holders of at least a majority in aggregate principal amount of the 2017 B Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the 2017 B Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any 2017 B Note payable in money other than that stated therein;

(6) make any change in the provisions of the 2017 B Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the 2017 B Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s 2017 B Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s 2017 B Notes;

(9) make any change to the ranking of the 2017 B Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the 2017 B Indenture, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the 2017 B Notes; or

(11) after the Issuer’s obligation to purchase 2017 B Notes arises thereunder, amend, change or modify in any respect materially adverse to the Holders of the 2017 B Notes the obligations of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or, after such Change or Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the Holders of the 2017 B Notes.

Notwithstanding the foregoing, the Issuer and the Trustee may amend or supplement the 2017 B Indenture and the 2017 B Notes and the Issuer, the Trustee and the Guarantors may amend or supplement any Guarantee issued under the 2017 B Indenture, in each case, without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated 2017 B Notes in addition to or in place of certificated 2017 B Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the 2017 B Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the 2017 B Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the 2017 B Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to add a Guarantor under the 2017 B Indenture;

(10) to conform the text of the 2017 B Indenture or the Guarantees or the 2017 B Notes issued thereunder to any provision of this “Description of the Series B Notes” to the extent that such provision in this “Description of the Series B Notes” was intended to be a verbatim recitation of a provision of the 2017 B Indenture, Guarantee or 2017 B Notes;

(11) to provide for the issuance of 2017 B Exchange Notes or private exchange notes, which are identical to 2017 B Exchange Notes except that they are not freely transferable; or

(12) to make any amendment to the provisions of the 2017 B Indenture relating to the transfer and legending of 2017 B Notes as permitted by the 2017 B Indenture, including to facilitate the issuance and administration of the 2017 B Notes; provided, however, that (i) compliance with the 2017 B Indenture as so amended would not result in 2017 B Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer 2017 B Notes.

However, no amendment or supplement to the 2017 B Indenture or the 2017 B Notes that modifies or waives the specific rights or obligations of the Paying Agent, registrar or transfer agent may be made without the consent of such agent (it being understood that the Trustee’s execution of any such amendment or supplement will constitute such consent if the Trustee is then also acting as such agent).

The consent of the Holders is not necessary under the 2017 B Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The 2017 B Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The 2017 B Indenture will provide that the Holders of a majority in principal amount of the outstanding 2017 B Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The 2017 B Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the 2017 B Indenture at the request of any Holder of 2017 B Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The 2017 B Indenture, the 2017 B Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the 2017 B Indenture. For purposes of the 2017 B Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“2017 A Exchange Notes” means new notes of the Issuer issued in exchange for the 2017 A Notes pursuant to, or as contemplated by, the 2017 A Registration Rights Agreement.

“2017 A Indenture” means the Indenture dated as of the Issue Date by and among the Issuer, the Guarantors and the Trustee, with respect to the 2017 A Notes.

“2017 A Notes Purchase Offer” has the meaning given to such term in the 2017 A Notes Indenture.

“2017 B Exchange Notes” means new notes of the Issuer issued in exchange for the 2017 B Notes pursuant to, or as contemplated by, the 2017 B Registration Rights Agreement.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional 2017 A Notes” means additional 2017 A Notes from time to time issued by the Issuer after this offering under the 2017 A Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any 2017 B Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such 2017 B Note on such Redemption Date; and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at                 , 2012 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (B) all required remaining interest payments (calculated based on the cash interest rate) due on such 2017 B Note through                 , 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such 2017 B Note on such Redemption Date.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or assets in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) (i) the disposition of all or substantially all of the assets of the Company or the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants in the

2017 B Indenture—Merger, Consolidation or Sale of All or Substantially All Assets” or (ii) any disposition that constitutes a Change of Control pursuant to the 2017 B Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants in the 2017 B Indenture—Limitation on Restricted Payments” or the making of any Permitted Investment;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(g) the sale, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the 2017 B Indenture;

(j) any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties as set forth in binding joint venture or similar agreements;

(k) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the 2017 B Indenture;

(l) sales of accounts receivable in connection with the collection or compromise thereof;

(m) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(n) voluntary terminations of Hedging Obligations;

(o) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(p) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(q) the unwinding of any Hedging Obligations;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; or

(s) any disposition in connection with the Transactions.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or

      (b) in the case of the Company or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Arrangements” means the treasury and cash management services pursuant to the Corporate Services Agreement, including any amounts advanced and repaid under the CCOH Mirror Note and the CCU Mirror Note, in each case, solely with respect to the Company’s and its Subsidiaries’ cash from operations.

“CCO” has the meaning set forth in the first paragraph under “General.”

“CCOH Mirror Note” means the Revolving Promissory Note dated as of November 10, 2005 between the Company, as maker, and CCU, as payee, as amended by the first amendment dated as of December     , 2009, as may be further amended, supplemented, restated or otherwise modified from time to time not in violation of the 2017 B Indenture.

“CCU” means Clear Channel Communications, Inc., a Texas corporation, together with its successors.

“CCU Credit Event” means (a) pursuant to or within the meaning of any Bankruptcy Law, CCU (i) commences proceedings to be adjudicated bankrupt or insolvent, (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law, (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors or (v) generally is not paying its debts as they become due or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against CCU in a proceeding in which CCU is to be adjudicated bankrupt or insolvent, (ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of CCU, or for all or substantially all of the property of CCU or (iii) orders the liquidation of CCU and the order or decree remains unstayed and in effect for 60 consecutive days.

“CCU Intercompany Note” means the Amended and Restated Senior Unsecured Term Promissory Note dated December , 2009 between CCO, as maker, and CCU, as payee and as may be further amended, supplemented, restated or otherwise modified from time to time not in violation of the 2017 B Indenture and provided that such amendments, supplements, restatements or other modifications are, in the good faith judgment of the Company, not materially adverse to the Holders.

“CCU Mirror Note” means the Revolving Promissory Note dated as of November 10, 2005 between CCU, as maker, and the Company, as payee, as amended by the first amendment dated December     , 2009, as may be further amended, supplemented, restated or otherwise modified from time to time not in violation of the 2017 B Indenture.

“Change of Control” means the occurrence of any of the following after the Issue Date (and excluding the Transactions):

(1) the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies (other than as a result of a Permitted Debt Restructuring);

(3) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(4) the Company becoming at any time a Wholly-Owned Subsidiary of CCU or merging with and into CCU whether or not it is the surviving entity; or

(5) the Issuer ceasing to be at any time a Wholly-Owned Subsidiary of the Company, including because of having merged with and into CCU, the Company or CCO.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the first paragraph under “General.”

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Company and its Restricted Subsidiaries set forth on the Company’s consolidated balance sheet (excluding any letters of credit except to the extent of unreimbursed amounts drawn thereunder), plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Company and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transactions or any acquisition, (v) penalties and interest relating to taxes, (w) any Special Interest, any “special interest” with respect to other securities and any liquidated damages for failure to timely comply with registration rights obligations, (x) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Company and its Restricted Subsidiaries on such date, to (b) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee not later than 30 days after entering into any commitment providing for the incurrence of Consolidated Indebtedness, that all or any portion of the Consolidated Indebtedness that could be incurred under such commitment at the time such commitment is entered into shall be treated as incurred and outstanding in such amount for all purposes of this calculation (whether or not such Consolidated Indebtedness is outstanding at the time such commitment is entered into) and any subsequent incurrence of such Consolidated Indebtedness under such commitment (including upon repayment and reborrowing) shall not be deemed, for purposes of this calculation, to be the incurrence of Consolidated Indebtedness at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date, and other operational changes that the Company or any of its Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings, synergies and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation; provided, that no cost savings, synergies or operating expense reductions shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses related thereto) or expenses and Transaction Expenses incurred within 180 days of the Issue Date shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any net after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Subsidiary thereof that is the Company or a Restricted Subsidiary in respect of such period,

(6) [Reserved],

(7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(11) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded; and

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence with a deduction for any amount so added back to the extent not so reimbursed within 365 days, expenses with respect to liability or casualty events or business interruption shall be excluded.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Services Agreement” means the Corporate Services Agreement, dated as of November 10, 2005, by and between Clear Channel Management Services, L.P., and the Company, as the same may have been amended or supplemented as of the Issue Date and as may be further amended, supplemented, restated or otherwise modified from time to time; provided, that such amendments, supplements, restatements or other modifications are, in the good faith judgment of the Company, not materially adverse to the Holders.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt or credit facilities, including the Senior Credit Facilities, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any notes, indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means (1) the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less (2) the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company, a Restricted Subsidiary or any direct or indirect parent corporation of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the 2017 B Notes or the date the 2017 B Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members), of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including federal, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of such Person and such Subsidiaries paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of unreimbursed value added taxes to be added back for any four consecutive quarter period shall not exceed $2.0 million; plus

(b) Fixed Charges of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, expenses or charges related to any Equity Offering, Investment, acquisition, asset sale, disposition, recapitalization, the incurrence, repayment or refinancing of Indebtedness permitted to be incurred by the 2017 B Indenture (including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including the effects of expensing all transaction related expenses in accordance with FAS 141(R) and gains or losses associated with FIN 45)), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the 2017 B Notes, the 2017 A Notes, the Exchange Notes or the Senior Credit Facilities; plus

(e)(w) Transaction Expenses to the extent deducted (and not added back) in computing Consolidated Net Income, (x) the amount of any severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, (y) any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date, and (z) to the extent deducted (and not added back) in computing Consolidated Net Income, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing; provided that the aggregate amount added back pursuant to subclause (z) of this clause (e) shall not exceed 10% of the LTM Cost Base in any four consecutive four quarter period; plus

(f) any other non-cash charges, including any (i) write-offs or write-downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) [Reserved]; plus

(h) [Reserved]; plus

(i) solely for purposes of determining the amount of EBITDA in connection with calculating the Consolidated Leverage Ratio and the Senior Leverage Ratio, the amount of cost savings projected by the Company in good faith to be realized as a result of specified actions identified and taken on or prior to June 30, 2011; provided, that (A) such actions and amounts are reasonably identifiable and factually supportable, (B) such actions have an ongoing (and other than temporary) impact on the Company’s direct operating expenses, selling, general and administrative expenses or corporate expenses, as determined in good faith by the Company, (C) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges that are otherwise added back in computing EBITDA with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed in any four-quarter period ended after September 30, 2009, an amount equal to $58,800,000; plus

(j) to the extent no Default or Event of Default has occurred and is continuing, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “Certain Covenants in the 2017 B Indenture—Transactions with Affiliates” deducted (and not added back) in computing Consolidated Net Income; plus

(k) any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of a Guarantor (other than Disqualified Stock);

(2) decreased by (without duplication) any non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable, and

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or of a direct or indirect parent of the Company (excluding Disqualified Stock), other than:

(1) public offerings with respect to any such Person’s common stock registered on Form S-8;

(2) issuances to the Company or any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means both the 2017 B Exchange Notes and the 2017 A Exchange Notes.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Company from,

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Event” means any default or acceleration under the Credit Agreement described in the definition of Senior Credit Facilities as in effect on the Issue Date pursuant to which the Company or any Restricted Subsidiary is a borrower or guarantor thereunder subject to a $150.0 million sublimit thereunder (and any amendments, extensions, modifications, refinancings, refundings, renewals, restatements or supplements thereof so long as the Company or any Restricted Subsidiary is a borrower or guarantor thereunder and is subject to the $150.0 million sublimit thereunder), if such default or acceleration results from, or is attributable to, any event, condition or circumstance (including a CCU Credit Event) attributable to CCU and its Subsidiaries other than the Company and its Subsidiaries so long as, to the extent legally permitted to do so (including pursuant to any suit or other legal proceeding in a court of competent jurisdiction related to a CCU Credit Event), the Company and its Subsidiaries have repaid (or reserved or set aside cash for repayment in a restricted account) the principal amount equal to the Indebtedness and other Obligations owed by the Company and its Subsidiaries under such Credit Agreement.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Foreign Subsidiary of the Company and (c) any Domestic Subsidiary (i) that is a Subsidiary of a Foreign Subsidiary of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code or

(ii) that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the stock of one or more Foreign Subsidiaries of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Existing Senior Notes” means CCU’s 4.5% Senior Notes Due 2010, 6.25% Senior Notes Due 2011, 4.4% Senior Notes Due 2011, 5.0% Senior Notes Due 2012, 5.75% Senior Notes Due 2013, 5.5% Senior Notes Due 2014, 4.9% Senior Notes Due 2015, 5.5% Senior Notes Due 2016, 10.75% Senior Cash Pay Notes due 2016, 11.00%/11.75% Senior Toggle Notes due 2016, 6.875% Senior Debentures Due 2018 and 7.25% Debentures Due 2027.

“Existing Senior Notes Indentures” means (a) the Senior Indenture dated as of October 1, 1997 between CCU and The Bank of New York, as trustee, as the same may have been amended or supplemented as of the Issue Date and (b) the Indenture dated as of July 30, 2008 between among CCU, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, as the same may have been amended or supplemented as of the Issue Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Company or a Restricted Subsidiary during such period; plus

(3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Company or a Restricted Subsidiary during such period.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the 2017 B Indenture and the 2017 B Notes (and 2017 B Exchange Notes).

“Guarantor” means, each Person that Guarantees the 2017 B Notes (and 2017 B Exchange Notes) in accordance with the terms of the 2017 B Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Company (other than a Foreign Subsidiary or a Subsidiary that meets the criteria of clause (c) of the definition of Excluded Subsidiary) that is a Restricted Subsidiary and not a Restricted Guarantor, whose total assets, together with the total assets of all such Restricted Subsidiaries that are not Restricted Guarantors, at the last day of the end of the most recently ended fiscal quarter of the Company for which financial statements are publicly available did not exceed 3.5% of Total Assets at such date or (b) whose gross revenues, together with the gross revenues of all such other Restricted Subsidiaries that are not Restricted Guarantors (other than a Foreign Subsidiary of the Company or a Subsidiary of the Company that meets the criteria of clause (c) of the definition of Excluded Subsidiary), for the most recently ended period of four consecutive fiscal quarters of the Company for which financial statements are publicly available did not exceed 3.5% of the consolidated gross revenues of the Company and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Indentures” means both the 2017 A Indenture and the 2017 B Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Goldman, Sachs & Co, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Moelis & Company LLC, Morgan Stanley & Co. Incorporated and RBS Securities Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and the Subsidiaries of the Company;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants in the 2017 B Indenture—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Investors” means Thomas H. Lee Partners L.P. and Bain Capital LLC, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means                         , 2009.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTM Cost Base” means, for any consecutive four quarter period, the sum of (a) direct operating expenses, (b) selling, general and administrative expenses and (c) corporate expenses, in each case excluding depreciation and amortization, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on unsubordinated Indebtedness required (other than required by clause (1), (2), (3), (4) or (5) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Company, a portion of the aggregate cash proceeds equal to the portion of the outstanding Equity Interests of such non-Wholly-Owned Subsidiary owned by Persons other than the Company and any other Restricted Subsidiary (to the extent such proceeds are committed to be distributed to such Persons). For purposes of this definition only, the term “Asset Sale” shall be deemed to include any Foreign Disposition.

“Notes” means both the 2017 B Notes and the 2017 A Notes.

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or the Issuer, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company or the Issuer, as the case may be, by an Officer of the Company or the Issuer, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the 2017 B Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Issuer, as the case may be, or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the 2017 B Notes, the 2017 A Notes and any other Indebtedness which ranks pari passu in right of payment to the 2017 B Notes; and

(2) with respect to any Guarantor, its Guarantee, its guarantee of the 2017 A Notes and any other Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Debt Restructuring” means (1) any restructuring of all or substantially all of any series, class, tranche or facility of Indebtedness of any direct or indirect parent companies of the Company, (2) any debt workout and similar transactions involving all or substantially all of any series, class, tranche or facility of Indebtedness of any direct or indirect parent companies of the Company, including in connection with any consensual or negotiated arrangement or any court approved or ordered arrangement or plan, (3) any exchange or conversion of all or substantially all of any series, class, tranche or facility of Indebtedness for or to any Equity Interests or any issuance of Equity Interests for cash or other consideration (other than any public offering of Capital Stock and any offering of Capital Stock that is underwritten for resale pursuant to Rule 144A or Regulation S of the Act) as result of which all or substantially all of any series, class, tranche or facility of Indebtedness of such direct or indirect parent companies of the Company is repaid, retired, exchanged for equity, cancelled, extinguished or otherwise discharged, or (4) any other transactions that have substantially the effect of any of the foregoing; provided, however, that in each case, such restructuring, debt workout, exchange, conversion or other transaction does not involve the consensual sale for cash consideration of Capital Stock of any such direct or indirect parent company of the Company owned by the Investors.

“Permitted Holder” means any of the Investors and members of management of the Company (or any of its direct or indirect parent companies) or CCU or CC Media Holdings, Inc. who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) or CCU or CC Media Holdings, Inc. on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Issue Date. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to a binding commitment in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under the 2017 B Indenture;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment, accounts receivable or notes receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment, accounts receivable or notes receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company or any of its direct or indirect parent companies;

(9) Indebtedness (including any guarantee thereof) permitted under the covenant described in “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants in the 2017 B Indenture—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(11) any Investment consisting of a purchase or other acquisition of inventory, supplies, material or equipment;

(12) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $250.0 million and (y) 3.75% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that is engaged in a Similar Business that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (3) above and shall not be included as having been made pursuant to this clause (12);

(13) Investments in any Indebtedness of CCU or any of its Subsidiaries; provided that substantially concurrently with such Investment, such Indebtedness is cancelled or assigned to CCU or an Affiliate thereof (other than the Company or any of its Subsidiaries) in consideration for (x) a permanent reduction in the amount outstanding under the CCU Intercompany Note or (y) a reduction of the amount then owing by the Company under the CCOH Mirror Note, in each case by an amount equal to the fair market value of such Indebtedness;

(14) advances to, or guarantees of Indebtedness of, employees, directors, officers and consultants not in excess of $500,000 outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees consistent with industry practice or past practice, as well as for moving expenses and other similar expenses incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof;

(16) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(17) Investments by the Company or any of its Restricted Subsidiaries in any other Person pursuant to a “local marketing agreement” or similar arrangement relating to a station owned or licensed by such Person;

(18) any performance guarantee and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Company or any Restricted Subsidiary in compliance with the covenant described under “Certain Covenants in the 2017 B Indenture – Liens”;

(19) any purchase or repurchase of the 2017 B Notes; and

(20) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, that does not exceed the greater of (x) $500.0 million and (y) 7.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (3) above and shall not be included as having been made pursuant to this clause (20).

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, appeal bonds or letters of credit to which such Person is a party or account party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Company or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to clause (5) or (18) of the second paragraph of the covenant described under “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that any such Indebtedness that is incurred pursuant to such clause (5) or (18) remains classified as incurred thereunder; and provided further, however, that Liens securing obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to clause (18) extend only to the assets or Equity Interests of Foreign Subsidiaries of the Company;

(7) Liens existing on the Issue Date;

(8) Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Company or any of its Restricted Subsidiaries;

(9) Liens existing on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing obligations under Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Issuer or a Guarantor (other than CCO) permitted to be incurred in accordance with the covenant described under “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be incurred under the 2017 B Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) [Reserved];

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and (9) or in clauses (20) and (33) below; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (20) and (33) at the time the original Lien became a Permitted Lien under the 2017 B Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in clause (20) or clause (33), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under clause (20) or clause (33), as applicable, and not this clause (18) for purposes of determining the principal amount of Indebtedness outstanding under clause (20) or clause (33), as applicable;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing Indebtedness or other obligations which do not exceed $25.0 million in the aggregate at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the 2017 B Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(27) [Reserved];

(28) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under any Credit Facilities or any Affiliate of such a lender, in each case, in the ordinary course of business in respect of any overdraft and related liabilities arising from treasury, depository and cash management services provided by, or any automated clearing house transfers of funds with, lenders under such Credit Facilities or any Affiliate of such a lender;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(33) Liens securing Indebtedness or other obligations under any Credit Facilities which do not exceed $250.0 million in the aggregate at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Permitted Liquidity Liens” means, with respect to any Person:

(1) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(2) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(3) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the 2017 B Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and

(4) Liens that are contractual rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Proceeds Loans” means (a) the $600.0 million loan from the Issuer to CCO made on the Issue Date from the proceeds of the issuance of the 2017 A Notes (the “2017 A Proceeds Loan”), and (b) the $150.0 million loan from the Issuer to CCO made on the Issue Date from the proceeds of the Issuance of the 2017 B Notes (the “2017 B Proceeds Loan”).

“Proceeds Loan Agreements” means each of the Proceeds Loan Agreements dated as of the Issue Date between the Issuer and CCO pursuant to which the Proceeds Loans will be made.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” (i) shall not include the 2017 B Notes (or any Additional 2017 B Notes) or the 2017 A Notes (or any Additional 2017 A Notes) and (ii) shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the 2017 B Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreements” means (a) the Registration Rights Agreement with respect to the 2017 A Notes, dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers (the “2017 A Registration Rights Agreement”), (b) the Registration Rights Agreement with respect to the 2017 B Notes, dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers (the “2017 B Registration Rights Agreement”), and (c) any similar registration rights agreements with respect to any Additional 2017 A Notes or Additional 2017 B Notes, as applicable.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Guarantor” means a Guarantor that is a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary of the Company) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the term and revolving credit facilities under the Credit Agreement, dated as of May 13, 2008, as amended as of July 9, 2008 and July 28, 2008, by and among CCU, the subsidiary guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any agreements, collateral documents, guarantees, instruments, mortgages and notes executed in connection therewith, and any amendments, extensions, modifications, refinancings, refundings, renewals, restatements, or supplements thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, refinance, refund, renew, replace or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such refinancing, refunding or replacement facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“Senior Leverage Ratio” means, as of the date of determination, the ratio of (a) the Pari Passu Indebtedness of the Company and its Restricted Subsidiaries on such date, to (b) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Pari Passu Indebtedness (other than Pari Passu Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Senior Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Leverage Ratio is made (the “Senior Leverage Ratio Calculation Date”), then the Senior Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee not later than 30 days after entering into any commitment providing for the incurrence of any Pari Passu Indebtedness, that all or any portion of the Pari Passu Indebtedness that could be incurred under such commitment at the time such commitment is entered into shall be treated as incurred and outstanding in such amount for all purposes of this calculation (whether or not such Pari Passu Indebtedness is outstanding at the time such commitment is entered into) and any subsequent incurrence of such Pari Passu Indebtedness under such commitment (including upon repayment and reborrowing) shall not be deemed, for purposes of this calculation, to be the incurrence of Pari Passu Indebtedness at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Leverage Ratio Calculation Date, and other operational changes that the Company or any of its Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Senior Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings, synergies and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation; provided, that no cost savings, synergies or operating expense reductions shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Interest” means all additional interest then owing pursuant to any Registration Rights Agreement.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the 2017 B Notes; and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the 2017 B Notes.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Total Assets” means total assets of the Company and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions.

“Transactions” means the offering and issuance of the Notes for cash on the Issue Date, the making of the Proceeds Loans, the partial repayment of the CCU Intercompany Note, the repayment of $50.0 million under the CCU Mirror Note, the amendment and restatement of the CCU Intercompany Note and the amendments to the CCOH Mirror Note and the CCU Mirror Note and transactions related to any of the foregoing and the payment of fees and expenses related to any of the foregoing.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to                         , 2012; provided, however, that if the period from the Redemption Date to                         , 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary, in each case other than the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary of the Company (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants in the 2017 B Indenture—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to each of the ratio tests set forth in the first paragraph of the covenant described under “Certain Covenants in the 2017 B Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) (A) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation and (B) the Senior Leverage Ratio for the Company and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation; provided, however, that in the case of each of clause (A) and (B), such determination is made on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

EXCHANGE OFFER; REGISTRATION RIGHTS

Clear Channel Worldwide Holdings and the guarantors will enter into two Registration Rights Agreements with the Initial Purchasers on the closing date of the issuance of the notes (the “closing date”), one such agreement with respect to each series of notes. In each such agreement, Clear Channel Worldwide Holdings will agree for the benefit of the holders of the applicable series of notes that it will use commercially reasonable efforts to file with the SEC within 210 days after the closing date, and use commercially reasonable efforts to cause to become effective within 270 days after the closing date, a registration statement relating to an offer to exchange such notes for an issue of SEC-registered exchange notes (“exchange notes”) with terms identical to such notes (except that the exchange notes will not be subject to restrictions on transfer or to any potential increase in annual interest rate as described below).

Within ten business days of the SEC declaring the applicable exchange offer registration statement effective, Clear Channel Worldwide Holdings will offer the applicable exchange notes in return for the applicable notes. The applicable exchange offer will remain open for at least 20 business days after the date Clear Channel Worldwide Holdings mails notice of the applicable exchange offer to holders of the applicable notes. Holders of the notes will be required to make certain representations to Clear Channel Worldwide Holdings and the guarantors in order to participate in an exchange offer. For each note surrendered to Clear Channel Worldwide Holdings pursuant to an exchange offer, the holder thereof will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the corresponding note or, if no interest has been paid on such note, from the closing date.

Notes not tendered in an exchange offer shall bear interest at the rate set forth on the cover page of this offering circular and be subject to all the terms and conditions specified in the applicable indenture, including transfer restrictions.

If (i) applicable law or the interpretations of the staff of the SEC do not permit Clear Channel Worldwide Holdings to effect an exchange offer with respect to a particular series of notes, (ii) an exchange offer with respect to a particular series of notes for any other reason is not completed within the time frame described above or (iii) any holder notifies Clear Channel Worldwide Holdings within 20 business days following the applicable exchange offer that, for certain reasons, it was unable to participate in such exchange offer, Clear Channel Worldwide Holdings will, no later than 30 days after such event (but in no event less than 210 days after the closing date), file a shelf registration statement relating to resales of the applicable series of notes and use commercially reasonable efforts to cause it to become effective within 90 days after filing (but in no event less than 270 days after the closing date) and keep that shelf registration statement effective until the expiration of two years from the closing date, or such shorter time period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Clear Channel Worldwide Holdings will, in the event of such a shelf registration, provide to each holder of the applicable notes copies of a prospectus, notify each such holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under a shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the applicable Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

If Clear Channel Worldwide Holdings fails to comply in a timely fashion with the requirements outlined above regarding the completion of an exchange offer (or, if required, a shelf registration statement), and in certain other limited circumstances, the annual interest rate borne by the applicable notes will be increased by 0.25% per annum and an additional 0.25% per annum every 90 days thereafter, up to a maximum additional cash interest of 0.50% per annum, until the exchange offer is completed, the shelf registration statement is declared effective or, with respect to any particular note, such note ceases to be outstanding or is actually sold by the holder thereof pursuant to Rule 144 under circumstances in which any legend borne by such note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by Clear Channel Worldwide Holdings or pursuant to the indenture.

This summary of the provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which are available from us upon request.

PLAN OF DISTRIBUTION

Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated are acting as the joint book-running managers of the offering, and Banc of America Securities LLC, Barclays Capital Inc., Moelis & Company LLC and RBS Securities Inc. are acting as co-managers of the offering. Clear Channel Worldwide Holdings, the guarantors and the Initial Purchasers named below have entered into a purchase agreement with respect to the notes. Subject to certain conditions, the Initial Purchasers have agreed to purchase the principal amount of notes indicated in the following table.

Initial Purchasers	Principal Amount of Notes
Goldman, Sachs & Co.	$
Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC	$
Deutsche Bank Securities Inc.	$
Morgan Stanley & Co. Incorporated	$
Banc of America Securities LLC	$
Barclays Capital Inc.	$
Moelis & Company LLC	$
RBS Securities Inc.	$

Total	$

The Initial Purchasers are committed to take and pay for all of the notes being offered, if any are taken. The initial offering price is set forth on the cover page of this offering circular. After the notes are released for sale, the Initial Purchasers may change the offering price and other selling terms. The offering of the notes by the Initial Purchasers is subject to receipt and acceptance and subject to the Initial Purchasers’ right to reject any order in whole or in part.

The notes have not been registered under the Securities Act. The Initial Purchasers have agreed that they will only offer or sell the notes (A) in the United States to persons who they reasonably believe are qualified institutional buyers in reliance on Rule 144A under the Securities Act, and (B) outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Terms used above have the meanings given to them by Rule 144A and Regulation S under the Securities Act.

In connection with sales outside the United States, the Initial Purchasers have agreed that they will not offer, sell or deliver the notes to, or for the account or benefit of, U.S. persons (i) as part of the Initial Purchasers’ distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering or the date the notes are originally issued. The Initial Purchasers will send to each dealer to whom they sell such notes during such 40-day period a confirmation or other notice setting forth the restrictions on offers and sales of the notes within the United States or to, or for the account or benefit of, U.S. persons.

In addition, with respect to notes initially sold pursuant to Regulation S, until 40 days after the later of the commencement of this offering or the date the notes are originally issued, an offer or sale of such notes within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act.

Clear Channel Worldwide Holdings and the guarantors have agreed in the purchase agreement, subject to certain exceptions, that for a period of 90 days after the date of this offering circular, neither

Clear Channel Worldwide Holdings nor any of the guarantors, without the prior written consent of Goldman, Sachs & Co., will offer, sell, contract to sell or otherwise dispose of any securities of the Company or of Clear Channel Worldwide Holdings that are substantially similar to the notes or the guarantees.

The notes are a new issue of securities with no established trading market. Clear Channel Worldwide Holdings and the guarantors have been advised by the Initial Purchasers that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The Initial Purchasers also may impose a penalty bid. This occurs when the Initial Purchasers reclaim a portion of the underwriting discount received by a broker/dealer because Goldman, Sachs & Co. or its affiliates have repurchased notes sold by or for the account of such Initial Purchasers in stabilizing or short covering transactions.

In connection with the offering, the Initial Purchasers may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Initial Purchasers of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the Initial Purchasers, as well as other purchases by the Initial Purchasers for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Initial Purchasers at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Initial Purchasers have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) they have not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by Clear Channel Worldwide Holdings of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Initial Purchasers have represented and agreed that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Clear Channel Worldwide Holdings; and

(b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under

Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the Initial Purchasers have agreed that they will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Clear Channel Worldwide Holdings and the guarantors have agreed to indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act.

The Initial Purchasers and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

Most of the Initial Purchasers are lenders under Clear Channel Communications’ senior secured credit facilities. An amount equal to the aggregate principal amount of the Series B notes issuance will be used to repay indebtedness under these facilities.